Exhibit 10.2

$383,612,600

SENIOR SUBORDINATED

BRIDGE LOAN AGREEMENT

Dated as of October 17, 2005,

Among

AFFINION GROUP HOLDINGS, INC.,

AFFINION GROUP, INC.,

as Borrower,

THE LENDERS PARTY HERETO,

CREDIT SUISSE, CAYMAN ISLANDS BRANCH,

as Administrative Agent,

DEUTSCHE BANK SECURITIES INC.,

as Syndication Agent,

and

BANC OF AMERICA BRIDGE LLC,

and

BNP PARIBAS SECURITIES CORP.,

as Documentation Agents

CREDIT SUISSE FIRST BOSTON LLC,

as Joint Lead Arranger and Joint Bookrunner

and

DEUTSCHE BANK SECURITIES INC.,

as Joint Lead Arranger and Joint Bookrunner

i

Exhibits and Schedules

Annex A	Subordination Provisions

Exhibit A	Form of Assignment and Acceptance
Exhibit B	Form of Administrative Questionnaire
Exhibit C	Form of Borrowing Request
Exhibit D	Form of Guarantee Agreement

Schedule 1.01(a)	EBITDA Scheduled Adjustments
Schedule 1.01(b)	Immaterial Subsidiaries
Schedule 1.01(c)	Subsidiary Spin-off
Schedule 1.01(d)	Unrestricted Subsidiaries
Schedule 2.01	Commitments and Lenders
Schedule 3.01	Organization and Good Standing
Schedule 3.04	Governmental Approvals
Schedule 3.05(a)	Financial Statements
Schedule 3.05(b)	Liabilities/Long-Term Obligations
Schedule 3.07(b)	Possession under Leases
Schedule 3.08(a)	Subsidiaries
Schedule 3.08(b)	Subscriptions
Schedule 3.13	Taxes
Schedule 3.15	Employee Benefit Plans
Schedule 3.16	Environmental Matters
Schedule 3.20	Labor Matters
Schedule 3.21	Insurance
Schedule 4.01(b)	Local U.S. and/or Foreign Counsel
Schedule 6.01	Indebtedness
Schedule 6.02(a)	Liens
Schedule 6.04	Investments; Intercompany Loans
Schedule 6.07	Transactions with Affiliates

v

SENIOR SUBORDINATED BRIDGE LOAN AGREEMENT (this “Agreement”), dated as of October 17, 2005, among AFFINION GROUP HOLDINGS, INC., a Delaware corporation (“Holdings”), AFFINION GROUP, INC., a Delaware corporation (the “Borrower”), the LENDERS (as hereinafter defined) from time to time party hereto, CREDIT SUISSE, CAYMAN ISLANDS BRANCH, as administrative agent for the Lenders (“Credit Suisse” or, together with any successor administrative agent appointed pursuant hereto, in such capacity, the “Administrative Agent”), DEUTSCHE BANK SECURITIES INC. (“DBSI”), as syndication agent (in such capacity, the “Syndication Agent”) and BANC OF AMERICA BRIDGE LLC (“Banc of America Bridge”) and BNP PARIBAS SECURITIES CORP. (“BNPPSC”), as documentation agents (in such capacity, each, a “Documentation Agent” and together, the “Documentation Agents”).

WHEREAS, Holdings was organized by the Fund, to acquire (the “Acquisition”) (a) all of the Equity Interests in Cendant Marketing Group, LLC (formerly, Cendant Membership Services Holdings LLC, “CMG”), a Delaware limited liability company and a direct wholly owned subsidiary of Cendant Corporation, a Delaware corporation (the “Seller”), and (b) 10,000,000 ordinary shares of £1 each in the capital of Cendant International Holdings Limited, a private company limited by shares incorporated in England and Wales with registered number 3458969 and an indirect wholly owned subsidiary of the Seller (“CIH” and, together with CMG, the “Companies”);

WHEREAS, in order to effect the Acquisition, Holdings created the Borrower, its wholly owned Subsidiary, and the Seller, Holdings and the Borrower entered into the Purchase Agreement, dated as of July 26, 2005 (as amended by Amendment No. 1, dated as of the date hereof, and as further amended from time to time in accordance with the terms hereof and thereof, the “Purchase Agreement”), setting forth the terms and conditions of the Acquisition;

WHEREAS, in connection with the consummation of the Acquisition and the payment of certain fees and expenses related thereto, the Borrower has requested the Lenders to extend credit in the form of Bridge Loans on the Closing Date in an aggregate principal amount not in excess of $383,612,600.

NOW, THEREFORE, the Lenders are willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“Acquisition” shall have the meaning assigned to such term in the recitals hereto.

“Adjusted Eurocurrency Rate” shall mean, for any Interest Period, an interest rate per annum equal to the rate per annum obtained by dividing (i) the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time), on the date that is two Business Days prior to the commencement of such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in U.S. Dollars (as set forth by any service selected by the Administrative Agent that has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such interest period or to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in U.S. Dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period, by (ii) a percentage equal to 100% minus the Eurocurrency Rate Reserve Percentage for such Interest Period.

“Administrative Agent” shall have the meaning assigned to such term in the preamble hereto.

“Administrative Questionnaire” shall mean an Administrative Questionnaire in the form of Exhibit B or in such other form as may be supplied by the Administrative Agent.

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified.

“Agent Parties” shall have the meaning assigned to such term in Section 10.18(c).

“Agents” shall mean the Administrative Agent, the Syndication Agent and the Documentation Agents.

“Agreement” shall have the meaning assigned to such term in the preamble hereto, as amended from time to time in accordance with the terms hereof.

“Applicable Insurance Laws and Regulations” shall mean any laws, rules and regulations of any government or governmental authority or agency, including of any Applicable Insurance Regulatory Authority, applicable to the Insurance Business or the Insurance Subsidiaries.

“Applicable Insurance Regulatory Authority” shall mean, when used with respect to any Insurance Subsidiary, the insurance department or similar administrative authority or agency located in (x) the state or other jurisdiction in which such Insurance Subsidiary is domiciled or (y) to the extent asserting regulatory jurisdiction over such Insurance Subsidiary, the insurance department, authority or agency in each state or other jurisdiction in which such Insurance Subsidiary is licensed, and shall include any Federal insurance regulatory department, authority or agency that may be created in the future and that asserts regulatory jurisdiction over such Insurance Subsidiary.

“Approved Fund” shall have the meaning assigned to such term in Section 10.04(b).

“Asset Acquisition” shall mean, for purposes of calculating any financial ratios, any Permitted Business Acquisition the aggregate consideration for which exceeds $1,000,000.

“Asset Disposition” shall mean, for purposes of calculating any financial ratios, any sale, transfer or other disposition by the Borrower or any Subsidiary to any person other than the Borrower or any Subsidiary, to the extent otherwise permitted hereunder of any asset or group of related assets (other than inventory or other assets sold, transferred or otherwise disposed of in the ordinary course of business) in one or a series of related transactions, the Net Proceeds from which exceed $1,000,000.

“Assignee” shall have the meaning assigned to such term in Section 10.04(b).

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee, and accepted by the Administrative Agent and the Borrower (if required by Section 10.04), in the form of Exhibit A or such other form as shall be approved by the Administrative Agent.

“Available Free Cash Flow Amount” shall have the meaning assigned to such term in, and shall be calculated to be same as such amount in, the Credit Agreement.

“Banking Subsidiary” shall mean any Subsidiary that is an Insured Depository Institution (as defined in Section 3 of the Federal Deposit Insurance Act, 12 U.S.C. § 1813).

“Bankruptcy Law” means Title 11, U.S. Code, or any similar foreign, federal or state law for the relief of debtors.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” shall mean, as to any person, the board of directors or managers, as applicable, of such person (or, if such person is a partnership, the board of directors or other governing body of the general partner of such person) or any duly authorized committee thereof.

“Borrower” shall have the meaning assigned to such term in the preamble hereto.

“Borrowing” shall mean the incurrence of the Bridge Loans.

“Borrowing Request” shall mean a request by the Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C.

“Breakage Event” shall have the meaning assigned to such term in Section 2.16.

“Bridge Loans” shall mean the initial loans made by the Lenders to the Borrower pursuant to clause (a) of Section 2.01 and shall include any interest in excess of the Cash Cap to the extent paid in the form of additional Bridge Loans pursuant to Section 2.13(a)(iii).

“Budget” shall have the meaning assigned to such term in Section 5.04(f).

“Business Day” shall mean any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided, that when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in the applicable currency in the London interbank market.

“Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP and, for purposes hereof, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Cash Cap” shall have the meaning assigned to such term in Section 2.13(a)(iii).

“Cash Interest Expense” shall mean, with respect to any person on a consolidated basis for any period, Interest Expense for such period, less, without duplication, the sum of (a) pay-in-kind Interest Expense or other noncash Interest Expense (including as a result of the effects of purchase accounting), (b) to the extent included in Interest Expense, the amortization of any financing fees paid by, or on behalf of, Holdings, the Borrower or any Subsidiary, including such fees paid in connection with the Transactions, (c) the amortization of debt discounts, if any, or fees in respect of Swap Agreements and (d) cash interest income of Holdings, the Borrower and the Subsidiaries for such period; provided, that Cash Interest Expense shall exclude any one-time financing fees paid in connection with the Transactions or one-time amendment fees paid in connection with any amendment of this Agreement.

“Cendant” shall mean Cendant Corporation, a Delaware corporation.

A “Change in Control” shall be deemed to occur if:

(a) a majority of the seats (other than vacant seats) on the Board of Directors of Holdings shall at any time be occupied by persons who were neither (a) nominated by the Board of Directors of Holdings or a Permitted Holder, (b) appointed by directors so nominated nor (c) appointed by the Fund or a Fund Affiliate; or

(b) a “change of control” shall occur under (i) the Senior Notes, any Senior Subordinated Notes or any Demand Securities or any Permitted Refinancing Indebtedness in respect of any of the foregoing, (ii) the Seller Preferred Equity or (iii) any Material Indebtedness; or

(c) Holdings shall fail to own, directly or indirectly, beneficially and of record, 100% of all issued and outstanding Equity Interests of the Borrower; or

(d) Permitted Holders, collectively, shall fail to own beneficially, directly or indirectly, in the aggregate Equity Interests representing at least 51% of (i) the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Holdings or (ii) the common stock represented by the issued and outstanding Equity Interests of Holdings.

“Change in Law” shall mean (a) the adoption of any law, rule or regulation after the Closing Date, (b) any change in law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any written request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date.

“Charges” shall have the meaning assigned to such term in Section 10.09.

“CIH” shall have the meaning assigned to such term in the recitals hereto.

“Closing Date” shall mean October 17, 2005.

“CMG” shall have the meaning assigned to such term in the recitals hereto.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Bridge Loans hereunder on the Closing Date, expressed as an amount representing the maximum aggregate permitted principal amount of the Bridge Loans to be made by such Lender hereunder on the Closing Date. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Lenders’ Commitments is $383,612,600.

“Communications” shall have the meaning assigned to such term in Section 10.18(a).

“Companies” shall have the meaning assigned to such term in the recitals hereto.

“Conduit Lender” shall mean any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument; provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender; provided, further that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 2.15, 2.16, 2.17 or 10.05 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Commitment.

“Consolidated Debt” at any date shall mean the sum of (without duplication) all Indebtedness (other than letters of credit, to the extent undrawn) consisting of Capital Lease Obligations, bankers’ acceptances, Indebtedness for borrowed money, Disqualified Stock and Indebtedness in respect of the deferred purchase price of property or services of the Borrower and the Subsidiaries determined on a consolidated basis on such date.

“Consolidated Fixed Charges” shall mean, with respect to the Borrower and the Subsidiaries on a consolidated basis for any period, the sum, without duplication, of:

(a) the consolidated interest expense (net of interest income) to the extent it relates to Indebtedness of the Borrower and the Subsidiaries for such period, and to the extent such expense was deducted in computing Consolidated Net Income, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to obligations under any Swap Agreement, but excluding the amortization or write-off of deferred financing fees or expenses of any bridge or other financing fee in connection with the Transactions; plus

(b) the consolidated interest of the Borrower and the Subsidiaries that was capitalized during such period; plus

(c) any interest expense on Indebtedness of another person that is Guaranteed by the Borrower and the Subsidiaries or secured by a Lien on assets of the Borrower and the Subsidiaries, whether or not such Guarantee or Lien is called upon;

in each case, on a consolidated basis and in accordance with GAAP.

“Consolidated Leverage Ratio” shall mean, on any date, the ratio of (a) Consolidated Total Debt as of such date to (b) EBITDA for the period of four consecutive fiscal quarters most recently ended as of such date, all determined on a consolidated basis in accordance with GAAP; provided, that to the extent any Asset Disposition or Asset Acquisition (or any similar transaction or transactions that require a waiver or a consent of the provisions of Section 6.04 or Section 6.05 by the Required Lenders pursuant to Section 10.08 and such waiver or consent has been obtained in accordance with the terms hereof), including the Transactions, has occurred during the relevant Test Period, EBITDA shall be determined for the respective Test Period on a Pro Forma Basis for such occurrences.

“Consolidated Net Income” shall mean, with respect to any person for any period, the aggregate of the Net Income of such person and its subsidiaries for such period, on a consolidated basis, plus the amount that the provision for taxes exceeds cash taxes paid by such Person and its Restricted Subsidiaries in such period; provided, however, that, without duplication,

(a) any net after-tax extraordinary or nonrecurring or unusual gains, losses, income, expense or charges (less all fees and expenses relating thereto), including, without limitation, any severance, relocation or other restructuring costs and transition expenses incurred as a direct result of the transition of the Borrower to an independent operating company in connection with the Transactions and fees, expenses or charges related to any offering of Equity Interests of such person, any Investment, any acquisition or any offering of Indebtedness permitted to be incurred by this Agreement (in each case, whether or not successful), including any such fees, expenses or charges related to the Transactions, in each case, shall be excluded;

(b) any increase in amortization or depreciation or any one-time non-cash charges resulting from purchase accounting in connection with any acquisition that is consummated on or after the Closing Date shall be excluded;

(c) the cumulative effect of a change in accounting principles during such period shall be excluded;

(d) any net after-tax gains or losses on disposal of discontinued operations shall be excluded;

(e) any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by senior management or the Board of Directors of the Borrower) shall be excluded;

(f) any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness shall be excluded;

(g) the Net Income for such period of any person that is not a subsidiary of such person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments actually paid in cash (or to the extent converted into cash) to the referent person or a subsidiary thereof in respect of such period;

(h) the Net Income for such period of any subsidiary of such person shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such subsidiary or its equityholders, unless such restrictions with respect to the payment of dividends or similar distributions have been legally waived; provided, that the Consolidated Net Income of such person shall be increased by the amount of dividends or other distributions or other payments actually paid in cash (or converted into cash) by any such subsidiary to such person or a subsidiary of such person (subject to the provisions of this clause (h)), to the extent not already included therein;

(i) any non-cash impairment charge or asset write-off resulting from the application of Statement of Financial Accounting Standards No. 142 and 144, and the amortization of intangibles arising pursuant to No. 141, shall be excluded;

(j) any non-cash expenses realized or resulting from employee benefit plans or post-employment benefit plans, grants of stock appreciation or similar rights, stock options or other rights to officers, directors and employees of such person or any of its Subsidiaries shall be excluded;

(k) any one-time non-cash compensation charges shall be excluded;

(l) non-cash gains, losses, income and expenses resulting from fair value accounting required by Statement of Financial Accounting Standards No. 133 and related interpretations shall be excluded;

(m) the effects of purchase accounting as a result of the Acquisition shall be excluded;

(n) accruals and reserves that are established within twelve months after the Closing Date and that are so required to be established in accordance with GAAP shall be excluded (until such time as such items require an expenditure of cash); and

(p) to the extent not already reflected in Consolidated Net Income, the amount of any accrual, reserve or other charge that reduces Net Income of such Person that was taken in respect of expected or actual Losses by reason of (x) any legal proceedings disclosed in the Offering Circular, including the financial statements included therein, or relating to the same facts and circumstances as disclosed, or (y) a breach or violation of law, in each case, shall be excluded; provided, that (as certified in a Certificate delivered to the Administrative Agent and signed by any two of the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Borrower) the Borrower has (i) a reasonable good faith belief that it is entitled to be indemnified by Cendant pursuant to the Purchase Agreement in respect of such Losses in an amount greater than or equal to the amount to be excluded from the calculation of Consolidated Net Income pursuant to this clause (p) and (ii) provided Cendant a notice in respect of the Borrower’s intent to seek indemnity; provided, further, that (x) if Net Income is increased as a result of any amounts received from Cendant in respect of such an indemnity and the right to be so indemnified was used in a prior period to increase Consolidated Net Income pursuant to this clause (p), such amounts received shall be excluded from Consolidated Net Income and (y) to the extent the actual indemnity received is less than the expected indemnity amount excluded in a prior period pursuant to this clause (p), Consolidated Net Income shall be reduced by the difference in the period in which such lower actual indemnity amounts are received or in which a final judgment of a court of competent jurisdiction is made that the Borrower is entitled to no indemnity.

“Consolidated Total Assets” shall mean, as of any date, the total assets of the Borrower and the Subsidiaries, determined on a consolidated basis in accordance with GAAP, as set forth on the consolidated balance sheet of the Borrower as of such date.

“Consolidated Total Debt” at any date shall mean (i) Consolidated Debt on such date less (ii) the Unrestricted Cash and Permitted Investments of the Borrower and its Subsidiaries on such date; provided, that the Unrestricted Cash and Permitted Investments of any

Subsidiaries that are not Loan Parties to be included in clause (ii) as a reduction of Consolidated Debt may not exceed $15,000,000 in the aggregate.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and “Controlling” and “Controlled” shall have meanings correlative thereto.

“Conversion Date” shall mean October 17, 2006.

“Conversion Fee” shall have the meaning assigned to such term in Section 2.12(a).

“Credit Agreement” shall mean the Credit Agreement dated as of October 17, 2005 among the Borrower, Holdings, the lenders parties thereto, and the other parties thereto in their capacities as Issuing Bank and Swingline Lender, the Administrative Agent, the Syndication Agent and the Documentation Agents, as it may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Credit Agreement Documents” shall mean the Credit Agreement and each of the other “Loan Documents,” as such term is defined in the Credit Agreement.

“Credit Facilities” shall mean any revolving credit facilities (including any letter of credit and swingline loan subfacilities thereunder) and any term loan facilities made available to the Borrower and its Subsidiaries pursuant to the Credit Agreement.

“Cumulative Equity Proceeds Amount” shall have the meaning assigned to such term in, and shall be calculated to be same as such amount in, the Credit Agreement.

“Cure Amount” shall have the meaning assigned to such term in Section 7.03(a).

“Cure Right” shall have the meaning assigned to such term in Section 7.03(a).

“Debt Service” shall mean, with respect to Holdings, the Borrower and the Subsidiaries on a consolidated basis for any period, Cash Interest Expense for such period plus scheduled principal amortization of Consolidated Debt for such period.

“Default” shall mean any event or condition that upon notice, lapse of time or both would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender with respect to which a Lender Default is in effect.

“Demand Offering” shall have the meaning assigned to such term in Section 2.10(b).

“Demand Securities” shall have the meaning assigned to such term in Section 2.10(b).

“Disqualified Stock” shall mean, with respect to any person, any Equity Interests of such person that, by their terms (or by the terms of any security into which such Equity Interests are convertible or for which such Equity Interests are redeemable or exchangeable), or upon the happening of any event, (i) mature or are mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control or asset sale), (ii) are convertible or exchangeable other than at the option of the issuer thereof for Indebtedness or Disqualified Stock or (iii) are redeemable at the option of the holder thereof (other than upon the occurrence of a Change of Control (or similar event), sale or disposition of all or substantially all of the assets of the Borrower and its Subsidiaries, or the acceleration of the Loans, subject, in each case, to the prior payment in full in cash of all Obligations), in whole or in part, in each case prior to 91 days after the latest to mature of any Loan; provided, however, that only the portion of the Equity Interests that so mature or are mandatorily redeemable, are so convertible or exchangeable or are so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, that if such Equity Interests are issued to any employee or to any plan for the benefit of employees of the Borrower or the Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Stock solely because they may be required to be repurchased by the Borrower in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided, still further, that any class of Equity Interests of such person that by its terms authorizes such person to satisfy its obligations thereunder by delivery of Equity Interests that are not Disqualified Stock shall not be deemed to be Disqualified Stock; provided, still further, that the Seller Preferred Equity, as in effect on the date hereof, shall not be deemed to be Disqualified Stock.

“Dividends” shall have the meaning assigned to such term in Section 6.06.

“Documentation Agents” shall have the meaning assigned to such term in the preamble hereto.

“Domestic Subsidiary” shall mean any Subsidiary that is not a Foreign Subsidiary.

“EBITDA” shall mean, with respect to the Borrower and the Subsidiaries on a consolidated basis for any period, the Consolidated Net Income of the Borrower and the Subsidiaries for such period (without giving effect to the amount added to Net Income in calculating Consolidated Net Income for the excess of the provision for taxes over cash taxes) plus (a) the sum of without duplication:

(i) to the extent deducted or otherwise excluded in calculating Consolidated Net Income for such period, provision for taxes based on income, profits or capital of the Borrower and the Subsidiaries for such period, without duplication, including, without limitation, state franchise and similar taxes, and including an amount equal to the amount of tax distributions actually made to the holders of Equity Interests of the Borrower and the Subsidiaries in respect of such period in accordance with Section 6.06(b), which shall be included as though such amounts had been paid as income taxes directly by the Borrower or any Subsidiary; plus

(ii) to the extent deducted or otherwise excluded in calculating Consolidated Net Income for such period, Consolidated Fixed Charges of the Borrower and the Subsidiaries for such period; plus

(iii) to the extent deducted or otherwise excluded in calculating Consolidated Net Income for such period, depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash charges or expenses to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of the Borrower and the Subsidiaries for such period; plus

(iv) to the extent deducted or otherwise excluded in calculating Consolidated Net Income for such period, the amount of any restructuring charges or expenses (which, for the avoidance of doubt, shall include retention payments and special supplemental bonus payable in connection with the Acquisition or otherwise, exit costs, severance payments, systems establishment costs or excess pension charges); plus

(v) EBITDA Scheduled Adjustments; plus

(vi) an amount of $3,000,000 for each of the four consecutive calendar quarters commencing with the calendar quarter beginning January 1, 2005, representing anticipated cost savings from the 2005 Reorganization (as defined in the Offering Circular); plus

(vii) to the extent permitted to be paid pursuant to Section 6.07(b), the amount of management, monitoring, consulting and advisory fees and related expenses paid to the Fund or any Fund Affiliate (or any accruals relating to such fees and related expenses) during such period; provided, however, that such amount shall not exceed in any four-quarter period the greater of (x) $2,500,000 and (y) 1% of EBITDA of the Borrower and the Subsidiaries on a consolidated basis for the immediately preceding fiscal year (calculated without giving effect to this clause (vii)); minus

(b) non-cash items increasing such Consolidated Net Income for such period (excluding the recognition of deferred revenue or any non-cash items which represent the reversal of any accrual of, or reserve for, anticipated cash charges in any prior period and any items for which cash was received in any prior period and excluding amounts increasing Consolidated Net Income pursuant to clause (p) of the definition of Consolidated Net Income);

in each case, on a consolidated basis and determined in accordance with GAAP; provided, that for purposes of calculating EBITDA for any period including a fiscal quarter ended June 30, 2005 or earlier, EBITDA for any such applicable fiscal quarter shall be, in the case of the fiscal quarter ended, (A) September 30, 2004, $68,100,000, (B) December 31, 2004, $84,400,000, (C) March 31, 2005, $53,900,000, and (D) June 30, 2005, $52,400,000.

Notwithstanding the preceding, the provision for taxes based on the income or profits of, the Consolidated Fixed Charges of, the depreciation and amortization and other non-cash expenses or non-cash items of and the restructuring charges or expenses of, a Subsidiary of the Borrower will be added to (or subtracted from, in the case of non-cash items described in clause (b) above) Consolidated Net Income to compute EBITDA, (A) in the same proportion that the Net Income of such Subsidiary was added to compute such Consolidated Net Income of the Borrower, and (B) only to the extent that a corresponding amount of the Net Income of such Subsidiary would be permitted at the date of determination to be dividended or distributed to the Borrower by such Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

“EBITDA Scheduled Adjustments” shall mean the adjustments to EBITDA set forth on Schedule 1.01(a) attached hereto.

“EMU Legislation” shall mean the legislative measures of the European Union for the introduction of, changeover to or operation of the euro in one or more member states.

“Engagement Letter” shall mean the Engagement Letter dated July 26, 2005, by and among Holdings, the Borrower and the Joint Lead Arrangers.

“environment” shall mean ambient and indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources such as flora and fauna, the workplace or as otherwise defined in any Environmental Law.

“Environmental Laws” shall mean all applicable laws (including common law), rules, regulations, codes, ordinances, orders, decrees, directives, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the generation, management, Release or threatened Release of, or exposure to, any Hazardous Material or to health and safety matters (to the extent relating to the environment or Hazardous Materials).

“Equity Financing” shall mean, in connection with the consummation of the Acquisition, the issuance by Holdings of Equity Interests to the Permitted Holders and the Seller Preferred Equity to the Seller and/or its designee.

“Equity Financing Documents” shall mean, collectively, (a) the Registration Rights Agreement, dated as of the date hereof, between Holdings and Affinion Group Holdings, LLC, (b) the Subscription Agreement and Redemption Agreement, dated as of the date hereof, between Holdings and Affinion Group Holdings, LLC, (c) the Seller Warrants, and (d) the Seller Preferred Equity Documents, as the same may be amended from time to time in accordance with the terms hereof and thereof.

“Equity Interests” of any person shall mean any and all shares, interests, rights to purchase or otherwise acquire, warrants, options, participations or other equivalents of or interests in (however designated) equity or ownership of such person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest, and any securities or other rights or interests convertible into or exchangeable for any of the foregoing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with Holdings, the Borrower or a Subsidiary, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any Reportable Event; (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, the failure to make by its due date a required installment under Section 412(m) of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (d) the incurrence by Holdings, the Borrower, a Subsidiary or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by Holdings, the Borrower, a Subsidiary or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention, or the institution by the PBGC of proceedings, to terminate any Plan or to appoint a trustee to administer any Plan; (f) the incurrence by Holdings, the Borrower, a Subsidiary or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by Holdings, the Borrower, a Subsidiary or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from Holdings, the Borrower, a Subsidiary or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“euro” or “€” shall mean the currency constituted by the Treaty on the European Union and as referred to in the EMU Legislation.

“Eurocurrency Liabilities” has the meaning specified in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurocurrency Rate Reserve Percentage” means, with respect to any Interest Period, the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurocurrency Borrowings denominated in U.S. Dollars is determined) having a term equal to such Interest Period.

“Event of Default” shall have the meaning assigned to such term in Section 7.01.

“Exchange” shall have the meaning assigned to such term in Section 2.04(a).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Exchange Date” shall have the meaning assigned to such term in Section 2.04(c).

“Exchange Request” shall have the meaning assigned to such term in Section 2.04(d).

“Excluded Contributions” shall mean the Permitted Investments or other assets (valued at their Fair Market Value as determined in good faith by senior management or the Board of Directors of the Borrower) received by the Borrower from:

(a) contributions in respect of its common stock and

(b) the sale (other than to a Subsidiary of the Borrower or pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Borrower or any of its Subsidiaries) of Equity Interests (other than Disqualified Stock) of the Borrower to Holdings, in each case, as designated as Excluded Contributions pursuant to an Officer’s Certificate executed by a Responsible Officer of the Borrower; provided, that, notwithstanding anything to the contrary, Excluded Contributions shall not include any amounts included in Cumulative Equity Proceeds Amount, any Excluded Equity Proceeds and any Permitted Cure Securities (including the Cure Amount).

“Excluded Equity Proceeds” shall have the meaning assigned to such term in, and shall be calculated to be same as such amount in, the Credit Agreement.

“Excluded Indebtedness” shall mean all Indebtedness permitted to be incurred under Section 6.01 (as amended or waived from time to time) other than Section 6.01(b)(ii), (j)(ii), and (s).

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, the following taxes, including interest, penalties or other additions thereto:

(a) income taxes imposed on (or measured by) its net income or franchise taxes imposed on (or measured by) its gross or net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, in each case including any political subdivision thereof,

(b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (a) above,

(c) any withholding tax that is attributable to a Lender’s failure to comply with Section 2.17(e) (other than as a result of a change in law), and

(d) any withholding tax that is in effect and would apply to amounts payable hereunder by the Borrower at the time such Lender becomes a party to this Agreement (or designates a new Lending Office),

except, in the case of clause (d) above, to the extent that (i) such Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from a Loan Party with respect to any withholding tax pursuant to Section 2.17(a) or (ii) such withholding tax shall have resulted from the making of any payment to a location other than the office designated by the Administrative Agent or such Lender for the receipt of payments of the applicable type.

“Fair Market Value” means, with respect to any asset or property, the price that could be negotiated in an arms’-length transaction between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fees” shall mean the Conversion Fees and any and all other fees payable to the Administrative Agent or any Lender pursuant to this Agreement or any of the other Loan Documents, including the Fee Letter except to the extent related to the Credit Facilities.

“Financial Officer” of any person shall mean the Chief Financial Officer, principal accounting officer, Treasurer, Assistant Treasurer or Controller of such person.

“Flow Through Entity” means an entity that is treated as a partnership not taxable as a corporation, a grantor trust or a disregarded entity for U.S. federal income tax purposes or subject to treatment on a comparable basis for purposes of state, local or foreign tax law.

“Foreign Subsidiary” shall mean any Subsidiary (together with its successors) that is incorporated or organized under the laws of any jurisdiction other than the United States of America, any State thereof or the District of Columbia.

“Fund” shall mean (i) Apollo Overseas Partners V, L.P., (ii) Apollo Netherlands Partners V(A), L.P., (iii) Apollo Netherlands Partners (V)(B), L.P., (iv) Apollo German Partners V GmbH KG & Co., and (v) Apollo Investment Fund V, L.P.

“Fund Affiliate” shall mean (a) each Affiliate of the Fund that is neither a “portfolio company”, whether or not controlled, nor a company controlled by a “portfolio company” or in which a “portfolio company” has made an investment (including joint ventures) and (b) any individual who is a partner or employee of the Fund.

“GAAP” shall mean generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis, subject to the provisions of Section 1.02; provided, that any reference to the application of GAAP in Sections 3.13(a), 3.13(b), 3.20, 5.03, 5.07 and 6.02(e), to a Foreign Subsidiary (and not as a consolidated Subsidiary of the Borrower) shall mean generally accepted accounting principles in effect from time to time in the jurisdiction of organization of such Foreign Subsidiary.

“Governmental Authority” shall mean any federal, state, local or foreign court or governmental agency, authority, instrumentality, regulator or regulatory or legislative body.

“Guarantee” of or by any person (the “guarantor”) shall mean (a) any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay or otherwise) or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, (iv) entered into for the purpose of assuring in any other manner the holders of such Indebtedness or other obligation of the payment thereof or to protect such holders against loss in respect thereof (in whole or in part) or (v) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or other obligation, or (b) any Lien on any assets of the guarantor securing any Indebtedness or other obligation (or any existing right, contingent or otherwise, of the holder of Indebtedness or other obligation to be secured by such a Lien) of any other person, whether or not such Indebtedness or other obligation is assumed by the guarantor; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement.

“Guarantee Agreement” shall mean the Senior Subordinated Guarantee Agreement, in the form of Exhibit D, as amended, supplemented or otherwise modified from time to time, among Holdings and each Subsidiary Loan Party and the Administrative Agent.

“Hazardous Materials” shall mean all pollutants, contaminants, wastes, chemicals, materials, substances and constituents, including explosive or radioactive substances or petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls or radon gas, of any nature subject to regulation or which can give rise to liability under any Environmental Law.

“Holdings” shall have the meaning assigned to such term in the preamble hereto.

“Immaterial Subsidiary” shall mean any Subsidiary that (a) did not, as of the last day of the fiscal quarter of the Borrower most recently ended, have assets with a value in excess of 5% of the Consolidated Total Assets or revenues representing in excess of 5% of total revenues of the Borrower and the Subsidiaries on a consolidated basis as of such date and (b) taken together with all Unrestricted Subsidiaries designated pursuant to clause (ii) of the definition thereof and all other Immaterial Subsidiaries as of the last day of the fiscal quarter of the Borrower most recently ended, did not have assets with a value in excess of 10% of the Consolidated Total Assets or revenues representing in excess of 10% of total revenues of the Borrower and the Subsidiaries on a consolidated basis as of such date; provided, that any Subsidiary that is a “Significant Subsidiary” as such term (or any similar term) is used in the Senior Notes Indenture shall not be an “Immaterial Subsidiary” hereunder. Each Immaterial Subsidiary shall be set forth in Schedule 1.01(b), and the Borrower shall update such Schedule from time to time after the Closing Date as necessary to reflect all Immaterial Subsidiaries at such time (the selection of Subsidiaries to be added to or removed from such Schedule to be made as the Borrower may determine).

“Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such person under conditional sale or other title retention agreements relating to property or assets purchased by such person, (d) all obligations of such person issued or assumed as the deferred purchase price of property or services (other than current trade liabilities and current intercompany liabilities (but not any refinancings, extensions, renewals or replacements thereof) incurred in the ordinary course of business and maturing within 365 days after the incurrence thereof), (e) all Guarantees by such person of Indebtedness of others, (f) all Capital Lease Obligations of such person, (g) all payments that such person would have to make in the event of an early termination, on the date Indebtedness of such person is being determined, in respect of outstanding Swap Agreements, (h) the principal component of all obligations, contingent or otherwise, of such person as an account party in respect of letters of credit, (i) the principal component of all obligations of such person in respect of bankers’ acceptances and (j) the amount of all obligations of such person with respect to the redemption, repayment or other repurchase of any Disqualified Stock (excluding accrued dividends that have not increased the liquidation preference of such Disqualified Stock). The Indebtedness of any person shall include the Indebtedness of any partnership in which such person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness expressly limits the liability of such person in respect thereof; provided, however, that, notwithstanding the foregoing, solely for purposes of calculating any financial covenant in Section 6.10 or Section 6.11 or calculating any financial ratio, Indebtedness shall be deemed not to include (i) contingent obligations incurred in the ordinary course of business, (ii) deferred or prepaid revenues, (iii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller, (iv) with respect to the Borrower, the Seller Preferred Stock, whether or not reflected as a liability of the Borrower on the balance sheet of the Borrower, as in effect as of the Closing Date and as permitted to be amended pursuant to Section 6.08(b), so long as the Borrower and its Subsidiaries do not have any obligations or liabilities in respect thereof, contingent or otherwise, (v) obligations to make payments in respect of money backed guarantees offered to customers in the ordinary course of business, (vi) obligations to make payments to one or more insurers in respect of profit sharing arrangements entered into in the ordinary course of business, or (vii) any Indebtedness of Holdings deemed to be Indebtedness of the Borrower on its balance sheet under GAAP but for which the Borrower and its Subsidiaries do not have any obligations or liabilities, contingent or otherwise.

“Indemnified Taxes” shall mean all Taxes other than Excluded Taxes and Other Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 10.05(b).

“Ineligible Institution” shall mean the persons identified in writing to the Administrative Agent by the Borrower on the Closing Date, and as may be identified in writing to the Administrative Agent by the Borrower from time to time thereafter, with the written consent of the Administrative Agent, by delivery of a notice thereof to the Administrative Agent setting forth such person or persons (or the person or persons previously identified to Agent that are to be no longer considered “Ineligible Institutions”).

“Information” shall have the meaning assigned to such term in Section 3.14(a).

“Information Memorandum” shall mean the Confidential Information Memorandum dated September 2005 for the Credit Facilities, as modified or supplemented prior to the Closing Date.

“Initial Lenders” shall mean Credit Suisse, Deutsche Bank AG Cayman Islands Branch, Banc of America Bridge and BNPPSC and each of their respective affiliates.

“Insurance Business” shall mean one or more aspects of the business of soliciting, administering, selling, issuing or underwriting insurance or reinsurance.

“Insurance Reserves” shall mean all reserves required by Applicable Insurance Laws and Regulations to by maintained by any company engaged in the Insurance Business, including, without limitation, adequate reserves for incurred losses and incurred loss adjustment expenses, whether or not reported.

“Insurance Subsidiary” shall mean any Subsidiary that is licensed by any Applicable Insurance Regulatory Authority to conduct, and conducts, an Insurance Business.

“Interest Coverage Ratio” shall mean, on any date, the ratio of (a) EBITDA to (b) Cash Interest Expense of the Borrower and the Subsidiaries, in each case, for the period of four consecutive fiscal quarters most recently ended as of such date, all determined on a consolidated basis in accordance with GAAP.

“Interest Expense” shall mean, with respect to any person for any period, the sum of, without duplication, (a) gross interest expense of such person for such period on a consolidated basis, including (i) the amortization of debt discounts, (ii) the amortization of all fees (including fees with respect to Swap Agreements) payable in connection with the incurrence of Indebtedness to the extent included in interest expense, (iii) the portion of any payments or accruals with respect to Capital Lease Obligations allocable to interest expense and (iv) net payments and receipts (if any) pursuant to interest rate hedging obligations, and excluding amortization of deferred financing fees and expensing of any bridge or other financing fees, (b) capitalized interest of such person, whether paid or accrued, and (c) commissions, discounts, yield and other fees and charges incurred for such period in connection with any receivables financing of such person or any of its subsidiaries that are payable to persons other than Holdings, the Borrower and the Subsidiaries.

“Interest Payment Date” means, with respect to any Loan, the last day of the Interest Period applicable to such Loan, the Conversion Date and the day on which any Loan is repaid or prepaid.

“Interest Period” means, initially, the period commencing on the Closing Date and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is three months thereafter, and each successive three-month period commencing on the last day of the preceding interest period and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is three months thereafter; provided, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

“Investment” shall have the meaning set forth in Section 6.04.

“Investment Bank” shall mean the investment banks retained by the Borrower pursuant to the Engagement Letter.

“Joint Lead Arrangers” shall Credit Suisse and Deutsche Bank Securities Inc.

“Lender” shall mean each financial institution listed on Schedule 2.01, as well as any person that becomes a “Lender” hereunder pursuant to Section 10.04.

“Lender Default” shall mean (a) the refusal (which has not been retracted) of a Lender to make available its portion of any Borrowing or (b) a Lender having notified in writing the Borrower and/or the Administrative Agent that it does not intend to comply with its obligations under Section 2.06.

“Lending Office” shall mean, as to any Lender, the applicable branch, office or Affiliate of such Lender designated by such Lender to make Loans to the Borrower.

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, hypothecation, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities (other than securities representing an interest in a joint venture that is not a Subsidiary), any purchase option, call or similar right of a third party with respect to such securities; provided, that in no event shall an operating lease or an agreement to sell be deemed to constitute a Lien.

“Loan Documents” shall mean this Agreement, the Guarantee Agreement and any promissory note issued under Section 2.09(e), and solely for the purposes of Sections 4.01(l) and 7.01(c) hereof, the Fee Letter dated July 26, 2005, by and among Holdings, the Borrower, Credit Suisse, the Joint Lead Arrangers and the other parties thereto.

“Loan Parties” shall mean Holdings, the Borrower and the Subsidiary Loan Parties.

“Loans” shall mean the Bridge Loans and the Term Loans.

“Local Time” shall mean New York City time.

“Losses” shall have the meaning assigned to such term in Section 6.01(w).

“Management Group” means the group consisting of the directors, executive officers and other management personnel of Holdings and the Borrower on the Closing Date together with (a) any new directors of Holdings or the Borrower whose election by such Boards of Directors or whose nomination for election by the shareholders of Holdings was approved by a vote of a majority of the directors of Holdings then still in office who were either directors on the Closing Date or whose election or nomination was previously so approved and (b) executive officers and other management personnel of Holdings or the Borrower hired at a time when the directors on the Closing Date together with the directors so approved constituted a majority of the directors of Holdings.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean the existence of any event, development or circumstance that, subsequent to December 31, 2004, has had or could reasonably be expected to have a material adverse effect on (a) the Transactions, (b) the business, property, operations or condition of the Borrower and the Subsidiaries, taken as a whole, or (c) the validity or enforceability of any material Loan Document or the rights and remedies of the Administrative Agent and the Lenders thereunder.

“Material Indebtedness” shall mean Indebtedness (other than Loans) of any one or more of Holdings, the Borrower or any Subsidiary in an aggregate principal amount exceeding $30,000,000.

“Material Subsidiary” shall mean any Subsidiary other than Immaterial Subsidiaries.

“Maturity Date” shall mean April 17, 2014.

“Maximum Rate” shall have the meaning assigned to such term in Section 10.09.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which Holdings, the Borrower or any Subsidiary or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding six plan years made or accrued an obligation to make contributions.

“Netcentives Assets” shall mean the portfolio of patents that relate to online award redemption programs, which expire on December 14, 2015.

“Netcentives Asset Sale” shall mean the sale, conveyance, transfer, license or other disposition of the Netcentives Assets.

“Net Income” shall mean, with respect to any person, the net income (loss) of such person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends minus an amount equal to the amount of tax distributions actually made to the holders of Equity Interests of such person or any parent of such person in respect of a period in accordance with Section 6.06(b(i) as if such amounts had been paid as income taxes directly by such person but only to the extent such amounts have not already been accounted for as taxes reducing the net income (loss) of such person.

“Net Proceeds” shall mean:

(a) 100% of the cash proceeds actually received by any Loan Party (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise and including casualty insurance settlements and condemnation awards, but only as and when received) from any loss, damage, destruction or condemnation of, or any sale, transfer or other disposition (including any sale and leaseback of assets and any mortgage or lease of real property) to any person of any asset or assets of the Borrower or any Subsidiary Loan Party (other than those of the type described in (regardless of whether the Senior Subordinated Exchange Notes Applicable Covenants are then in effect) Section 6.05(a), (b), (c), (e), (f) (except to the extent of any cash consideration), (g), (i), (j), or (m)) net of (i) attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, required debt payments (including, without limitation, mandatory prepayments required by the Credit Agreement) and required payments of other obligations relating to the applicable asset (other than pursuant hereto), other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith and (ii) Taxes paid or payable as a result thereof; provided, that, if no Event of Default exists, the Borrower or any Subsidiary may deliver a certificate of a Responsible Officer of the Borrower to the Administrative Agent promptly after receipt of any such proceeds setting forth the Borrower’s or such Subsidiary’s intention to use, or to commit to use, any portion of such proceeds, to acquire, maintain, develop, construct, improve, upgrade or repair assets useful in the business of the Borrower and the Subsidiary Loan Parties or to make Investments permitted by Section 6.04 (regardless of whether the Senior Subordinated Exchange Notes Applicable Covenants are then in effect), in each case, if such certificate shall have been delivered, within twelve months of such receipt, such portion of such proceeds shall not constitute Net Proceeds except to the extent (A) not so used (or committed to be used) within such twelve-month period or (B) if committed to be used within such twelve-month period, not so used within 18 months of such receipt); provided, further, that (x) no proceeds realized in a single transaction or series of related transactions shall constitute Net Proceeds unless such proceeds shall exceed $5,000,000 and (y) no proceeds shall constitute Net Proceeds in any fiscal year until the aggregate amount of all such proceeds in such fiscal year shall exceed $10,000,000;

(b) 100% of the cash proceeds from the incurrence, issuance or sale by any Loan Party of any Indebtedness (other than Excluded Indebtedness), additional Senior Notes, the Senior Subordinated Notes, Permitted Indebtedness and Demand Securities, in each case, (i) net of all taxes and fees (including investment banking fees), commissions, discounts, costs and other expenses, in each case incurred in connection with such issuance or sale and (ii) in excess of the amount of mandatory prepayments, if any, required (and actually made) under the Credit Agreement; and

(c) 100% of the cash proceeds from the issuance or sale by any Loan Party (including Holdings) of any Equity Interests (other than (x) any such issuance or sale of Equity Interests of a Subsidiary that would constitute a sale, transfer or disposition of assets subject to clause (a) of this definition, (y) Permitted Equity Cure Securities and (z) any such issuance or sale to the Fund or any Fund Affiliate), net of all taxes and fees (including investment banking fees), commissions, costs and other expenses, in each case incurred in connection with such issuance or sale.

For purposes of calculating the amount of Net Proceeds, fees, commissions and other costs and expenses payable to Holdings or the Borrower or any Affiliate of either of them shall be disregarded, except for financial advisory fees customary in type and amount paid to Affiliates of the Fund.

“Non-Consenting Lender” shall have the meaning assigned to such term in Section 2.19(c).

“Note” shall have the meaning assigned to such term in Section 2.09(e).

“Obligations” shall, unless otherwise indicated, have the meaning assigned to the term “Loan Document Obligations” in the Guarantee Agreement.

“Offering Circular” shall mean the offering circular dated October 3, 2005 prepared in connection with the offering of the Senior Notes.

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, the Loan Documents, and any and all interest and penalties related thereto.

“Overdraft Line” shall have the meaning assigned to such term in Section 6.01(r).

“Participant” shall have the meaning assigned to such term in Section 10.04(c).

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Business Acquisition” shall have the meaning assigned to such term in the Credit Agreement, and any calculations and other conditions required to be determined or satisfied for any transaction to constitute a “Permitted Business Acquisition” shall be performed in accordance with the Credit Agreement, so long as immediately after giving effect thereto: (i) no Event of Default shall have occurred and be continuing or would result therefrom; (ii) all transactions related thereto shall be consummated in accordance with applicable laws; and (iii) the person acquired in such acquisition, if acquired by the Borrower or a Domestic Subsidiary, shall be merged into the Borrower or a Subsidiary Loan Party or become upon consummation of such acquisition a Subsidiary Loan Party.

“Permitted Cure Security” shall mean Equity Interests of Holdings other than Disqualified Stock.

“Permitted Holder” shall mean each of (a) the Fund and the Fund Affiliates and (b) the Management Group, with respect to not more than 10% of the total voting power of the Equity Interests of Holdings or the Borrower.

“Permitted Indebtedness” means any unsecured Indebtedness that (a) is expressly subordinated in right of payment to Senior Debt (as defined in Section 8.02) and pari passu or junior in right of payment to the Obligations, subject to Section 6.13, (b) will not mature prior to the Maturity Date, (c) has no scheduled amortization, payments of principal, sinking fund payments or similar scheduled payments, (d) has covenant, default and remedy provisions, in the aggregate, substantially as set forth in the Senior Subordinated Exchange Notes Indenture or otherwise no more restrictive or expansive in scope than those contained in Senior Notes Indenture (except as may be appropriate for senior subordinated notes in high yield debt offerings), and (e) the terms and provisions of which are otherwise permitted under this Agreement.

“Permitted Investments” shall mean:

(a) U.S. Dollars, Sterling, euros, or, in the case of any Foreign Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(b) securities issued or directly and fully guaranteed or insured by the government of, or any agency or instrumentality thereof, the United States of America, Mexico or any member state of the European Union, in each case, with maturities not exceeding two years after the date of acquisition;

(c) in the case of any Foreign Subsidiary, securities issued or directly and fully guaranteed or insured by the government of, or any agency or instrumentality thereof, in each case with maturities not exceeding 270 days after the date of acquisition and held by it from time to time in the ordinary course of business;

(d) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances, in each case with maturities not exceeding one year and overnight bank deposits and demand deposits (in their respective local currencies), in each case with any commercial bank having capital and surplus in excess of $500,000,000 or the foreign currency equivalent thereof and whose long-term debt is rated “A” or the equivalent thereof by Moody’s or S&P (or, in the case of an obligor domiciled outside of the United States, reasonably equivalent ratings of another internationally recognized credit rating agency);

(e) repurchase obligations for underlying securities of the types described in clauses (b) and (d) above entered into with any financial institution meeting the qualifications specified in clause (d) above;

(f) commercial paper issued by a corporation (other than an Affiliate of Borrower) rated at least “A-1” or the equivalent thereof by Moody’s or S&P (or, in the case of an obligor domiciled outside of the United States, reasonably equivalent ratings of another internationally recognized credit rating agency) and in each case maturing within one year after the date of acquisition;

(g) readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P in each case with maturities not exceeding two years from the date of acquisition;

(h) Indebtedness issued by persons (other than the Fund or any of its Affiliates) with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s (or, in the case of an obligor domiciled outside of the United States, reasonably equivalent ratings of another internationally recognized credit rating agency) in each case with maturities not exceeding two years from the date of acquisition; and

(i) investment funds investing at least 95% of their assets in securities of the types described in clauses (a) through (h) above.

“Permitted Refinancing Indebtedness” shall mean any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness); provided, that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest and premium thereon and underwriting discounts, fees, commissions and expenses), (b) the average life to maturity of such Permitted Refinancing Indebtedness is greater than or equal to that of the Indebtedness being Refinanced, (c) if the

Indebtedness being Refinanced is subordinated in right of payment to the Obligations under this Agreement, such Permitted Refinancing Indebtedness shall be subordinated in right of payment to such Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced, (d) if the Indebtedness being Refinanced is pari passu in right of payment with the Obligations under this Agreement, such Permitted Refinancing Indebtedness shall be pari passu or subordinated in right of payment to such Obligations, (e) no Permitted Refinancing Indebtedness shall have obligors that are not Loan Parties hereunder, or greater guarantees or security, than the Indebtedness being Refinanced and (f) if the Indebtedness being Refinanced is secured by any collateral, such Permitted Refinancing Indebtedness may be secured by such collateral (including in respect of Indebtedness of Foreign Subsidiaries that are not Loan Parties otherwise permitted under this Agreement only, any collateral pursuant to after-acquired property clauses to the extent any such collateral secured the Indebtedness being Refinanced).

“person” shall mean any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company or government, individual or family trusts, or any agency or political subdivision thereof.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code and in respect of which Holdings, the Borrower, any Subsidiary or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” shall have the meaning assigned to such term in Section 10.18(b).

“Prepayment Minimum” shall mean $2,000,000.

“Prepayment Multiple” shall mean $1,000,000.

“Presumed Tax Rate” shall mean the highest effective marginal statutory combined U.S. federal, state and local income tax rate prescribed for an individual residing in New York City (taking into account (a) the deductibility of state and local income taxes for U.S. federal income tax purposes, assuming the limitation of Section 68(a)(2) of the Code applies and taking into account any impact of Section 68(f) of the Code, and (b) the character (long-term or short-term capital gain, dividend income or other ordinary income) of the applicable income).

“primary obligor” shall have the meaning assigned to such term in the definition of the term “Guarantee.”

“Pro Forma Basis” shall mean, as to any person, for any events as described below that occur subsequent to the commencement of a period for which the financial effect of such events is being calculated, and giving effect to the events for which such calculation is being made, such calculation as will give pro forma effect to such events as if such events occurred on the first day of the four consecutive fiscal quarter period ended on or before the occurrence of such event (the “Reference Period”): (i) in making any determination of EBITDA, pro forma effect shall be given to any Asset Disposition and to any Asset Acquisition (or any similar transaction or transactions that require a waiver or a consent of the provisions of

Section 6.04 or Section 6.05 by the Required Lenders pursuant to Section 10.08 and such waiver or consent has been obtained in accordance with the terms hereof), in each case that occurred during the Reference Period (or, in the case of determinations made pursuant to the definition of “Specified Covenant Release” and pursuant to Section 6.01(s), Section 6.02(c), Section 6.02(i), Section 6.02(l), Section 6.04 (to the extent relating to the calculation of the Consolidated Leverage Ratio) or Section 6.08(b) occurring during the Reference Period or thereafter and through and including the date upon which the incurrence or cancellation of Indebtedness or incurrence, creation, assumption or acquisition of Liens is consummated); (ii) in making any determination on a Pro forma Basis, (A) all Indebtedness (including Indebtedness incurred or assumed and for which the financial effect is being calculated, whether incurred under this Agreement or otherwise, but excluding normal fluctuations in revolving Indebtedness incurred for working capital purposes and not to finance any acquisition) incurred or permanently repaid during the Reference Period (or, in the case of determinations made pursuant to the definition of “Specified Covenant Release” and pursuant to Section 6.01(s), Section 6.02(c), Section 6.02(i), Section 6.02(l), Section 6.04 (to the extent relating to the calculation of the Consolidated Leverage Ratio) or Section 6.08(b) occurring during the Reference Period or thereafter and through and including the date upon which the incurrence or cancellation of Indebtedness or incurrence, creation, assumption or acquisition of Liens is consummated) shall be deemed to have been incurred or repaid at the beginning of such period and (B) Interest Expense of such person attributable to interest on any Indebtedness, for which pro forma effect is being given as provided in preceding clause (A), bearing floating interest rates shall be computed on a pro forma basis as if the rates that would have been in effect during the period for which pro forma effect is being given had been actually in effect during such periods; and (iii) for purposes of Section 6.08(b)(ii)(B), Indebtedness of Holdings to be incurred thereunder, in making any determination on a Pro Forma Basis, such Indebtedness shall be deemed to be Indebtedness of (including all prior Indebtedness incurred under Section 6.08(b)(ii)(B)), and incurred by, the Borrower.

Pro forma calculations made pursuant to the definition of this term “Pro Forma Basis” shall be determined in good faith by a Responsible Officer of the Borrower. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Borrower, to reflect operating expense reductions, other operating improvements or synergies reasonably expected to result from the applicable pro forma event (including, to the extent applicable, from the Transactions) in the 12-month period following the consummation of the pro forma event. The Borrower shall deliver to the Administrative Agent a certificate of a Responsible Officer of the Borrower setting forth such demonstrable or additional operating expense reductions and other operating improvements or synergies and information and calculations supporting them in reasonable detail.

“Pro Forma Closing Balance Sheet” shall have the meaning assigned to such term in Section 3.05(a)(i).

“Pro Forma Closing EBITDA” shall mean, “Pro Forma Adjusted EBITDA” as calculated in the Offering Circular.

“Pro Forma Closing Financial Statements” shall have the meaning assigned to such term in Section 3.05.

“Pro Forma Closing Income Statements” shall have the meaning assigned to such term in Section 3.05.

“Projections” shall mean the projections of the Borrower and the Subsidiaries provided to and approved by, the Administrative Agent and the Initial Lenders prior to the Closing Date, and any other projections and any forward-looking statements (including statements with respect to booked business) of such entities furnished to the Lenders or the Administrative Agent by or on behalf of Holdings, the Borrower or any of the Subsidiaries prior to the Closing Date.

“Purchase Agreement” shall have the meaning assigned to such term in the recitals hereto.

“Reference Period” shall have the meaning assigned to such term in the definition of the term “Pro forma Basis.”

“Refinance” shall have the meaning assigned to such term in the definition of the term “Permitted Refinancing Indebtedness,” and “Refinanced” shall have a meaning correlative thereto.

“Register” shall have the meaning assigned to such term in Section 10.04(b).

“Registration Rights Agreement” shall mean a registration rights agreement in form and substance reasonably satisfactory to the Administrative Agent (it being agreed that, except as provided below, a registration rights agreement substantially similar to the registration rights agreement entered into in connection with the issuance of the Senior Notes (the “Senior Notes Registration Rights Agreement”) is satisfactory to the Administrative Agent and the Borrower), which will provide, subject to the terms and limitations set forth in such registration rights agreement, that after the date (the “Original Issue Date”) on which the initial issuance of Senior Subordinated Exchange Notes (the “Initial Senior Subordinated Exchange Notes”) are issued:

(a) (i) the Borrower and the Subsidiary Loan Parties will use their commercially reasonable efforts to prepare and file with the SEC, within 90 days after the Original Issue Date, an exchange offer registration statement with respect to the Initial Senior Subordinated Exchange Notes and any additional Senior Subordinated Exchange Notes issued on or prior to five (5) Business Days prior to the commencement of the Registered Exchange Offer (as defined below) (the “Exchange Offer Registration Statement”) and use their commercially reasonable efforts to cause the Exchange Offer Registration Statement to become effective on or prior to 210 days after the Original Issue Date, (ii) as soon as practicable after the effectiveness of the Exchange Offer Registration Statement, the Borrower will commence the exchange offer (the “Registered Exchange Offer”) and the keep the Registered Exchange Offer open for not less than 20 Business Days (or longer, if required by applicable law) after the date notice of the Registered Exchange Offer is mailed to holders of the Initial Senior Subordinated Exchange Notes and (iii) the Borrower will be required to consummate the Registered Exchange Offer no later than 30 Business Days after the date on which the Exchange

Offer Registration Statement is declared effective and will issue exchange notes in exchange for all of the Initial Senior Subordinated Exchange Notes validly tendered in the exchange offer;

(b) (i) if the Registered Exchange Offer is not permitted by applicable law or SEC policy or consummated within the required time period, (ii) the Registered Exchange Offer is not consummated within 30 Business Days of the 210th day after the Issue Date, (iii) any holder of the Initial Senior Subordinated Exchange Notes notifies the Borrower in writing on or prior to the 60th day after the consummation of the Registered Exchange Offer that (A) such holder is prohibited by applicable law or SEC policy from participating in the Registered Exchange Offer, or (B) such holder may not resell the registered Senior Subordinated Exchange Notes (the “Registered Senior Subordinated Exchange Notes”) acquired by it in the Registered Exchange Offer to the public without delivering a prospectus and that the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales by such holder, or (C) such holder is a broker-dealer, and holds Senior Subordinated Exchange Notes acquired directly from the Borrower or one of its affiliates, or (iv) upon the first issuance of Senior Subordinated Exchange Notes subsequent to (5) Business Days prior to the commencement of the Registered Exchange Offer (and, therefore, not included in the Registered Exchange Offer) (the date of such issuance and each subsequent issuance, a “Subsequent Issue Date”) (each of the conditions described in the foregoing clauses (i) through (iv) occur, including in the case of clause (iii) the receipt of the required notice, being a “Trigger Event” and the date on which such Trigger Event occurs being a “Trigger Date”), the Borrower and the Subsidiary Loan Parties shall use their commercially reasonable efforts to prepare and file with the SEC as soon as practicable after the first such Trigger Date (the “Initial Trigger Date”) and use its commercially reasonable efforts to cause to become effective, on or prior to 30 days after such Initial Trigger Date (the “Subsequent Effectiveness Date”), a shelf registration statement providing for the resale of Senior Subordinated Exchange Notes (the “Shelf Registration Statement”); provided, that the Subsequent Effectiveness Date shall be extended to 210 days after the Trigger Date to the extent that the Borrower receives notice that such Shelf Registration Statement will be reviewed by the SEC;

(c) (i) immediately after the Initial Trigger Date, the Borrower shall notify holders of Senior Subordinated Notes of the Borrower’s obligation to file a Shelf Registration Statement and accompany such notice with a form of notice and questionnaire (the “Holder Questionnaire”) pursuant to which a holder may elect to be named as a selling security holder in, and have its Senior Subordinated Exchange Notes registered for resale by, the Shelf Registration Statement; (ii) at the time the Shelf Registration Statement is declared effective, each holder of Senior Subordinated Exchange Notes who provided to the Borrower the Holder Questionnaire on or prior to the date that is ten (10) Business Days (or such subsequent date as may be determined by the Borrower) prior to such time of effectiveness shall be named as a selling security holder in the Shelf Registration Statement and the related prospectus in such a manner as to permit such holder to freely transfer its Senior Subordinated Exchange Notes with the delivery of such prospectus; and (iii) after the Subsequent Effectiveness Date, the Borrower shall use its commercially reasonable efforts to amend or supplement, as necessary, the Shelf Registration Statement within (10) ten Business Days of its receipt of a Holder Questionnaire (or, in the case of Holder Questionnaires received by the Borrower nine (9) or fewer Business Days prior to the Subsequent Effectiveness Date, within (10) ten Business Days of the Subsequent Effectiveness Date) to ensure that the Shelf Registration Statement will permit any holder that provided the Holder Questionnaire to freely transfer its Senior Subordinated Exchange Notes;

(d) the Borrower and the Subsidiary Loan Parties will pay liquidated damages (“Additional Interest”) in the amounts set forth in clause (e) below if any of the following events occur (each such event referred to in clause (i) through (iv) below as a “Registration Failure”): (i) the Borrowers fail to file, amend or supplement any of the registration statements required by the Registration Rights Agreement on or before the date specified for such filing, amendment or supplement (except, with respect to amending or supplementing the Shelf Registration Statement as set forth in clause (c)(iii) above, as permitted in the Registration Rights Agreement for blackout periods), or (ii) any of such registration statements is not declared effective by the SEC on or prior to the date specified for such effectiveness (the “Effectiveness Target Date”), or (iii) the Borrowers fail to consummate the exchange offer within 30 Business Days after the Effectiveness Target Date for the Exchange Offer Registration Statement; or (iv) the Exchange Offer Registration Statement or the Shelf Registration Statement is declared effective but thereafter ceases to be effective or usable (except as permitted in the Registration Rights Agreement for blackout periods) in connection with the exchange or resale of the Senior Subordinated Exchange Notes during the periods specified in the Registration Rights Agreement.

(e) (i) Additional Interest shall accrue on the principal amount of the Senior Subordinated Exchange Notes (it being expressly understood that, with respect to the Shelf Registration Statement, Additional Interest shall be payable only with respect to securities requested to be registered) over and above the interest set forth in the title of the Senior Subordinated Exchange Notes from and including the date on which any such Registration Failure shall occur to but excluding the date on which all such Registration Failure have been cured, at an initial rate of 0.25% per annum (the “Additional Interest Rate”) for the first 90-day period immediately following the occurrence of such Registration Default; (ii) the Additional Interest Rate shall increase by an additional 0.25% per annum with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum Additional Interest Rate of 1.00% per annum; and (iii) all accrued Additional Interest will be paid in arrears on each quarterly (or, if applicable for such Senior Subordinated Exchange Notes, semi-annual) interest payment date.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Fund” shall mean, with respect to any Lender that is a fund that invests in bank or commercial loans and similar extensions of credit, any other fund that invests in bank or commercial loans and similar extensions of credit and is advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity (or an Affiliate of such entity) that administers, advises or manages such Lender.

“Related Parties” shall mean, with respect to any specified person, such person’s Affiliates and the respective directors, officers, employees, agents and advisors of such person and such person’s Affiliates.

“Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, emanating or migrating in, into, onto or through the environment.

“Remaining Present Value” shall mean, as of any date with respect to any lease, the present value as of such date of the scheduled future lease payments with respect to such lease, determined with a discount rate equal to a market rate of interest for such lease reasonably determined at the time such lease was entered into.

“Reportable Event” shall mean any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30-day notice period referred to in Section 4043(c) of ERISA has been waived, with respect to a Plan (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code).

“Required Lenders” shall mean, at any time, Lenders having Loans outstanding, that, taken together, represent more than 50% of the sum of all Loans outstanding at such time. The Loans of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Responsible Officer” of any person shall mean any executive officer or Financial Officer of such person and any other officer or similar official thereof responsible for the administration of the obligations of such person in respect of this Agreement.

“S&P” shall mean Standard & Poor’s Ratings Group, Inc.

“Sale and Lease-Back Transaction” shall have the meaning assigned to such term in Section 6.03.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securities Notice” shall have the meaning assigned to such term in Section 2.10(b).

“Securities Offering” shall have the meaning assigned to such term in Section 2.10(a).

“Seller” shall have the meaning assigned to such term in the recitals hereto.

“Seller Preferred Equity” shall mean the Seller Preferred Stock, as amended from time to time in accordance with the terms hereof and thereof.

“Seller Preferred Equity Documents” shall mean the certificate of designation governing the Seller Preferred Stock and the Securityholder Rights Agreement dated as of the date hereof among Holdings, Affinion Group Holdings, LLC and Cendant, in each case as amended from time to time in accordance with the terms hereof and thereof.

“Seller Preferred Stock” shall mean the Series A Redeemable Exchangeable Preferred Stock issued by Holdings on October 17, 2005, plus any accrued and unpaid dividends paid-in-kind with respect to the Seller Preferred Stock from and after the Closing Date.

“Seller Warrants” shall mean the Warrant to Purchase Common Stock of Holdings dated October 17, 2005, or any warrant or warrants issued in connection with the partial exercise thereof, in each case as amended from time to time in accordance with the terms hereof and thereof.

“Senior Notes” shall mean $270,000,000 in initial aggregate principal amount of 10.125% Senior Notes due 2013 yielding gross cash proceeds of $266,387,400 on or prior to the Closing Date, and such additional 10.125% Senior Notes due 2013 or Senior Notes with the same terms other than coupon and maturity date, which may be the same as or later than (but not earlier than) the maturity date of the 10.125% Senior Notes due 2013.

“Senior Notes Documents” shall mean the Senior Notes, the Senior Notes Indenture and any documents, supplements, instruments and agreements delivered in connection therewith.

“Senior Notes Indenture” shall mean the indenture, dated as of October 17, 2005, among the Borrower, the Subsidiary Guarantors parties thereto and Wells Fargo Bank, N.A., under which the Senior Notes are issued, as amended and supplemented from time to time in accordance with the terms hereof and thereof.

“Senior Secured Bank Debt” at any date shall mean the aggregate principal amount of Consolidated Total Debt outstanding at such date that consists of, without duplication, net of the Unrestricted Cash and Permitted Investments of the Borrower and its Subsidiaries on such date, (i) Indebtedness in respect of the Credit Facilities and (ii) senior Indebtedness secured by a Lien (other than Indebtedness of a Subsidiary that is not a Loan Party secured by a Lien on assets of a Subsidiary that is not a Loan Party) under Section 6.02(a), (c), (i), (j) or (l) but only to the extent securing Indebtedness (in each case of clauses (i) and (ii), other than letters of credit to the extent undrawn and not supporting Indebtedness of the type included in Consolidated Debt).

“Senior Secured Bank Leverage Ratio” shall mean, on any date, the ratio of (a) Senior Secured Bank Debt as of such date to (b) EBITDA for the period of four consecutive fiscal quarters of the Borrower most recently ended as of such date for which financial statements are available (such EBITDA, prior to any adjustments on a Pro Forma Basis, to be as determined from the certificate delivered pursuant to Section 5.04(c) for such period), all determined on a consolidated basis in accordance with GAAP provided, that to the extent any Asset Disposition or any Asset Acquisition (or any similar transaction or transactions that require a waiver or a consent of the provisions of Section 6.04 or Section 6.05 by the Required Lenders pursuant to Section 10.08 and such waiver or consent has been obtained in accordance with the terms hereof), including the Transactions, has occurred during the relevant Test Period, EBITDA shall be determined for the respective Test Period on a Pro Forma Basis for such occurrences.

“Senior Subordinated Exchange Notes” shall mean the Senior Subordinated Exchange Notes to be issued under the Senior Subordinated Exchange Notes Indenture in accordance with the provisions of this Agreement and the Senior Subordinated Exchange Notes Indenture.

“Senior Subordinated Exchange Notes Applicable Covenants” shall mean the applicable covenants and merger and successor provisions of the Senior Subordinated Exchange Notes Indenture.

“Senior Subordinated Exchange Notes Documents” shall mean the Senior Subordinated Exchange Notes, the Senior Subordinated Exchange Notes Indenture and any documents, supplements, instruments and agreements delivered in connection therewith.

“Senior Subordinated Exchange Notes Event of Default Provisions” shall mean the “Events of Default” provisions in the Senior Subordinated Exchange Notes Indenture other than any provisions thereof addressing payment defaults.

“Senior Subordinated Exchange Notes Indenture” shall mean an indenture capable of being qualified under the Trust Indenture Act of 1939, as amended, to be agreed between, and in form and substance reasonably satisfactory to, the Administrative Agent, the Borrower and the Investment Bank in light of the then prevailing market conditions, as such indenture may be amended and supplemented from time to time in accordance with the terms hereof and thereof.

“Senior Subordinated Notes” shall mean the senior subordinated notes proposed to be issued by the Borrower after the Closing Date to refinance the Loans having terms and conditions substantially the same as the terms and conditions of the Senior Subordinated Exchange Notes or as are otherwise reasonable and customary for issuance of high yield senior subordinated debt securities in light of the then prevailing market conditions as determined in the reasonable judgment by the Investment Bank in consultation with the Borrower.

“Similar Business” shall mean any business or activity of the Borrower or any of its Subsidiaries currently conducted or proposed as of the Closing Date, or any business or activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof, or is complementary, incidental, ancillary or related thereto.

“Specified Covenant Release” shall mean, with respect to any specific transaction, the six-month anniversary of the Closing Date having occurred so long as at the time of such transaction, (a) the Consolidated Leverage Ratio, computed as at the last day of the most recently ended fiscal quarter of the Borrower to give effect to such transaction on a Pro Forma Basis (including, without limitation, the incurrence and assumption of all Indebtedness related to, or in connection with, such transaction) is less than 5.75 to 1.00 and the Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer of the Borrower to such effect, together with all relevant financial information, and (b) no Default or Event of Default shall have occurred and be continuing or result therefrom.

“Statutory Reserves” shall mean, with respect to any currency, the aggregate of the maximum reserve, liquid asset, fees or similar requirements (including any marginal, special, emergency or supplemental reserves or other requirements) established by any central bank, monetary authority, the Board, the Financial Services Authority, the European Central Bank or other Governmental Authority for any category of deposits or liabilities customarily used to fund loans in such currency, expressed in the case of each such requirement as a decimal. Such reserve percentages shall, in the case of U.S. Dollar-denominated Loans, include those imposed pursuant to Regulation D of the Board. Eurocurrency Loans shall be deemed to be subject to such reserve, liquid asset or similar requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under any applicable law, rule or regulation, including Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve, liquid asset or similar requirement.

“Sterling” or “£” shall mean the lawful money of the United Kingdom.

“subsidiary” shall mean, with respect to any person (herein referred to as the “parent”), any corporation, partnership, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, directly or indirectly, owned, Controlled or held, or (b) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” shall mean, unless the context otherwise requires, a subsidiary of the Borrower other than any Unrestricted Subsidiary.

“Subsidiary Loan Party” shall mean each Wholly Owned Domestic Subsidiary other than (a) Safecard Services Insurance Co., (b) any Banking Subsidiary, (c) any Unrestricted Subsidiary and (d) to the extent prohibited Applicable Insurance Laws and Regulations, any Insurance Subsidiary.

“Subsidiary Spin-off” shall mean each Subsidiary listed on Schedule 1.01(c).

“Swap Agreement” shall mean any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided, that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Holdings, the Borrower or any of the Subsidiaries shall be a Swap Agreement.

“Syndication Agent” shall have the meaning assigned to such term in the preamble hereto.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties (including stamp duties), deductions, charges (including ad valorem charges) or withholdings imposed by any Governmental Authority and any and all interest and penalties related thereto.

“Term Loan” shall mean Loans that remain outstanding on and after the Conversion Date and shall include any interest in excess of the Cash Cap paid in the form of additional Term Loans pursuant to Section 2.13(a)(iii).

“Test Period” shall mean, on any date of determination, the period of four consecutive fiscal quarters of the Borrower then most recently ended (taken as one accounting period).

“Total Cap” shall have the meaning assigned to such term in Section 2.13(a)(iii).

“Transaction Documents” shall mean the Purchase Agreement and all material exhibits and schedules thereto and all agreements expressly contemplated thereby, the Loan Documents, the Senior Notes Documents, the Credit Agreement Documents and the Equity Financing Documents, in each case as amended from time to time in accordance with the terms hereof and thereof.

“Transactions” shall mean, collectively, the transactions to occur pursuant to the Transaction Documents, including (a) the Acquisition; (b) the execution and delivery of the Credit Agreement Documents and the initial borrowings thereunder; (c) the Equity Financing; (d) the issuance, and initial purchase, of the Senior Notes; (e) the execution and delivery of the Loan Documents and the funding of the Bridge Loans, conversion of Bridge Loans to Term Loans and the exchange of any Loans for Senior Subordinated Exchange Notes; and (e) the payment of all fees and expenses in connection therewith to be paid on, prior to or subsequent to the Closing Date and owing in connection with the foregoing.

“Trustee” shall mean Wells Fargo Bank, National Association or any other person acting as trustee under the Senior Subordinated Exchange Notes Indenture.

“Unrestricted Cash” shall mean cash or cash equivalents of the Borrower or any of its Subsidiaries that would not appear as “restricted” on a consolidated balance sheet of the Borrower or any of its Subsidiaries.

“Unrestricted Subsidiary” shall mean (i) any subsidiary of the Borrower identified on Schedule 1.01(d) hereto and (ii) any additional subsidiary of the Borrower designated as such by the Borrower that, together with all other Unrestricted Subsidiaries designated pursuant to this clause (ii), constitutes in the aggregate less than 5% of (A) aggregate EBITDA on a trailing twelve months’ basis and (B) Consolidated Total Assets at such date of determination; provided, that, at any time an Unrestricted Subsidiary designation pursuant to this clause (ii) causes the aggregate EBITDA or aggregate assets test set forth above to no longer be satisfied, the Unrestricted Subsidiary or Unrestricted Subsidiaries, as applicable, that has or have either the highest sales or the largest book value of assets, as applicable, of all such Unrestricted Subsidiaries as of the date of the most recent financial statements delivered pursuant to Section 5.04(a) or (b) shall automatically constitute a Subsidiary and cease to constitute an Unrestricted Subsidiary and the Borrower shall promptly cause the Guarantee Agreement to be executed and delivered to the Administrative Agent (such that, following such conversion of each such Unrestricted Subsidiary to a Subsidiary the remaining Unrestricted Subsidiaries shall satisfy this definition); provided, that the EBITDA attributable to Banking Subsidiaries that are Unrestricted Subsidiaries shall not be included in the foregoing determination, only so long as the cumulative amount of Investments made by the Borrower and its Subsidiaries in Banking Subsidiaries does not exceed $20,000,000 in the aggregate.

“Unrestricted Travel Rewards Subsidiary” shall mean the Unrestricted Subsidiary of the Borrower the sole asset of which is a copy (but not the original) of the source code for the loyalty program established and/or to be established by Travel Rewards, Inc., a Delaware corporation.

“U.S.A. Patriot Act” shall mean the U.S.A. Patriot Act, Title III of Pub.L. 107-56 (signed into law October 26, 2001).

“U.S. Dollars” or “$” shall mean lawful money of the United States of America.

“U.S. Lending Office” shall mean, as to any Lender, the applicable branch, office or Affiliate of such Lender designated by such Lender to make Loans to the Borrower.

“Wholly Owned Subsidiary” of any person shall mean a subsidiary of such person, all of the Equity Interests of which (other than directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law) are owned by such person or another Wholly Owned Subsidiary of such person.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Terms Generally. The definitions set forth or referred to in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, any reference in this Agreement to any Loan Document shall mean such document as amended, restated, supplemented or otherwise modified from time to time. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, that, if the

Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

SECTION 1.03. Effectuation of Transfers. Each of the representations and warranties of Holdings and the Borrower contained in this Agreement (and all corresponding definitions) are made after giving effect to the Transactions (or such portion thereof as shall be consummated as of the date of the applicable representation or warranty), unless the context otherwise requires.

SECTION 1.04. Currency Translation. For purposes of determining compliance as of any date with Section 6.01, 6.02, 6.03, 6.04, 6.05, 6.06 or 6.07, amounts incurred or outstanding in currencies other than U.S. Dollars shall be translated into U.S. Dollars at the exchange rates in effect on the first Business Day of the fiscal quarter in which such determination occurs or in respect of which such determination is being made, as such exchange rates shall be determined in good faith by the Borrower. No Default or Event of Default shall arise as a result of any limitation or threshold set forth in U.S. Dollars in Section 6.01, 6.02, 6.03, 6.04, 6.05, 6.06 or 6.07 or paragraph (f) or (j) of Section 7.01 being exceeded solely as a result of changes in currency exchange rates from those applicable on the first day of the fiscal quarter in which such determination occurs or in respect of which such determination is being made.

ARTICLE II

The Credits

SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Bridge Loans to the Borrower in U.S. Dollars on the Closing Date in a principal amount not to exceed its Commitment.

SECTION 2.02. Loans and Borrowings. (a) The failure of any Lender to make any Bridge Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided, that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Each Lender at its option may make any Loan through any domestic or foreign branch or Affiliate of such Lender; provided, that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement and such Lender not be entitled to any amounts payable under Section 2.15 or 2.17 solely in respect of increased costs or taxes resulting from such exercise and existing at the time of such exercise.

(c) Amounts paid or prepaid in respect of Loans may not be reborrowed

SECTION 2.03. Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request (as provided in Section 10.01) by telephone not later than 12:00 p.m., Local Time, one Business Day before the Closing Date. Such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Such telephonic and written Borrowing Request shall specify the following information: (i) the aggregate amount of the requested Borrowing, (ii) the date of such Borrowing, which shall be a Business Day, and (iii) the location and number of the Borrower’s account to which funds are to be disbursed.

SECTION 2.04. Term Loans; Senior Subordinated Exchange Notes. Subject to the terms and conditions set forth herein, the Bridge Loans may remain outstanding as such to but excluding the Conversion Date, whereupon the outstanding Bridge Loans shall automatically be converted, without the need for any action by any party hereto, to Term Loans. Unless the maturity of the Loans shall have been accelerated on or prior to the Conversion Date, on the Conversion Date the provisions of Articles V and VI and Section 7.01 (other than Sections 7.01(b) and (c), which shall remain in full force and effect except that the grace period specified in Sections 7.01(c) thereof shall be changed from five Business Days to thirty days) and the defined terms relating thereto shall cease to be in effect and shall be replaced by the Senior Subordinated Exchange Notes Applicable Covenants (in the case of Articles V and VI ), the Senior Subordinated Exchange Notes Event of Default Provisions (in the case of Section 7.01) and the applicable defined terms set forth in the Senior Subordinated Exchange Notes Indenture (in the case of the applicable defined terms), each of which is hereby incorporated by reference herein, mutatis mutandis, for the benefit of the Administrative Agent and the Lenders, as fully and effectively as if set forth in full herein.

(a) Each Lender will have the option at any time on or after the Conversion Date to receive Senior Subordinated Exchange Notes in exchange for the Term Loans (or a portion thereof) (including any interest not required to be paid in cash) of such Lender then outstanding pursuant to Section 2.05 (each such event being referred to herein as an “Exchange”); provided, that the Borrower shall not be required to issue Senior Subordinated Exchange Notes until it shall have received Exchange Requests to issue not less than $25,000,000 aggregate principal amount of Senior Subordinated Exchange Notes.

(b) The principal amount of the Senior Subordinated Exchange Notes will equal 100.0% of the aggregate principal amount (including any accrued interest not required to be paid in cash) of the Loans (or the portions thereof) for which they are exchanged and will bear interest at a fixed rate per annum equal to the per annum rate in effect with respect to the Term Loans on the Exchange Date, except as provided pursuant to Section 2.13(a)(iv). The Senior Subordinated Exchange Notes will rank pari passu with the Term Loans and will have the terms set forth in the Senior Subordinated Exchange Notes Indenture. On any date an Exchange occurs (an “Exchange Date”), the Borrower shall, pursuant to the provisions of this Article II, pay any accrued and unpaid interest required to be paid in cash on the Loans so exchanged except to the extent prohibited from doing so pursuant to the application of any subordination provisions in Article VIII. If a Default or Event of Default shall have occurred and be continuing on the date of such Exchange, (i) a Default or Event of Default, as the case may be, shall be deemed to have occurred and be continuing under the Subordinated Exchange Notes Indenture, (ii) any notices given or cure periods commenced while the Loan was outstanding shall be deemed given or commenced (as of the actual dates thereof) for all purposes with respect to the Senior Subordinated Exchange Notes (with the same effect as if the Senior Subordinated Exchange Notes had been outstanding as of the actual dates thereof), (iii) the subordination provisions under the Subordinated Exchange Notes Indenture shall be in effect with respect to the Senior Subordinated Exchange Notes, to the extent applicable, to the same extent that the subordination provisions in Article VIII are in effect as if such Default or Event of Default, as the case may be, had occurred under the Subordinated Exchange Notes Indenture, including, without limitation, as to any restrictions on cash payments (with any Payment Blockage Notice delivered pursuant to the provisions in Article VIII that is in effect at the time of such Exchange being deemed to be an effective delivery of a “Payment Blockage Notice” (or similar notice) under the Subordinated Exchange Notes Indenture as of the actual date of delivery of such Payment Blockage Notice (with the same effect as if the Senior Subordinated Exchange Notes had been outstanding as of the actual dates thereof), and (iv) the Senior Subordinated Exchange Notes shall accrue default interest under the Subordinated Exchange Notes Indenture to the same extent the Loans that were exchanged for such Senior Subordinated Exchange Notes accrue default interest. Receipt by a Lender of the Senior Subordinated Exchange Notes and all amounts due in respect of the corresponding Loans through the Exchange Date shall be in satisfaction of, and shall constitute the discharge of, the corresponding Loans and the Borrower and the Loan Parties will have no further obligations in respect of such Loans relating to any time from and after the time of such receipt; provided, that, notwithstanding anything to the contrary, (A) if a Lender receives Senior Subordinated Exchange Notes but not all accrued and unpaid interest required to be paid in cash on the Loans which were exchanged for such Senior Subordinated Exchange Notes, the Borrower’s and the Loan Parties’ obligations in respect thereof shall not be satisfied and discharged and interest and default interest shall accrue on such unpaid interest to the extent provided in this Agreement, (B) such satisfaction and discharge shall be deemed to occur upon the payment in full in cash of all such unpaid interest, together with any additional interest and default interest thereon, and (C) any such satisfaction and discharge shall not affect the obligations of the Borrower and the Loan Parties hereunder and the other Loan Documents with respect to such Loans, other than the principal thereof and interest thereon, to the extent arising or relating to any time prior to the time of such receipt.

(c) In order to effect an Exchange, a Lender shall provide the Administrative Agent and the Borrower written or telecopy notice (an “Exchange Request”) in the form to be attached as an exhibit to the Senior Subordinated Exchange Notes Indenture at least five Business Days prior to an Exchange Date, which shall be a Business Day, selected by such Lender for an Exchange in compliance with this Article II, together with such other information as may be reasonably requested by the Administrative Agent. Each Exchange Request shall specify (A) the Lender’s legal name; (B) the Exchange Date selected by such Lender and (C) the principal amount of the Loans to be exchanged pursuant to the applicable notice. Upon receipt of an Exchange Request, the Administrative Agent shall send, on the date that is five days prior to the Exchange Date specified in such Exchange Request, written or telecopy notice of such proposed Exchange to the Trustee, with a copy to the Borrower, that shall specify the information contained in such Exchange Request.

SECTION 2.05. Senior Subordinated Exchange Notes. (a) In the event that any Bridge Loans remain outstanding on the nine-month anniversary of the Closing Date, (i) the

Borrower and the other Loan Parties (other than Holdings) shall enter into the Senior Subordinated Exchange Notes Indenture promptly thereafter (and in any event no later than 30 days prior to the Conversion Date), (ii) the Borrower shall execute and deliver to the Trustee certificates evidencing the full amount of the Senior Subordinated Exchange Notes that may be issued pursuant to the terms hereof, to be held by the Trustee, undated and unauthenticated, pending issuance pursuant to the terms hereof, (iii) the Borrower shall enter into the Registration Rights Agreement promptly thereafter (and in any event no later than 30 days prior to the Conversion Date), and (iv) the Borrower shall use its best efforts to obtain ratings from each of Moody’s and S&P for the Senior Subordinated Exchange Notes (and, if applicable, each tranche thereof) prior to the Conversion Date and, if not obtained by then, as soon as practicable thereafter.

(b) The Borrower shall, no later than ten Business Days prior to the Conversion Date, (i) use best efforts to cause the Senior Subordinated Exchange Notes to become eligible for deposit at The Depository Trust Company (including by the filing of an appropriately executed letter of representations), (ii) obtain “CUSIP” and “ISIN” numbers for the Senior Subordinated Exchange Notes and (iii) use best efforts, in cooperation with the Administrative Agent, to cause the Senior Subordinated Exchange Notes to be eligible for trading in the Private Offerings, Resales and Trading through Automatic Linkages (“Portal”) market.

(c) If Senior Subordinated Exchange Notes are issued pursuant to the terms hereof, then the Borrower shall register the Senior Subordinated Exchange Notes under the Securities Act in accordance with the terms set forth in the Registration Rights Agreement.

(d) On or prior to the fifth Business Day following the receipt of an Exchange Request from a Lender in accordance with Section 2.04(c) (and subject to the proviso set forth in Section 2.04(a)) that requests the exchange of any Term Loan (or portion thereof to the extent permitted by Section 2.04) of such Lender for Senior Subordinated Exchange Notes, the Borrower shall use commercially reasonable efforts to cause the Trustee to deliver, in accordance with the instructions set forth in such Exchange Request and with the terms of the Senior Subordinated Exchange Notes Indenture, a fully executed and authenticated Senior Subordinated Exchange Note or Senior Subordinated Exchange Notes, bearing interest and with a maturity date as set forth for such Senior Subordinated Exchange Notes in the Senior Subordinated Exchange Notes Indenture, in exchange for such Term Loan, dated the date of the issuance of such Senior Subordinated Exchange Note. Such Senior Subordinated Exchange Note shall either (i) be recorded in book-entry form as a beneficial interest in one or more global notes deposited with the Trustee as custodian for The Depository Trust Company and credited to the account of the exchanging Lender directly or indirectly through its participant in the Depository Trust Company system, in each case in the same principal amount as such Term Loan (or portion thereof) being exchanged or (ii) if the foregoing is not reasonably practicable, be issued as a definitive registered note payable to the order of the holder or beneficial owner, as the case may be, in the same principal amount as such Term Loan (or portion thereof) being exchanged.

SECTION 2.06. Funding of Borrowings. (a) Each Lender shall make each Bridge Loan to be made by it on the Closing Date by wire transfer of immediately available funds by 12:00 noon, Local Time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower designated by the Borrower in the applicable Borrowing Request.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower agrees to pay to the Administrative Agent forthwith on demand (without duplication) such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at the greater of (i) (A) the Federal Funds Rate, and (B) the rate reasonably determined by the Administrative Agent to be the cost to it of funding such amount, and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. If the Borrower pays such amount to the Administrative Agent, then such amount shall constitute a reduction of such Borrowing.

SECTION 2.07. [RESERVED].

SECTION 2.08. Payments. (a) The Borrower shall make each payment (including principal of or interest on any Loan or any fees or other amounts) hereunder and under any other Loan Document not later than 12:00 noon (New York City time) on the date when due in immediately available dollars, without setoff, defense or counterclaim to the extent not permitted to be paid, and so paid, in the form of additional Loans. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. Each such payment shall be made to the Administrative Agent at its offices at Eleven Madison Avenue, New York, New York 10010 to the account designated by the Administrative Agent, except that payments pursuant to Sections 2.15, 2.16, 2.17 and 10.05 shall be made directly to the persons entitled thereto. The Administrative Agent shall promptly distribute to each Lender any payments received by the Administrative Agent on behalf of such Lender.

(b) Except as otherwise expressly provided herein, whenever any payment (including principal of or interest on any Loan or any fees or other amounts) hereunder or under any other Loan Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or fees, if applicable.

(c) Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

SECTION 2.09. Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan of such Lender on the Maturity Date or such earlier date on which such Loan is required to be repaid in accordance with the provisions hereof.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) any amount received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it be evidenced by a promissory note (a “Note”). In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent and reasonably acceptable to the Borrower. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.10. Take-Out Financing. (a) The Borrower shall use its commercially reasonable efforts to consummate, promptly following the Closing Date, the offering and sale of the Senior Subordinated Notes (the “Securities Offering”) in an amount sufficient to repay all principal and other amounts then due or outstanding under this Agreement and the other Loan Documents from the net cash proceeds thereof and, in any event, subject to the conditions set forth in Section 2.10(b), use its best efforts to refinance the Loans in full with the proceeds of the Demand Securities as promptly as practicable following the Closing Date.

(b) In the event the Securities Offering has not been consummated on or prior January 31, 2006 (or has not generated sufficient net cash proceeds to repay all principal and other amounts due or outstanding under this Agreement), then, at any time and from time to time during the period beginning on February 1, 2006 and ending on the date that is the earlier to occur of (x) the date that is eighteen months after the Closing Date or (y) the date on which 100% of the aggregate outstanding principal amount of all Loans (including any interest thereon permitted to be paid in the form of additional Loans) shall have been exchanged for Senior Subordinated Exchange Notes, upon notice by the Administrative Agent to the Borrower stating that, in its or the Investment Bank’s opinion, market conditions are such that the conditions specified in clause (v) below can be satisfied (a “Securities Notice”), the Borrower shall execute an offering (a “Demand Offering”) of debt securities (“Demand Securities”) upon such terms and conditions as may be specified in the Securities Notice, it being understood that: (i) the Investment Bank will determine in its reasonable discretion after consultation with the Borrower whether the Demand Securities issued in the Demand Offering will be issued through a registered public offering or a private placement; (ii) the Demand Securities will have economic terms, including ranking, interest, yields and redemption prices, that are, in the reasonable judgment of the Investment Bank, necessary to ensure a successful placement of the Demand Securities and all other terms and arrangements with respect thereto will be customary for similar financings taking into account prevailing market conditions as reasonably determined by the Investment Bank; (iii) the maturity of any particular Demand Security shall not be earlier than the date that is eight and one-half years after the Closing Date and the weighted average life to maturity of all Demand Securities shall not be earlier than the date that is eight and one-half years after the Closing Date; (iv) no Demand Securities of Holdings will be offered; and (v) the weighted average yield of all Demand Securities and all other Indebtedness issued or incurred by the Borrower or any of its Subsidiaries after the Closing Date (including, without limitation, any Senior Subordinated Notes and any additional Senior Notes, but excluding any additional Indebtedness under the Credit Facilities (including incremental facilities thereunder)) the net cash proceeds of which were applied to prepay the Loans shall not exceed, during any period of time set forth in the grid below, the rate per annum set forth in the column opposite such period of time in the grid below (the “Weighted Average Yield Caps”); provided, that (A) the weighted average yield of all Demand Securities and all such other Indebtedness required to be paid in cash shall not exceed the Cash Cap, and the Borrower may elect to pay such excess yield on the Demand Securities by paying the appropriate excess yield on each relevant interest payment date with respect to any such Demand Securities through the addition to the then outstanding aggregate principal amount of such Demand Securities of a principal amount equal to all or a portion of such excess interest to be paid (with the Demand Securities with respect to which the yield may be so paid to be reasonably determined by the Investment Bank), (B) the yield on any particular Demand Security shall not exceed 13.50% per annum, and (C) the Weighted Average Yield Cap shall only apply with respect to the yield on Demand Securities and not to any other Indebtedness, such other Indebtedness being referred to herein solely for purposes of determining the weighted average yield available for any Demand Securities to be offered.

Period	Weighted Average Yield Cap
February 1, 2006 - February 28, 2006	12.00%
March 1, 2006 - March 1, 2006	12.50%
April 1, 2006 - April 30, 2006	13.00%
May 1, 2006 and thereafter	13.25%

(c) Notwithstanding anything to the contrary contained herein, in the event of a failure by the Borrower to execute a Demand Offering within five (5) Business Days following receipt of a Securities Notice, the Administrative Agent shall have the right to increase the interest rate with respect to the Loans upon such failure (or any time thereafter) such that the aggregate weighted average interest rate of all outstanding Loans and any then outstanding Senior Subordinated Exchange Notes and Demand Securities shall not exceed 13.50% per annum and the portion thereof payable in cash shall not exceed 12.35% per annum. The interest rate with respect to the Loans following any adjustment pursuant to the preceding sentence shall continue as the applicable interest rate through the Maturity Date. After such a failure to execute a Demand Offering, this Agreement will be modified to provide for optional redemption, call premium terms and defeasance provisions that are customary for high yield securities and which shall be reasonably determined by the Administrative Agent based on market convention. In addition, the Conversion Fee, if not previously paid, shall become immediately due and payable upon any such failure to execute a Demand Offering. Each of the parties hereto hereby authorizes the Administrative Agent to memorialize such modifications in an amendment to this Agreement, which, in the absence of manifest error, shall be conclusive and binding on the parties hereto and which shall not require the consent of any other party hereto.

SECTION 2.11. Prepayment of Loans. (a) The Borrower shall have the right at any time and from time to time to prepay the Loans in whole or in part, without premium or penalty (but subject to Section 2.16) upon at least three days’ prior written or fax notice (or telephone notice promptly confirmed by written or fax notice) to the Administrative Agent before 11:00 a.m., New York City time in an aggregate principal amount that is an integral multiple of the Prepayment Multiple and not less than the Prepayment Minimum or, if less, the amount outstanding. Each notice of optional prepayment shall be irrevocable and shall specify the prepayment date and the principal amount of each Loan (or portion thereof) to be prepaid. All optional prepayments under this Section 2.11(a) shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.

(b) All Net Proceeds shall be applied to prepay the Loans, without premium or penalty (but subject to Section 2.16) no later than one Business Day after receipt of such Net Proceeds, subject to the prior application of such Net Proceeds as required by the Credit Agreement and the Senior Notes Indenture to prepay or repurchase outstanding amounts thereunder (or as otherwise permitted to be applied thereunder in lieu of making such prepayments or repurchases) and subject to any limitations thereunder on prepayments of subordinated debt.

(c) In the event that a Change of Control occurs, the Borrower shall promptly (and in any event not later than 91 days following the occurrence of such Change of Control) prepay all outstanding Loans at par.

SECTION 2.12. Fees. (a) If the Bridge Loans have not been repaid in full on or prior to the Conversion Date, the Borrower shall pay the conversion fee (the “Conversion Fee”)

in an amount equal to 2.50% of the aggregate principal amount of Bridge Loans being converted into Term Loans.

(b) The Conversion Fee shall be paid on the Conversion Date, in immediately available funds, to the Administrative Agent for distribution among the Lenders. Once paid, none of the Fees shall be refundable under any circumstances.

SECTION 2.13. Interest. (a) (i) Subject to the provisions of Sections 2.10(c) and 2.13(b), Bridge Loans shall bear interest for each Interest Period on the unpaid principal thereof at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days) equal to (A) in the case of the initial Interest Period commencing on the Closing Date and the next succeeding Interest Period (i.e., the second Interest Period), 11.00% per annum, and (B) in the case of each subsequent Interest Period, the interest rate in effect for the immediately preceding Interest Period plus 0.50% per annum.

(ii) Subject to the provisions of Sections 2.10(c) and 2.13(b), Term Loans shall bear interest for each Interest Period on the unpaid principal thereof at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days) equal to (A) in the case of the initial Interest Period commencing on the Conversion Date, the interest rate in effect for the Bridge Loans immediately prior to the Conversion Date plus 0.50% per annum, and (B) in the case of each subsequent Interest Period, the interest rate in effect for the immediately preceding Interest Period plus 0.50% per annum.

(iii) Notwithstanding the foregoing clauses (i) and (ii), the interest rate borne by the Loans in any Interest Period shall not exceed 12.00% per annum (the “Total Cap”), except to the extent provided in Section 2.10(c), subject to Section 2.13(b). To the extent the interest rate borne by the Loans in any Interest Period exceeds a rate equal (A) 11.00% per annum (the “Cash Cap”) or (B) solely to the extent provided in Section 2.10(c), 12.35% per annum, subject in each case to Section 2.13(b), the Borrower may elect to pay such excess interest on the Loans by paying the appropriate excess interest on each relevant Interest Payment Date through the addition to the then outstanding aggregate principal amount of Loans of a principal amount equal to all or a portion of such excess interest to be paid.

(iv) Any Lender that surrenders Term Loans in exchange for Senior Subordinated Exchange Notes may elect to receive such Senior Subordinated Exchange Notes in multiple tranches of securities (with such tranches bearing different interest rates and having different maturities, ranking and other economic terms, all as reasonably determined by the Investment Bank; provided, that there shall not be more than four tranches of Senior Subordinated Exchange Notes in the aggregate without the consent of the Borrower), so long as (A) the weighted average yield of such tranches does not exceed the weighted average yield of such surrendered Term Loans (subject to any subsequent application of Section 2.10(c), the provisions of the Senior Subordinated Exchange Notes equivalent to Section 2.13(b), and the accrual of any additional interest or liquidated damages as contemplated in the definition of Registration Rights Agreement), (B) the weighted average maturity of such tranches is not less than the weighted average maturity of such surrendered Term Loans, and (C) the maturity of any particular Senior Subordinated Exchange Note shall not be earlier than the date that is eight years after the Closing Date. To the extent the weighted average interest rate borne on any outstanding Senior Subordinated Exchange Notes exceeds the Cash Cap, subject to the provisions of the Senior Subordinated Exchange Notes equivalent to Section 2.13(b), the Borrower may elect to pay such excess interest on, as provided in the Indenture, including pursuant to any supplements thereto providing for such tranches, such tranches of outstanding Senior Subordinated Exchange Notes as reasonably determined by the Investment Bank (which may be, but are not required to be, limited to tranches of Senior Subordinated Exchange Notes bearing an interest rate in excess of the Cash Cap) by paying the appropriate excess interest on each relevant Interest Payment Date through the addition to the then outstanding aggregate principal amount of Senior Subordinated Exchange Notes of the applicable tranches of a principal amount equal to all or a portion of such excess interest to be paid.

(b) Any amount (whether of principal, interest, fees or otherwise) not paid when due hereunder or any other Loan Document shall bear interest, to the extent permitted by law (after as well as before judgment), at the rate then applicable to the outstanding Loans pursuant to the foregoing provisions of this Section 2.13 plus 2.00% per annum. Notwithstanding anything to the contrary set forth herein, in no event shall the Total Cap or the Cash Cap or any other provision limit or affect the Borrower’s obligation to pay interest in cash on overdue amounts at the rate required to be paid by this Section 2.13(b).

(c) Interest shall be payable in arrears (either in cash or, to the extent permitted by clause (a)(iii) above, by adding to the then outstanding principal amount of the Loans) on each Interest Payment Date; provided, that additional interest accruing pursuant to Section 2.13(b) shall be payable from time to time upon demand.

(d) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error.

SECTION 2.14. [RESERVED].

SECTION 2.15. Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted Eurocurrency Rate); or

(ii) impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurocurrency Loans made by such Lender or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Loan or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as applicable, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Promptly after any Lender has determined that it will make a request for increased compensation pursuant to this Section 2.15, such Lender shall notify the Borrower thereof. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided, that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided, further, that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16. Indemnity. The Borrower shall indemnify each Lender against any loss or expense that such Lender may sustain or incur as a consequence of (a) any event, other than a default by such Lender in the performance of its obligations hereunder, which results in (i) such Lender receiving or being deemed to receive any amount on account of the principal of any Loan prior to the end of the Interest Period in effect therefor or (ii) the Loan to be made by such Lender not being made after notice of such Loan shall have been given by the Borrower hereunder (any of the events referred to in this clause (a) being called a “Breakage Event”) or (b) any failure by the Borrower to make any payment or prepayment required to be made by it hereunder. In the case of any Breakage Event, such loss shall include an amount equal to the excess, as reasonably determined by such Lender, of (i) its cost of obtaining funds for the Loan that is the subject of such Breakage Event for the period from the date of such Breakage Event to the last day of the Interest Period in effect (or that would have been in effect) for such Loan over (ii) the amount of interest likely to be realized by such Lender in redeploying the funds released or not utilized by reason of such Breakage Event for such period. A certificate of any Lender setting forth any amount or amounts which such Lender is entitled to receive pursuant to this Section 2.16 shall be delivered to the Borrower and shall be conclusive absent manifest error.

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SECTION 2.17. Taxes. (a) Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Documents shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided, that if a Loan Party shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or any Lender, as applicable, receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make such deductions and (iii) such Loan Party shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Loan Parties shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Each Loan Party shall indemnify the Administrative Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as applicable, on or with respect to any payment by or on account of any obligation of such Loan Party hereunder or under any other Loan Documents (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to such Loan Party by a Lender or by the Administrative Agent on its own behalf, on behalf of another Agent or on behalf of a Lender, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Lender that is entitled to an exemption from or reduction of withholding Tax or backup withholding Tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), to the extent such Lender is legally entitled to do so, at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as may reasonably be requested by such Borrower to permit such payments to be made without such withholding tax or at a reduced rate; provided, that no Lender shall have any obligation under this paragraph (e) with respect to any withholding Tax imposed by any jurisdiction other than the United States if in the reasonable judgment of such Lender such compliance would subject such Lender to any material unreimbursed cost or expense or would otherwise be disadvantageous to such Lender in any material respect.

(f) If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been

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indemnified by a Loan Party or with respect to which such Loan Party has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.17 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender (including any Taxes imposed with respect to such refund) as is determined by the Administrative Agent or Lender in good faith and in its sole discretion, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that such Loan Party, upon the request of the Administrative Agent or such Lender, agrees to repay as soon as reasonably practicable the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the Loan Parties or any other person.

SECTION 2.18. Pro Rata Treatment; Sharing of Set-offs. (a) If at any time insufficient funds are received by and available to the Administrative Agent from the Borrower to pay fully all amounts of principal, interest and fees then due from the Borrower hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due from the Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties and (ii) second, towards payment of principal then due from the Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(b) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph (b) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph (b) shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

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(c) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of (A) (1) in the case of Loans, the Federal Funds Effective Rate, (2) in the case of any other amounts denominated in U.S. Dollars, the Federal Funds Effective Rate, and (3) in the case of any other amount denominated in a currency other than U.S. Dollars, the rate reasonably determined by the Administrative Agent to be the cost to it of funding such amount, and (B) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(d) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.06(b) or 2.18(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.19. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as applicable, in the future and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material respect. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require any such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided, that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the

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case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. Nothing in this Section 2.19 shall be deemed to prejudice any rights that the Borrower may have against any Lender that is a Defaulting Lender.

(c) If any Lender has failed to consent to a proposed amendment, waiver, discharge or termination that pursuant to the terms of Section 10.08 requires the consent of all the Lenders affected and with respect to which the Required Lenders shall have granted their consent (any such Lender referred to above, a “Non-Consenting Lender”), then so long as no Event of Default then exists, the Borrower shall have the right (unless such Non-Consenting Lender grants such consent) to (i) replace any such Non-Consenting Lender by requiring such Non-Consenting Lender to assign its Loans and Commitments hereunder to one or more assignees reasonably acceptable to the Administrative Agent or (ii) require such Non-Consenting Lender to assign all of its Loans hereunder to one or more assignees reasonably acceptable to the Administrative Agent; provided, that (i) all Obligations of the Borrower owing to such Non-Consenting Lender being replaced and/or all Obligations of the Borrower owing to such Non-Consenting Lender in respect of any Loans required to be assigned shall be paid in full to such Non-Consenting Lender concurrently with such assignment, and (ii) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon. In connection with any such assignment the Borrower, the Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 10.04.

ARTICLE III

Representations and Warranties

The Borrower represents and warrants that:

SECTION 3.01. Organization; Powers. Except as set forth on Schedule 3.01, each of Holdings, the Borrower and each of the Subsidiaries (a) is a limited liability company, unlimited liability company, corporation or partnership duly organized, validly existing and in good standing (or, if applicable in a foreign jurisdiction, enjoys the equivalent status under the laws of any jurisdiction of organization outside the United States) under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted, (c) is qualified to do business in each jurisdiction where such qualification is required, except where the failure so to qualify could not reasonably be expected to have a Material Adverse Effect, and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of the Borrower, to borrow and otherwise obtain credit hereunder.

SECTION 3.02. Authorization. The execution, delivery and performance by Holdings, the Borrower and each of the Subsidiary Loan Parties of each of the Loan Documents to which it is a party, and the borrowings hereunder and the transactions forming a part of the Transactions (a) have been duly authorized by all corporate, stockholder or limited liability company or partnership action required to be obtained by Holdings, the Borrower and such

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Subsidiary Loan Parties and (b) will not (i) violate (A) any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents (including any limited liability company or operating agreements) or by-laws of Holdings, the Borrower or any such Subsidiary Loan Parties, (B) any applicable order of any court or any rule, regulation or order of any Governmental Authority or (C) any provision of any indenture, certificate of designation for preferred stock, agreement or other instrument to which Holdings, the Borrower or any such Subsidiary Loan Parties is a party or by which any of them or any of their property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) or to a loss of a material benefit under any such indenture, certificate of designation for preferred stock, agreement or other instrument, where any such conflict, violation, breach or default referred to in clause (i) or (ii) of this Section 3.02, could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by Holdings, the Borrower or any such Subsidiary Loan Parties, other than the Liens created by the Credit Agreement Documents and Liens permitted by Section 6.02.

SECTION 3.03. Enforceability. This Agreement has been duly executed and delivered by Holdings and the Borrower and constitutes, and each other Loan Document when executed and delivered by each Loan Party that is party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against each such Loan Party in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (iii) implied covenants of good faith and fair dealing.

SECTION 3.04. Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the Transactions, except for (a) the filing of Uniform Commercial Code financing statements and equivalent filings in foreign jurisdictions pursuant to the terms of the Credit Agreement Documents, (b) filings with the United States Patent and Trademark Office and the United States Copyright Office and comparable offices in foreign jurisdictions and equivalent filings in foreign jurisdictions pursuant to the terms of the Credit Agreement Documents, (c) recordation of the Mortgages pursuant to the terms of the Credit Agreement Documents, (d) such as have been made or obtained and are in full force and effect, (e) such other actions, consents, approvals, registrations or filings with respect to which the failure to be obtained or made could not reasonably be expected to have a Material Adverse Effect and (f) filings or other actions listed on Schedule 3.04.

SECTION 3.05. Financial Statements. (a) The Borrower has heretofore furnished to the Lenders:

(i) the unaudited pro forma condensed combined balance sheet as of June 30, 2005 (the “Pro Forma Closing Balance Sheet”) and the related unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2004, the six months ended June 30, 2005 and the year ended December 31, 2004 (the “Pro Forma

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Closing Income Statements”; and, together with the Pro Forma Closing Balance Sheet, the “Pro Forma Closing Financial Statements”) of the Borrower, together with its combined subsidiaries (in each case including the notes thereto), copies of which have heretofore been furnished to each Lender (via inclusion in the Information Memorandum), except as set forth on Schedule 3.05(a), have been prepared giving effect to the Transactions as set forth in the Information Memorandum (as if such events had occurred, in the case of the Pro Forma Closing Balance Sheet, on such date and, in the case of the Pro Forma Closing Income Statements, January 1, 2004). The Pro Forma Closing Financial Statements have been prepared in good faith based on assumptions believed by Holdings and the Borrower to have been reasonable as of the date of delivery thereof (it being understood that such assumptions are based on good faith estimates of certain items and that the actual amount of such items is subject to change). The Pro Forma Closing Balance Sheet presents fairly in all material respects on a pro forma basis the estimated financial position of the Borrower and its consolidated subsidiaries as at June 30, 2005, assuming that the events specified in the second preceding sentence had actually occurred at such date, and the Pro Forma Closing Income Statement presents fairly in all material respects on a pro forma basis the results of operations of Borrower and its consolidated subsidiaries for such twelve-month period, assuming that the events specified in the second preceding sentence had actually occurred on the first day of such twelve-month period.

(ii) (A) The audited combined balance sheets of the Companies as at December 31, 2003 and December 31, 2004 and the related combined statements of operations, changes in combined equity and cash flows of the Companies for the fiscal years ended December 31, 2002, December 31, 2003 and December 31, 2004 and (B) the unaudited condensed combined balance sheets as of June 30, 2005 and December 31, 2004 and related combined condensed statements of operations, changes in combined equity and cash flows of the Companies for the six months ended June 30, 2004 and June 30, 2005, in each such case, copies of which have heretofore been furnished to each Lender, except as disclosed in the Offering Circular, have been prepared in accordance with GAAP applied consistently throughout the periods involved and Regulation S-X under the Securities Act of 1933, as amended, and present fairly the financial condition and results of operations of the Companies, as of and on such dates set forth on such financial statements.

(b) Except as set forth in Schedule 3.05(b), none of the Borrower or the Subsidiaries has any material Guarantees, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the financial statements referred to in the preceding clauses (a)(i) and (ii). During the period from December 31, 2004, to and including the Closing Date there has been no disposition by Holdings, the Borrower or any of its subsidiaries of any material part of its business or property other than in connection with the Transactions that has not been disclosed in the Information Memorandum.

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SECTION 3.06. No Material Adverse Change or Material Adverse Effect. Since December 31, 2004, there has been no event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

SECTION 3.07. Title to Properties; Possession Under Leases. (a) Each of the Borrower and the Subsidiaries has good and valid record fee simple title to, or valid leasehold interests in, or easements or other limited property interests in, all its properties and assets, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes and except where the failure to have such title, interests or easements could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All such properties and assets held in fee simple are free and clear of Liens, other than Liens expressly permitted by Section 6.02 or arising by operation of law.

(b) Each of the Borrower and the Subsidiaries has complied with all obligations under all leases to which it is a party, except where the failure to comply would not reasonably be considered to have Material Adverse Effect, and all such leases are in full force and effect, except leases in respect of which the failure to be in full force and effect could not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.07(b), the Borrower and each of the Subsidiaries enjoys peaceful and undisturbed possession under all such leases, other than leases in respect of which the failure to enjoy peaceful and undisturbed possession could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) Each of the Borrower and the Subsidiaries owns or possesses, or could obtain ownership or possession of or rights under, on terms not materially adverse to it, all patents, trademarks, service marks, trade names, copyrights, licenses and rights with respect thereto necessary for the present conduct of its business, without any conflict (of which the Borrower has been notified in writing) with the rights of others, and free from any burdensome restrictions on the present conduct of the their businesses, except where such conflicts and restrictions could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.08. Subsidiaries. (a) Schedule 3.08(a) sets forth as of the Closing Date the name and jurisdiction of incorporation, formation or organization of each direct and indirect subsidiary of Holdings. Except as set forth on Schedule 3.08(a), as of the Closing Date, all of the issued and outstanding Equity Interests of each subsidiary of Holdings is owned directly by Holdings or by another subsidiary.

(b) As of the Closing Date, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Equity Interests of Holdings, the Borrower or any of the Subsidiaries, except rights of employees to purchase Equity Interests of Holdings in connection with the Transactions or as set forth on Schedule 3.08(b).

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SECTION 3.09. Litigation; Compliance with Laws. (a) As of the Closing Date, there are no actions, suits or proceedings at law or in equity or, to the knowledge of the Borrower, investigations by or on behalf of any Governmental Authority or in arbitration now pending, or, to the knowledge of the Borrower, threatened in writing against or affecting Holdings or the Borrower or any of its subsidiaries or any business, property or rights of any such person (i) that involve any Loan Document, any Transaction Document or the Transactions or (ii) which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or materially adversely affect the Transactions. As of the date of any Borrowing after the Closing Date, there are no actions, suits or proceedings at law or in equity or, to the knowledge of the Borrower, investigations by or on behalf of any Governmental Authority or in arbitration now pending, or, to the knowledge of the Borrower, threatened in writing against or affecting Holdings or the Borrower or any of its subsidiaries or any business, property or rights of any such person which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) None of Holdings, the Borrower, the Subsidiaries or their respective properties or assets is in violation of (nor will the continued operation of their material properties and assets as currently conducted violate) any law, rule or regulation (including any zoning, building, Environmental Law, ordinance, code or approval or any building permit) or any restriction of record or agreement affecting any property, or is in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.10. Federal Reserve Regulations. (a) None of Holdings, the Borrower or the Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(b) No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose, or (ii) for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation U or Regulation X.

SECTION 3.11. Investment Company Act; Public Utility Holding Company Act. None of Holdings, the Borrower or the Subsidiaries is (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended, or (b) a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935, as amended.

SECTION 3.12. Use of Proceeds. The Borrower will use the proceeds of the Bridge Loans borrowed on the Closing Date, together with the proceeds of the Senior Notes and the Credit Facilities borrowed on the Closing Date, (i) to finance a portion of the Transactions and for the payment of fees and expenses payable in connection with the Transactions and (ii) for general corporate purposes.

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SECTION 3.13. Tax Returns. Except as set forth on Schedule 3.13:

(a) Each of Holdings, the Borrower and the Subsidiaries (i) has timely filed or caused to be timely filed all federal, state, local and non-U.S. Tax returns required to have been filed by it that are material to such companies taken as a whole and each such Tax return is true and correct in all material respects, including, without limitation, relating to all periods or portions thereof ending on or prior to the Closing Date and (ii) has timely paid or caused to be timely paid all Taxes shown thereon to be due and payable by it and all other material Taxes or assessments, except Taxes or assessments, including, without limitation, relating to all periods or portions thereof ending on or prior to the Closing Date that are being contested in good faith by appropriate proceedings in accordance with Section 5.03 and for which Holdings, the Borrower or any of the Subsidiaries (as the case may be) has set aside on its books adequate reserves in accordance with GAAP; and

(b) Other than as could not be, individually or in the aggregate, reasonably expected to have a Material Adverse Effect: as of the Closing Date, with respect to each of Holdings, the Borrower and the Subsidiaries, (i) there are no claims being asserted in writing with respect to any Taxes, (ii) no presently effective waivers or extensions of statutes of limitation with respect to Taxes have been given or requested and (iii) no Tax returns are being examined by, and no written notification of intention to examine has been received from, the Internal Revenue Service or any other Taxing authority.

SECTION 3.14. No Material Misstatements. (a) All written information (other than the Projections, estimates and information of a general economic nature) (the “Information”) concerning Holdings, the Borrower, the Subsidiaries, the Transactions and any other transactions contemplated hereby included in the Information Memorandum or otherwise prepared by or on behalf of the foregoing or their representatives and made available to any Lenders or the Administrative Agent in connection with the Transactions or the other transactions contemplated hereby, when taken as a whole, were true and correct in all material respects, as of the date such Information was furnished to the Lenders and as of the Closing Date and did not contain any untrue statement of a material fact as of any such date or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made.

(b) Any Projections and estimates and information of a general economic nature prepared by or on behalf of the Borrower or any of its representatives and that have been made available to any Lenders or the Administrative Agent in connection with the Transactions or the other transactions contemplated hereby (i) have been prepared in good faith based upon assumptions believed by the Borrower to be reasonable as of the date thereof, as of the date such Projections and estimates were furnished to the Initial Lenders and as of the Closing Date, and (ii) as of the Closing Date, have not been modified in any material respect by the Borrower.

SECTION 3.15. Employee Benefit Plans. (a) Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect or as set forth on Schedule 3.15: (i) each of Holdings, the Borrower, the Subsidiaries and the ERISA Affiliates is in compliance with the applicable provisions of ERISA and the provisions of the Code relating to

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Plans and the regulations and published interpretations thereunder and any similar applicable law; no Reportable Event has occurred during the past five years as to which Holdings, the Borrower, a Subsidiary or any ERISA Affiliate was required to file a report with the PBGC, other than reports that have been filed; (ii) no Reportable Event has occurred during the past five years as to which Holdings, the Borrower, a Subsidiary or any ERISA Affiliate was required to file a report with the PBGC, other than reports that have been filed; (iii) the present value of all benefit liabilities under each Plan of Holdings, the Borrower, the Subsidiaries and the ERISA Affiliates (based on those assumptions used to fund such Plan), as of the last annual valuation date applicable thereto for which a valuation is available, does not exceed the value of the assets of such Plan, and the present value of all benefit liabilities of all underfunded Plans (based on those assumptions used to fund each such Plan), as of the last annual valuation dates applicable thereto for which valuations are available, does not exceed the value of the assets of all such underfunded Plans; (iv) no ERISA Event has occurred or is reasonably expected to occur; and (v) none of Holdings, the Borrower, the Subsidiaries or the ERISA Affiliates has received any written notification that any Multiemployer Plan is in reorganization or has been terminated within the meaning of Title IV of ERISA, or has knowledge that any Multiemployer Plan is reasonably expected to be in reorganization or to be terminated.

(b) Each of Holdings, the Borrower and the Subsidiaries is in compliance (i) with all applicable provisions of law and all applicable regulations and published interpretations thereunder with respect to any employee pension benefit plan or other employee benefit plan governed by the laws of a jurisdiction other than the United States and (ii) with the terms of any such plan, except, in each case, for such noncompliance that could not reasonably be expected to have a Material Adverse Effect.

(c) None of Holdings, the Borrower or any of the Subsidiaries is or has at any time been an employer (for the purposes of sections 38 to 51 of the Pensions Act 2004) of an occupational pension scheme that is not a money purchase scheme (both terms as defined in the Pension Schemes Act 1993), and none of Holdings, the Borrower or any of the Subsidiaries is or has at any time been “connected” with or an “associate” of (as those terms are used in sections 39 and 43 of the Pensions Act 2004) such an employer, other than any such scheme, connection or association that could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.16. Environmental Matters. Except as disclosed on Schedule 3.16 and except as to matters that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (i) no written notice, request for information, order, complaint or penalty has been received by the Borrower or any of the Subsidiaries, and there are no judicial, administrative or other actions, suits or proceedings pending or threatened, that allege a violation of or liability under any applicable Environmental Laws, in each case relating to the Borrower or any of the Subsidiaries, (ii) each of the Borrower and the Subsidiaries has obtained and maintained all permits, licenses and other approvals necessary for its operations to comply with all applicable Environmental Laws and is, and during the term of all applicable statutes of limitation, has been, in compliance with the terms of such permits, licenses and other approvals and with all other applicable Environmental Laws, (iii) there has been no material written environmental assessment or audit conducted since January 1, 2000, by the Borrower or any of the Subsidiaries of any property currently owned or leased by the Borrower or any of the Subsidiaries that has not been made available to the Administrative Agent prior to the date

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hereof, (iv) no Hazardous Material is located at, on or under any property currently or, to the knowledge of the Borrower, formerly owned, operated or leased by the Borrower or any of its Subsidiaries that would reasonably be expected to give rise to any cost, liability or obligation of the Borrower or any of the Subsidiaries under any applicable Environmental Laws, and no Hazardous Material has been generated, owned, treated, stored, handled or controlled by the Borrower or any of its Subsidiaries and transported to or Released at any location in a manner that would reasonably be expected to give rise to any cost, liability or obligation of the Borrower or any of the Subsidiaries under any Environmental Laws, and (v) there are no written agreements in which the Borrower or any of the Subsidiaries has expressly assumed or undertaken responsibility, and such assumption or undertaking of responsibility has not expired or otherwise terminated, for any liability or obligation of any other person arising under or relating to applicable Environmental Laws, which in any such case has not been made available to the Administrative Agent prior to the date hereof.

SECTION 3.17. [RESERVED].

SECTION 3.18. Real Property. As of the Closing Date, Holdings, the Borrower and the Subsidiary Loan Parties own in fee all the real property set forth as being owned by them on the Perfection Certificate (as defined in the Credit Agreement) delivered pursuant to the Credit Agreement.

SECTION 3.19. Solvency. (a) Immediately after giving effect to the Transactions on the Closing Date, (i) the sum of the assets of the Borrower (individually) and Holdings, the Borrower and the Subsidiaries on a consolidated basis, both at a fair valuation and at present fair salable value, exceeds the liabilities, including contingent, subordinated, unmatured, unliquidated, and disputed liabilities of the Borrower (individually) and Holdings, the Borrower and the Subsidiaries on a consolidated basis, respectively; (ii) the Borrower (individually) and Holdings, the Borrower and the Subsidiaries on a consolidated basis, respectively, have sufficient capital with which to conduct their business; and (iii) the Borrower (individually) and Holdings, the Borrower and the Subsidiaries on a consolidated basis have not incurred debts beyond their ability to pay such debts as they mature. For purposes of this definition, “debt” means any liability on a claim, and “claim” means (i) a right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured or (ii) a right to an equitable remedy for breach of performance to the extent such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured. With respect to any such contingent liabilities, such liabilities shall be computed at the amount which, in light of all the facts and circumstances existing at the time, represents the amount which can reasonably be expected to become an actual or matured liability.

(b) Neither of Holdings or the Borrower intends to, or believes that it or any Subsidiary Loan Party will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing and amounts of cash to be received by it or any such Subsidiary Loan Party and the timing and amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary Loan Party.

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SECTION 3.20. Labor Matters. Except as, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes pending or threatened against Holdings, the Borrower or any of the Subsidiaries; (b) the hours worked and payments made to employees of Holdings, the Borrower and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable law dealing with such matters; (c) all payments due from Holdings, the Borrower or any of the Subsidiaries or for which any claim may be made against Holdings, the Borrower or any of the Subsidiaries, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of Holdings, the Borrower or such Subsidiary to the extent required by GAAP; and (d) Holdings, the Borrower and the Subsidiaries are in compliance with all applicable laws, agreements, policies, plans and programs relating to employment and employment practices. Except as set forth on Schedule 3.20, consummation of the Transactions will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which Holdings, the Borrower or any of the Subsidiaries (or any predecessor) is a party or by which Holdings, the Borrower or any of the Subsidiaries (or any predecessor) is bound.

SECTION 3.21. Insurance. Schedule 3.21 sets forth a true, complete and correct description of all material insurance maintained by or on behalf of Holdings, the Borrower or the Subsidiaries as of the Closing Date. As of such date, such insurance is in full force and effect. Such insurance complies with the requirements of this Agreement and the other Loan Documents and the Borrower believes that the insurance maintained by or on behalf of Holdings, the Borrower and the Subsidiaries is adequate.

SECTION 3.22. Representations and Warranties in Purchase Agreement. All representations and warranties of Holdings and the Borrower set forth in the Purchase Agreement were true and correct in all material respects as of the time such representations and warranties were made and shall be true and correct in all material respects as of the Closing Date as if such representations and warranties were made on and as of such date, unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date.

SECTION 3.23. [RESERVED].

SECTION 3.24. No Violation. (a) None of Holdings, the Borrower or any Subsidiary is (a) a party to any agreement or instrument, or subject to any corporate restriction, that, individually or in the aggregate, has resulted, or could reasonably be expected to result, in a Material Adverse Effect or (b) is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which any of Holdings, the Borrower or any Subsidiary is a party that, individually or in the aggregate, has resulted, or could reasonably be expected to result, in a Material Adverse Effect.

SECTION 3.25. Holdings Indebtedness. As of the Closing Date, prior to giving effect to the Transactions, Holdings does not have any Indebtedness.

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ARTICLE IV

Conditions of Lending

The obligations of the Lenders to make Bridge Loans are subject to the satisfaction of the following conditions:

SECTION 4.01. Closing. On the Closing Date:

(a) The Administrative Agent shall have received a Borrowing Request as required by Section 2.03 and the Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received, on behalf of itself and the Lenders on the Closing Date, a favorable written opinion of (i) O’Melveny & Myers LLP, special counsel for Holdings, the Borrower and the other Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent, and (ii) local counsel reasonably satisfactory to the Administrative Agent as specified on Schedule 4.01(b), in each case (a) dated the Closing Date, (b) addressed to the Administrative Agent and the Lenders and (c) in form and substance reasonably satisfactory to the Administrative Agent and covering such other matters relating to the Loan Documents and the Transactions as the Administrative Agent shall reasonably request, and each of Holdings, the Borrower and the other Loan Parties hereby instructs its counsel to deliver such opinions.

(c) All legal matters incident to this Agreement, the borrowings and the other Loan Documents shall be reasonably satisfactory to the Administrative Agent and to the Lenders on the Closing Date.

(d) The Administrative Agent shall have received in the case of each Loan Party each of the items referred to in clauses (i), (ii), (iii) and (iv) below:

(i) a copy of the certificate or articles of incorporation or formation, limited liability agreement, partnership agreement or other constituent or governing documents, including all amendments thereto, of each Loan Party, (a) if applicable in such jurisdiction, certified as of a recent date by the Secretary of State (or other similar official) of the jurisdiction of its organization, and a certificate as to the good standing (to the extent such concept or a similar concept exists under the laws of such jurisdiction) of each such Loan Party as of a recent date from such Secretary of State (or other similar official), and (b) otherwise, (i) certified by the Secretary or Assistant Secretary of each such Loan Party or other person duly authorized by the constituent documents of such Loan Party or (ii) otherwise in form and substance reasonably satisfactory to the Administrative Agent;

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(ii) a certificate of the Secretary or Assistant Secretary or similar officer of each Loan Party or other person duly authorized by the constituent documents of such Loan Party dated the Closing Date and certifying

(A) that attached thereto is a true and complete copy of the by-laws (or limited liability company agreement, articles of association, partnership agreement or other equivalent constituent and governing documents) of such Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below;

(B) that attached thereto is a true and complete copy of resolutions (or equivalent authorizing actions) duly adopted by the Board of Directors (or equivalent governing body) of such Loan Party (or its managing general partner or managing member) authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect on the Closing Date;

(C) that the certificate or articles of incorporation, by-laws, limited liability company agreement, articles of association, partnership agreement or other equivalent constituent and governing documents of such Loan Party have not been amended since the date of the last amendment thereto disclosed pursuant to clause (i) above;

(D) as to the incumbency and specimen signature of each officer or other duly authorized person executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party; and

(E) as to the absence of any pending proceeding for the dissolution or liquidation of such Loan Party or, to the knowledge of such person, threatening the existence of such Loan Party;

(iii) a certification of another officer or other duly authorized person as to the incumbency and specimen signature of the Secretary or Assistant Secretary or similar officer or other person duly authorized by such Loan Party executing the certificate pursuant to clause (ii) above; and

(iv) such other documents as the Administrative Agent on the Closing Date may reasonably request (including tax identification numbers and addresses).

(e) The Administrative Agent (or its counsel) shall have received from each party to the Guarantee Agreement either (i) a counterpart of the Guarantee Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative

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Agent (which may include telecopy transmission of a signed signature page of such Agreement) that such party has signed a counterpart of the Guarantee Agreement.

(f) The Acquisition contemplated by the Purchase Agreement to be consummated on the Closing Date shall be consummated prior to or simultaneously with the closing under this Agreement (but in any event on the Closing Date) in accordance with applicable law and the terms and conditions of the Purchase Agreement.

(g) The Equity Financing shall have been consummated prior to or simultaneously with the closing under this Agreement (but in any event on the Closing Date) in accordance with applicable law and the terms and conditions of the Equity Financing Documents.

(h) The Borrower shall have received not less than (i) $860,000,000 in gross cash proceeds from loans under the Credit Facilities and (ii) $266,387,400 in gross cash proceeds from the issuance of the Senior Notes.

(i) On the Closing Date, after giving effect to the Transactions and the other transactions contemplated hereby, Holdings, the Borrower and the Subsidiaries shall have outstanding no Indebtedness or preferred Equity Interests other than (i) Indebtedness permitted pursuant to Section 6.01, (ii) the Guarantee by Holdings of the Credit Facilities pursuant to the Credit Agreement Documents to which it is a party, and (iii) the Seller Preferred Equity of Holdings.

(j) The Arrangers shall have received (a) a solvency opinion in form and substance and from Murray, Devine & Co., Inc. or another independent investment bank or valuation firm reasonably satisfactory to the Joint Lead Arrangers to the effect that, or (b) a customary certificate from a Responsible Officer of the Borrower certifying that Holdings and its subsidiaries, on a consolidated basis after giving effect to the Transactions and the other transactions contemplated hereby, are solvent.

(k) All requisite governmental authorities and third parties shall have approved or consented to the Transactions contemplated by the Purchase Agreement to the extent required by the Purchase Agreement and the Loan Documents to be consummated on the Closing Date to the extent required and material, all applicable appeal periods shall have expired and there shall be no litigation, governmental, administrative or judicial action, actual or threatened, that would reasonably be expected to restrain, prevent or impose burdensome conditions on the Transactions or the other transactions contemplated hereby.

(l) The Agents shall have received all fees payable thereto or to any Lender on or prior to the Closing Date and, to the extent invoiced, all other amounts due and payable pursuant to the Loan Documents on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket expenses (including reasonable fees, charges and disbursements of Shearman & Sterling LLP and U.S. and local and foreign counsel) required to be reimbursed or paid by the Loan Parties hereunder or under any Loan Document.

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(m) The representations and warranties set forth in the Loan Documents other than the representation and warranty set forth in Section 3.06) that are qualified by materiality shall be true and correct, and the representations and warranties that are not so qualified shall be true and correct in all material respects, in each case on and as of the date of such Borrowing, with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties that are qualified by materiality shall be true and correct, and the representations and warranties that are not so qualified shall be true and correct in all material respects, as of such earlier date).

(n) At the time of and immediately after the Borrowing, no Event of Default or Default shall be occurred and be continuing or would result therefrom.

ARTICLE V

Affirmative Covenants

Each of Holdings (solely with respect to Section 5.01(a) and Section 5.06) and the Borrower covenants and agrees with each Lender that so long as this Agreement shall remain in effect (other than in respect of contingent indemnification obligations) and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full, unless the Required Lenders shall otherwise consent in writing, each of Holdings (solely with respect to Section 5.01(a) and Section 5.06) and the Borrower will, and will cause each of the Material Subsidiaries to:

SECTION 5.01. Existence; Businesses and Properties. (a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, (i) except as otherwise expressly permitted under Section 6.05, and (ii) except for the liquidation or dissolution of Subsidiaries if the assets of such Subsidiaries to the extent they exceed estimated liabilities are acquired by the Borrower or a Wholly Owned Subsidiary of the Borrower in such liquidation or dissolution; provided, that Subsidiaries that are Subsidiary Loan Parties may not be liquidated into Subsidiaries that are not Subsidiary Loan Parties unless such liquidation is otherwise permitted by Section 6.05(b).

(b) Do or cause to be done all things necessary to (i) obtain, preserve, renew, extend and keep in full force and effect the permits, franchises, authorizations, patents, trademarks, service marks, trade names, copyrights, licenses and rights with respect thereto necessary to the normal conduct of its business, unless the failure to do so would not result, in each case, in a Material Adverse Effect, (ii) comply in all material respects with all material applicable laws, rules, regulations (including any zoning, building, ordinance, code or approval or any building permits or any restrictions of record or agreements affecting the Mortgaged Properties (as defined in the Credit Agreement)) and judgments, writs, injunctions, decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted, and (iii) at all times maintain and preserve all material property necessary to the normal conduct of its business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and

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replacements thereto necessary in order that the business carried on in connection therewith, if any, may be properly conducted at all times (in each case except as expressly permitted by this Agreement).

SECTION 5.02. Insurance. Keep its insurable properties insured at all times by financially sound and reputable insurers in such amounts as shall be customary for similar businesses and maintain such other reasonable insurance (including, to the extent consistent with past practices, self-insurance), of such types, to such extent and against such risks, as is customary with companies in the same or similar businesses, taking into account the general degree to which such companies are leveraged, and maintain such other insurance as may be required by law or any other Loan Document.

SECTION 5.03. Taxes. Pay and discharge promptly when due all material Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise that, if unpaid, might give rise to a Lien upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to any such Tax, assessment, charge, levy or claim so long as (a) the validity or amount thereof shall be contested in good faith by appropriate proceedings, (b) Holdings, the Borrower or the affected Subsidiary, as applicable, shall have set aside on its books adequate reserves in accordance with GAAP with respect thereto, and (c) the failure to make such payment and discharge could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.04. Financial Statements, Reports, etc. Furnish to the Administrative Agent (which will promptly furnish such information to the Lenders):

(a) within 90 days (or, if applicable, such shorter period as the SEC shall specify for the filing of Annual Reports on Form 10-K or, if applicable, such longer period permitted under Rule 12b-25 under the Exchange Act) after the end of each fiscal year, (i) a consolidated balance sheet and related statements of operations, cash flows and owners’ equity showing the financial position of the Borrower and its subsidiaries as of the close of such fiscal year and the consolidated results of its operations during such year and, commencing with the fiscal year ending December 31, 2005, setting forth in comparative form the corresponding figures for the prior fiscal year, and (ii) management’s discussion and analysis of significant operational and financial developments during such fiscal year, which consolidated balance sheet and related statements of operations, cash flows and owners’ equity shall be audited by independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which shall not be qualified in any material respect) to the effect that such consolidated financial statements fairly present, in all material respects, the financial position and results of operations of the Borrower and its subsidiaries on a consolidated basis in accordance with GAAP (it being understood that the delivery by the Borrower of Annual Reports on Form 10-K of the Borrower and its consolidated subsidiaries shall satisfy the requirements of this Section 5.04(a) to the extent such Annual Reports include the information specified herein);

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(b) within 45 days (or, if applicable, such shorter period as the SEC shall specify for the filing of Quarterly Reports on Form 10-Q or, if applicable, such longer period permitted under Rule 12b-25 under the Exchange Act) after the end of each of the first three fiscal quarters of each fiscal year, commencing with the fiscal quarter ending September 30, 2005 (it being agreed that (x) the deliverables under this clause (b) in respect of the fiscal quarter ending September 30, 2005 shall not be required to be furnished until the 75th day following September 30, 2005, solely to the extent permitted under the Senior Notes Indenture at such time, and (y) such deliverables shall be furnished no later than the date such requirements are complied with under the Senior Notes Indenture), (i) a consolidated balance sheet and related statements of operations and cash flows showing the financial position of the Borrower and its subsidiaries as of the close of such fiscal quarter and the consolidated results of its operations during such fiscal quarter and the then-elapsed portion of the fiscal year and setting forth in comparative form the corresponding figures for the corresponding periods of the prior fiscal year, and (ii) management’s discussion and analysis of significant operational and financial developments during such quarterly period, all of which shall be in reasonable detail and which consolidated balance sheet and related statements of operations and cash flows shall be certified by a Responsible Officer of the Borrower on behalf of the Borrower as fairly presenting, in all material respects, the financial position and results of operations of the Borrower and its subsidiaries on a consolidated basis in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes (it being understood that the delivery by the Borrower of Quarterly Reports on Form 10-Q of the Borrower and its consolidated subsidiaries shall satisfy the requirements of this Section 5.04(b) to the extent such Quarterly Reports include the information specified herein);

(c) (i) concurrently with any delivery of financial statements under paragraph (a) or (b) above, a certificate of a Responsible Officer of the Borrower (A) certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, (B) commencing with the fiscal period ending March 31, 2006, setting forth computations of the Consolidated Leverage Ratio in reasonable detail as of the end of the applicable fiscal period, and (C) commencing with the fiscal period ending March 31, 2006, setting forth computations in reasonable detail demonstrating compliance with the covenants contained in Sections 6.10 and 6.11, and (ii) concurrently with any delivery of financial statements under paragraph (a) above, a certificate of the accounting firm opining on or certifying such statements stating whether they obtained knowledge during the course of their examination of such statements of any Default or Event of Default (which certificate may be limited to accounting matters and disclaims responsibility for legal interpretations);

(d) promptly after the same become publicly available, copies of all periodic and other publicly available reports, proxy statements and, to the extent requested by the Administrative Agent, other reports and statements filed by Holdings, the Borrower or any of its subsidiaries with the SEC, or after an initial public offering, distributed to its stockholders generally, as applicable; provided, however, that such reports, proxy statements, filings and other materials required to be delivered pursuant to this clause (d)

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shall be deemed delivered for purposes of this Agreement when posted to the website of the Borrower or any website operated by the SEC containing “EDGAR” database information;

(e) if, as a result of any change in accounting principles and policies from those applied in the preparation of the financial statements referred to in Section 3.05(a)(ii) for the fiscal year ended December 31, 2004, the consolidated financial statements of the Borrower and its subsidiaries delivered pursuant to paragraph (a) above will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such clauses had no such change in accounting principles and policies been made, then, together with the first delivery of financial statements pursuant to paragraph (a) above following such change, a schedule prepared by a Responsible Officer on behalf of the Borrower reconciling such changes to what the financial statements would have been without such changes;

(f) within 90 days after the beginning of each fiscal year, a detailed consolidated quarterly budget for such fiscal year and, as soon as available, significant revisions, if any, of such budget and quarterly projections with respect to such fiscal year, including a description of underlying assumptions with respect thereto (collectively, the “Budget”);

(g) [RESERVED];

(h) promptly, a copy of all reports submitted to the Board of Directors (or any committee thereof) of any of Holdings, the Borrower or any Subsidiary in connection with any material interim or special audit made by independent accountants of the books of Holdings, the Borrower or any Subsidiary;

(i) promptly, from time to time, such other information regarding the operations, business affairs and financial condition of Holdings, the Borrower or any of its subsidiaries, or compliance with the terms of any Loan Document, or such consolidating financial statements, as in each case the Administrative Agent may reasonably request (for itself or on behalf of any Lender); and

(j) promptly upon request by the Administrative Agent, copies of: (i) each Schedule B (Actuarial Information) to the most recent annual report (Form 5500 Series) filed with the Internal Revenue Service with respect to a Plan; (ii) the most recent actuarial valuation report for any Plan; (iii) all notices received from a Multiemployer Plan sponsor, a plan administrator or any governmental agency, or provided to any Multiemployer Plan by Holdings, the Borrower, a Subsidiary or any ERISA Affiliate, concerning an ERISA Event; and (iv) such other documents or governmental reports or filings relating to any Plan or Multiemployer Plan as the Administrative Agent shall reasonably request.

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SECTION 5.05. Litigation and Other Notices. Furnish to the Administrative Agent written notice of the following promptly after any Responsible Officer of Holdings or the Borrower obtains actual knowledge thereof:

(a) any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

(b) the filing or commencement of, or any written threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against Holdings, the Borrower or any of its subsidiaries as to which an adverse determination is reasonably probable and that, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

(c) any other development specific to Holdings, the Borrower or any of its subsidiaries that is not a matter of general public knowledge and that has had, or could reasonably be expected to have, a Material Adverse Effect; and

(d) the development of any ERISA Event that, together with all other ERISA Events that have developed or occurred, could reasonably be expected to have a Material Adverse Effect.

SECTION 5.06. Compliance with Laws. Comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect; provided, that this Section 5.06 shall not apply to Environmental Laws, which are the subject of Section 5.10, or to laws related to Taxes, which are the subject of Section 5.03.

SECTION 5.07. Maintaining Records; Access to Properties and Inspections. Maintain all financial records in accordance with GAAP and permit any persons designated by the Administrative Agent or, upon the occurrence and during the continuance of an Event of Default, any Lender to visit and inspect the financial records and the properties of Holdings, the Borrower or any of the Subsidiaries at reasonable times, upon reasonable prior notice to Holdings or the Borrower, and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any persons designated by the Administrative Agent or, upon the occurrence and during the continuance of an Event of Default, any Lender upon reasonable prior notice to Holdings or the Borrower to discuss the affairs, finances and condition of Holdings, the Borrower or any of the Subsidiaries with the officers thereof and independent accountants therefor (subject to reasonable requirements of confidentiality, including requirements imposed by law or by contract).

SECTION 5.08. Payment of Obligations. Pay its material Indebtedness and other material obligations, including material Tax liabilities, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, and (c) the failure to make such payment could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.09. Use of Proceeds. Use the proceeds of the Loans only as contemplated in Section 3.12.

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SECTION 5.10. Compliance with Environmental Laws. Comply with all Environmental Laws applicable to its operations and properties; and comply with and obtain and renew all material permits, licenses and other approvals required pursuant to Environmental Law for its operations and properties, except, in each case with respect to this Section 5.10, to the extent the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.11. Further Assurances. In connection with (a) the formation or acquisition of any direct or indirect Domestic Subsidiary of Holdings or the Borrower or (b) any existing direct or indirect subsidiary of Holdings or the Borrower becoming a Subsidiary Loan Party, within ten Business Days after the date of such formation, acquisition or Subsidiary becoming a Subsidiary Loan Party, notify the Administrative Agent and the Lenders thereof and, within 20 Business Days after such date or such longer period as the Administrative Agent shall agree, cause such Subsidiary or Subsidiary Loan Party to duly execute and deliver to the Administrative Agent a counterpart of the Guarantee Agreement.

SECTION 5.12. Fiscal Year; Accounting. In the case of the Borrower, cause its fiscal year to end on December 31.

SECTION 5.13. Lender Meetings. In the case of the Borrower, upon the request of the Administrative Agent, participate in a meeting of the Administrative Agent and the Lenders once during each fiscal year to be held at such time and location as may be agreed upon by the Borrower and the Administrative Agent.

SECTION 5.14. Compliance with Material Contracts. Perform and observe all of the terms and conditions of each material agreement to be performed or observed by it, maintain each such material agreement in full force and effect, enforce each such material agreement in accordance with its terms, except where the failure to do so, either individually or in the aggregate, could not be reasonably likely to have a Material Adverse Effect.

ARTICLE VI

Negative Covenants

Each of Holdings (solely with respect to Sections 6.08(b) and 6.09) and the Borrower covenants and agrees with each Lender that, so long as this Agreement shall remain in effect (other than in respect of contingent indemnification obligations) and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full, unless the Required Lenders shall otherwise consent in writing, Holdings will not (solely with respect to Sections 6.08(b) and 6.09) and the Borrower will not, and will not cause or permit any of the Material Subsidiaries to:

SECTION 6.01. Indebtedness. Incur, create, assume or permit to exist any Indebtedness, except:

(a) Indebtedness (other than intercompany Indebtedness) of the Subsidiaries existing, or incurred pursuant to facilities existing, on the Closing Date and set forth on Schedule 6.01 and any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness or, without duplication, replacements of such facilities that would constitute Permitted Refinancing Indebtedness with respect to such facilities if all Indebtedness available to be incurred thereunder were outstanding on the date of such replacement;

(b) (i) Indebtedness created hereunder and under the other Loan Documents, (ii) the Senior Subordinated Notes and any Demand Securities to the extent that the Net Proceeds thereof are used to prepay the Loans, and (iii) the Senior Subordinated Exchange Notes;

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(c) Indebtedness of the Borrower and the Subsidiaries pursuant to Swap Agreements permitted by Section 6.12;

(d) Indebtedness of the Borrower and the Subsidiaries owed to (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) any person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance to the Borrower or any Subsidiary, pursuant to reimbursement or indemnification obligations to such person, in each case, provided in the ordinary course of business; provided, that upon the incurrence of Indebtedness with respect to reimbursement obligations regarding workers’ compensation claims, such obligations are reimbursed not later than 30 days following such incurrence;

(e) Indebtedness of the Borrower to any Subsidiary and of any Subsidiary to the Borrower or any other Subsidiary; provided, that (i) Indebtedness of any Subsidiary that is not a Subsidiary Loan Party owing to the Borrower or any Subsidiary Loan Party shall be subject to Section 6.04(b), and (ii) Indebtedness of the Borrower to any Subsidiary and Indebtedness of any other Loan Party to any Subsidiary that is not a Subsidiary Loan Party shall be subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent;

(f) Indebtedness of the Borrower and the Subsidiaries in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations, in each case, reasonably required in the conduct of the business (giving effect to any growth or expansion of such business permitted hereunder), including those incurred to secure health, safety, insurance and environmental obligations of the Borrower and its Subsidiaries as conducted in accordance with good and prudent business industry practice and otherwise as permitted by the Loan Documents;

(g) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services in the ordinary course of business; provided, that (i) such Indebtedness (other than credit or purchase cards) is extinguished within 10 Business Days of notification to the Borrower of its incurrence

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and (ii) such Indebtedness in respect of credit or purchase cards is extinguished within 60 days from its incurrence;

(h) (i) Indebtedness of a Subsidiary acquired after the Closing Date or a person merged into or consolidated with the Borrower or any Subsidiary after the Closing Date and Indebtedness assumed in connection with the acquisition of assets, which Indebtedness, in each case, exists at the time of such acquisition, merger or consolidation and is not created in contemplation of such event and where such acquisition, merger or consolidation is permitted by this Agreement, and (ii) any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness; provided, that the aggregate principal amount of such Indebtedness at the time of, and after giving effect to, such acquisition, merger or consolidation, such assumption or such incurrence, as applicable (together with Indebtedness outstanding pursuant to this paragraph (h) or paragraph (i) of this Section 6.01 and the Remaining Present Value of outstanding leases permitted under Section 6.03), would not exceed $95,000,000 in the aggregate;

(i) (i) Capital Lease Obligations, mortgage financings and purchase money Indebtedness incurred by the Borrower or any Subsidiary prior to or within 270 days after the acquisition, lease or improvement of the respective asset permitted under this Agreement in order to finance such acquisition or improvement, (ii) any Permitted Refinancing Indebtedness in respect thereof, and (iii) Capital Lease Obligations incurred by the Borrower or any Subsidiary in respect of any Sale and Lease-Back Transaction that is permitted under Section 6.03, collectively, in an aggregate principal amount that at the time of, and after giving effect to, the incurrence thereof (together with Indebtedness outstanding pursuant to paragraph (h) of this Section 6.01 or this paragraph (i) and the Remaining Present Value of leases permitted under Section 6.03) would not exceed $95,000,000 in the aggregate;

(j) Indebtedness in respect of (i) the Senior Notes issued on the Closing Date, (ii) additional Senior Notes issued after the Closing Date yielding gross cash proceeds not to exceed $34,000,000 so long as the Net Proceeds thereof are applied to prepay the Loans, and (iii) the Indebtedness under the Credit Facilities;

(k) other Indebtedness of the Borrower or any Subsidiary, in an aggregate principal amount at any time outstanding pursuant to this paragraph (k) not in excess of $90,000,000;

(l) Guarantees by the Borrower or any Subsidiary of any Indebtedness of the Borrower or any Subsidiary expressly permitted to be incurred under this Agreement; provided, that, notwithstanding anything to the contrary in this Section 6.01, (i) the Borrower and the Subsidiary Loan Parties shall not Guarantee the Indebtedness of any Subsidiary that is not a Subsidiary Loan Party unless such Guarantee is permitted under Section 6.04, (ii) any Guarantees by the Borrower or any Subsidiary Loan Party under this Section 6.01(l) of any other Indebtedness of a person that is subordinated to other Indebtedness of such person shall be expressly subordinated to the Obligations on terms not less favorable to the Lenders than the subordination terms of such other Indebtedness, and (iii) no Subsidiary shall Guarantee the Senior Notes, the Senior Subordinated Notes,

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if any, or the Credit Facilities or any Indebtedness incurred under Section 6.01(s) hereunder unless such Subsidiary is also a Subsidiary Loan Party that has duly executed and delivered a counterpart of the Guarantee Agreement;

(m) Indebtedness arising from agreements of the Borrower or any Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than Guarantees of Indebtedness incurred by any person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition, in each case, to the extent such obligation or transaction is permitted by this Agreement;

(n) reimbursement and similar obligations of Subsidiaries in respect of letters of credit or bank guarantees (other than letters of credit issued pursuant to the Credit Agreement) having an aggregate face amount not in excess of $10,000,000;

(o) Indebtedness of the Borrower and the Subsidiaries supported by a letter of credit issued pursuant to the Credit Agreement, in a principal amount not in excess of the stated amount of such letter of credit;

(p) Indebtedness consisting of (x) the financing of insurance premiums or (y) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(q) to the extent constituting Indebtedness, all premium (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on Indebtedness otherwise permitted to be incurred pursuant to this Section 6.01;

(r) Indebtedness of the Borrower and the Subsidiaries incurred under lines of credit or overdraft facilities extended by one or more financial institutions reasonably acceptable to the Administrative Agent (under the Credit Agreement Documents) or by Lenders (under the Credit Agreement Documents) and, in each case, established for the Borrower’s and such Subsidiaries’ ordinary course of operations (such Indebtedness, the “Overdraft Line”), which Indebtedness may be secured as, but only to the extent, provided in Section 6.02(b) in the Credit Agreement (it being understood, however, that for a period of 30 consecutive days during each fiscal year of the Borrower the outstanding principal amount of Indebtedness under the Overdraft Line shall not exceed $20,000,000);

(s) Permitted Indebtedness incurred by the Borrower or any Subsidiary; provided, that, (i) at the time of the incurrence of such Permitted Indebtedness and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom, and (ii) the Net Proceeds thereof are used to repay the Loans;

(t) [RESERVED];

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(u) deposits raised by any Material Subsidiary that is subject to state and/or federal banking regulations that constitute Indebtedness owing to such depositor and any discounts or borrowing by such Material Subsidiary;

(v) up to $25,000,000 in aggregate principal amount of Indebtedness of Foreign Subsidiaries that are not Loan Parties at any time outstanding; provided, that to the extent that the terms of such Indebtedness are permitted hereunder, any increase in the amount of such Indebtedness as a result of capitalized or paid-in-kind interest or accreted principal on such Indebtedness pursuant to such terms shall not constitute a further issuance or incurrence of Indebtedness for purposes of this Section 6.01(v); and

(w) Indebtedness incurred by the Borrower or any of its Subsidiaries to fund losses, damages, liabilities, claims, costs and expenses (including attorney’s fees, interest, penalties, judgments and settlements, collectively, “Losses”), by reason of any litigation disclosed in this Agreement (including the schedules hereto) or the Offering Circular, including the financial statements included therein, or relating to the same facts and circumstances as disclosed; provided, that, as certified in an Officer’s Certificate executed by a Responsible Officer of the Borrower (i) the Borrower has provided to Cendant a notice in respect of such losses and has a reasonable good faith belief that it its entitled to be indemnified by Cendant pursuant to the Purchase Agreement in respect of such losses and (ii) the Indebtedness incurred pursuant to this clause (w) is in an amount equal to or less than the amount of the losses for which indemnification is claimed; provided, further, that (i) after 30 days of the Borrower receiving funds in satisfaction of such indemnity or (ii) if Cendant gives written notice to the Borrower or any Subsidiary Loan Party that it disputes the Borrower’s entitlement to such indemnity with respect to such losses and (A) such dispute is not challenged by the Borrower within 30 days of receipt of such notice or (B) there is a final judgment of a court of competent jurisdiction confirming that the Borrower is not entitled to such indemnity, which judgment is not discharged, waived or stayed for a period of 60 days, any amounts incurred pursuant to this clause (w) in respect of such indemnity that remain outstanding shall no longer be permitted under this clause (w) and shall be deemed to be incurred on such date.

SECTION 6.02. Liens. Create, incur, assume or permit to exist any Lien on any property or assets (including stock or other securities of any person, including the Borrower or any Subsidiary of the Borrower) at the time owned by it or on any income or revenues or rights in respect of any thereof, except:

(a) Liens on property or assets of the Subsidiaries existing on the Closing Date and set forth on Schedule 6.02(a); provided, that (i) such Liens shall secure only those obligations that they secure on the Closing Date (and Permitted Refinancing Indebtedness in respect thereof permitted by Section 6.01(a)) and shall not subsequently apply to any other property or assets of the Borrower or any Subsidiary and (ii) in the case of a Lien securing Permitted Refinancing Indebtedness, any such Lien is permitted, subject to compliance with clause (e) of the definition of the term “Permitted Refinancing Indebtedness”;

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(b) any Lien created under the Credit Agreement Documents or permitted in respect of any Mortgaged Property (as defined in the Credit Agreement) by the terms of the applicable Mortgage (as defined in the Credit Agreement);

(c) any Lien on any property or asset of the Borrower or any Subsidiary (i) securing Indebtedness or Permitted Refinancing Indebtedness permitted by Section 6.01(h) or (ii) acquired after the Closing Date in a transaction permitted by this Agreement; provided, that such Lien (A) does not apply to any other property or assets of Holdings, the Borrower or any of the Subsidiaries not securing such Indebtedness or other obligations owing to the same financier as the financier of such Indebtedness or other obligations or to any person to which such financier has assigned such Indebtedness or other obligations, at the date of the acquisition of such property or asset (other than after acquired property subjected to a Lien securing Indebtedness incurred prior to such date and which Indebtedness is permitted hereunder, such Indebtedness owing to the same financier as the financier of such Indebtedness at the date of the acquisition, that require a pledge of after acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), (B) such Lien is not created in contemplation of or in connection with such acquisition, (C) in the case of a Lien securing Permitted Refinancing Indebtedness, any such Lien is permitted, subject to compliance with clause (e) of the definition of the term “Permitted Refinancing Indebtedness” and (D) in the case of clause (ii) of this Section 6.02(c), (x) after giving effect to any such Lien and the incurrence of Indebtedness, if any, secured by such Lien is created, incurred, acquired or assumed (or any prior Indebtedness becomes so secured) on a Pro Forma Basis, the Senior Secured Bank Leverage Ratio on the last day of the Borrower’s then most recently completed fiscal quarter for which financial statements are available shall be less than or equal to 2.75 to 1.00, (y) at the time of the incurrence of such Lien and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom and (z) the Indebtedness or other obligations secured by such Lien are otherwise permitted by this Agreement;

(d) Liens for Taxes, assessments or other governmental charges or levies not yet delinquent or that are being contested in compliance with Section 5.03;

(e) landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction or other like Liens arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, Holdings, the Borrower or any Subsidiary shall have set aside on its books reserves in accordance with GAAP;

(f) (i) deposits and other Liens made in the ordinary course of business in compliance with the Federal Employers Liability Act or any other workers’ compensation, unemployment insurance and other social security laws or regulations and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations and (ii) deposits and other Liens securing liability for reimbursement or indemnification obligations of (including obligations in

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respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to Holdings, the Borrower or any Subsidiary;

(g) deposits and other Liens to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance and return of money bonds, bids, leases, government contracts, trade contracts, agreements with public utilities, and other obligations of a like nature (including letters of credit in lieu of any such bonds or to support the issuance thereof) incurred by Holdings, the Borrower or any Subsidiary in the ordinary course of business, including those incurred to secure health, safety, insurance and environmental obligations in the ordinary course of business;

(h) zoning restrictions, survey exceptions, easements, trackage rights, leases (other than Capital Lease Obligations), licenses, special assessments, rights-of-way, restrictions on or agreements dealing with the use of real property, servicing agreements, development agreements, site plan agreements and other similar encumbrances incurred in the ordinary course of business and title defects or irregularities that are of a minor nature and that, in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of the Borrower or any Subsidiary;

(i) purchase money security interests in equipment or other property or improvements thereto hereafter acquired (or, in the case of improvements, constructed) by the Borrower or any Subsidiary (including the interests of vendors and lessors under conditional sale and title retention agreements); provided, that (i) such security interests secure Indebtedness permitted by Section 6.01(i) (including any Permitted Refinancing Indebtedness in respect thereof), (ii) such security interests are incurred, and the Indebtedness secured thereby is created, within 270 days after such acquisition, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of such equipment or other property or improvements at the time of such acquisition or construction, including transaction costs incurred by the Borrower or any Subsidiary in connection with such acquisition, and (iv) such security interests do not apply to any other property or assets of Holdings, the Borrower or any Subsidiary (other than to accessions to such equipment or other property or improvements but not to other parts of the property to which any such improvements are made); provided, further, that individual financings of equipment provided by a single lender may be cross-collateralized to other financings of equipment provided solely by such lender; provided, further, that individual financings of equipment provided by a single lender may be cross-collateralized to other financings of equipment provided solely by such lender; provided, still further, that such security interest shall not be required to secure Indebtedness under Section 6.01(i), if (A) after giving effect to any such Lien and the incurrence of Indebtedness secured by such Lien is created, incurred, acquired or assumed (or any prior Indebtedness becomes so secured) on a Pro Forma Basis, the Senior Secured Bank Leverage Ratio on the last day of the Borrower’s then most recently completed fiscal quarter for which financial statements are available shall be less than or equal to 3.00 to 1.00 (ii) at the time of the incurrence of such Lien and after giving effect thereto, no Default or Event of Default shall have occurred and be

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continuing or would result therefrom, and (iii) the Indebtedness or other obligations secured by such Lien are otherwise permitted by this Agreement;

(j) Liens arising out of capitalized lease transactions permitted under Section 6.03, so long as such Liens attach only to the property sold and being leased in such transaction and any accessions thereto or proceeds thereof and related property;

(k) Liens securing judgments that do not constitute an Event of Default under Section 7.01(j); provided, that such Liens, to the extent that they secure aggregate amounts of more than $30,000,000, shall be discharged within 60 days of the creation thereof;

(l) other Liens with respect to property or assets of the Borrower or any Subsidiary not constituting, or required to constitute, Collateral (under, and as defined in, the Credit Agreement Documents); provided that (i) after giving effect to any such Lien and the incurrence of Indebtedness, if any, secured by such Lien is created, incurred, acquired or assumed (or any prior Indebtedness becomes so secured) on a Pro Forma Basis, the Senior Secured Bank Leverage Ratio on the last day of the Borrower’s then most recently completed fiscal quarter for which financial statements are available shall be less than or equal to 3.00 to 1.00 (ii) at the time of the incurrence of such Lien and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom, and (iii) the Indebtedness or other obligations secured by such Lien are otherwise permitted by this Agreement;

(m) Liens disclosed by the title insurance policies delivered on or subsequent to the Closing Date and any replacement, extension or renewal of any such Lien; provided, that such replacement, extension or renewal Lien shall not cover any property other than the property that was subject to such Lien prior to such replacement, extension or renewal; provided, further, that the Indebtedness and other obligations secured by such replacement, extension or renewal Lien are permitted by this Agreement;

(n) any interest or title of a lessor under any leases or subleases entered into by the Borrower or any Subsidiary in the ordinary course of business;

(o) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and the Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any Subsidiary in the ordinary course of business;

(p) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights;

(q) Liens securing obligations in respect of trade-related letters of credit permitted under Section 6.01(f), (k) or (n) and covering the goods (or the documents of title in respect of such goods) financed by such letters of credit and the proceeds and products thereof;

(r) licenses of intellectual property and software that are not material to the conduct of any of the business lines of the Borrower and the Subsidiaries and the value of which does not constitute a material portion of the assets of the Borrower and its Subsidiaries, taken as a whole, and such license does not materially interfere with the ordinary course of conduct of the business of the Borrower or any of its Subsidiaries;

(s) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(t) Liens on the assets of a Foreign Subsidiary that is not a Loan Party that secure Indebtedness of such Foreign Subsidiary that is permitted to be incurred under Section 6.01;

(u) Liens solely on any cash earnest money deposits made by the Borrower or any of the Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder with respect to any acquisition that would constitute an Investment permitted by this Agreement;

(v) Liens arising out of consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(w) Liens in favor of the Borrower or any Subsidiary Loan Party;

(x) Liens arising from precautionary Uniform Commercial Code financing statements or consignments entered into in connection with any transaction otherwise permitted under this Agreement;

(y) Liens of franchisors in the ordinary course of business not securing Indebtedness;

(z) Liens on not more than $10,000,000 of deposits securing Swap Agreements permitted to be incurred under Section 6.12;

(aa) Liens securing insurance premium financing arrangements; provided, that such Liens are limited to the applicable unearned insurance premiums;

(bb) Liens incurred to secure cash management services in the ordinary course of business; provided, that such Liens are not incurred in connection with, and do not secure, any borrowings or Indebtedness;

(cc) deposits or other Liens with respect to property or assets of the Borrower or any Subsidiary; provided, that such property and assets shall have an aggregate fair market value (valued at the time of creation of the Liens) of not more than $15,000,000 at any time; and

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(dd) leases and subleases not constituting Capital Lease Obligations of real property not material to the conduct of any business line of the Borrower and its Subsidiaries granted to others in the ordinary course of business that do not materially interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries.

SECTION 6.03. Sale and Lease-Back Transactions. Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Lease-Back Transaction”); provided, that (a) a Sale and Lease-Back Transaction shall be permitted with respect to property (i) owned by the Borrower or any Domestic Subsidiary that is acquired after the Closing Date so long as such Sale and Lease-Back Transaction is consummated within 270 days of the acquisition of such property, or (ii) owned by any Foreign Subsidiary that is not a Loan Party regardless of when such property was acquired, and (b) at the time the lease in connection therewith is entered into, and after giving effect to the entering into of such lease, the Remaining Present Value of such lease (together with Indebtedness outstanding pursuant to paragraphs (h) and (i) of Section 6.01 and the Remaining Present Value of outstanding leases previously entered into under this Section 6.03) would not exceed $95,000,000 in the aggregate.

SECTION 6.04. Investments, Loans and Advances. Purchase, hold or acquire (including pursuant to any merger with a person that is not a Wholly Owned Subsidiary immediately prior to such merger) any Equity Interests, Indebtedness or other securities of, make or permit to exist any loans or advances to or Guarantees of the obligations of, or make or permit to exist any investment or any other interest in (each, an “Investment”), in any other person, except:

(a) Investments by Holdings in the Equity Interests of the Borrower at any time, which Equity Interests will constitute Pledged Collateral (under, and as defined in, the Credit Agreement Documents);

(b) (i) Investments by the Borrower or the Subsidiaries in the Equity Interests of the Subsidiaries effective as of the Closing Date as set forth on Schedule 6.04 and Investments by the Borrower and the Subsidiaries consisting of intercompany loans from the Borrower or any Subsidiary to the Borrower or any Subsidiary effective as of the Closing Date as set forth on Schedule 6.04; (ii) Investments by the Borrower or any Subsidiary Loan Party in any Subsidiary Loan Party; (iii) Investments by any Foreign Subsidiary that is not a Subsidiary Loan Party in any Foreign Subsidiary that is not a Subsidiary Loan Party; and (iv) Investments by the Borrower or any Subsidiary Loan Party in any Subsidiary not otherwise permitted in clause (ii) above or in any Similar Business in an aggregate amount for all such Investments made or deemed made pursuant to this Section 6.04(b)(iv) not to exceed (A) the greater of (x) $95,000,000 and (y) 5% of Consolidated Total Assets plus (B) subject to a Specified Covenant Release, an amount not to exceed the Available Free Cash Flow Amount on the date of such Investment as elected by the Borrower to be applied to this Section 6.04(b)(iv)(B), such election to be specified in a written notice of a Responsible Officer of the Borrower calculating in

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reasonable detail the amount of Available Free Cash Flow Amount immediately prior to such election and the amount thereof elected to be so applied; provided, that intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations shall not be included in calculating the limitation in this Section 6.04(b) at any time;

(c) Permitted Investments and Investments that were Permitted Investments when made;

(d) Investments arising out of the receipt by the Borrower or any Subsidiary of noncash consideration for the sale of assets permitted under Section 6.05;

(e) (i) loans and advances to employees of Holdings, the Borrower or any Subsidiary in the ordinary course of business not to exceed $15,000,000 in the aggregate at any time outstanding (calculated without regard to write-downs or write-offs thereof) and (ii) advances of payroll payments and expenses to employees in the ordinary course of business;

(f) (i) accounts receivable arising, and trade credit granted, in the ordinary course of business, (ii) any securities received in satisfaction or partial satisfaction of defaulted accounts receivable from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and (iii) any prepayments and other credits to suppliers made in the ordinary course of business;

(g) Swap Agreements permitted pursuant to Section 6.12;

(h) Investments existing on the Closing Date and set forth on Schedule 6.04;

(i) Investments resulting from pledges and deposits referred to in Sections 6.02(f), (g), (k), (s) and (u);

(j) subject to a Specified Covenant Release, additional Investments by the Borrower or any of its Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this Section 6.04(j) that are at that time outstanding (after giving effect to the sale of Investments made pursuant to this Section 6.04(j) to the extent the proceeds of such sale received by the Borrower and its Subsidiaries consists of cash and Permitted Investments), not to exceed the greater of (x) $110,000,000 and (y) 5% of Consolidated Total Assets of the Borrower at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(k) subject to a Specified Covenant Release, Investments constituting Permitted Business Acquisitions;

(l) Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other persons;

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(m) intercompany loans and other Investments between Foreign Subsidiaries that are not Loan Parties;

(n) Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property in each case in the ordinary course of business;

(o) the Acquisition;

(p) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, customers and suppliers, in each case in the ordinary course of business or Investments acquired by the Borrower as a result of a foreclosure by the Borrower or any of the Subsidiaries with respect to any secured Investments or other transfer of title with respect to any secured Investment in default;

(q) Investments of a Subsidiary acquired after the Closing Date or of a person merged into or consolidated with a Subsidiary in accordance with Section 6.05 after the Closing Date to the extent that (i) such acquisition, merger or consolidation is permitted under this Section 6.04, (ii) such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation, and (iii) such Investments were in existence on the date of such acquisition, merger or consolidation; and

(r) Investments received substantially contemporaneously in exchange for Equity Interests of Holdings; provided, that (i) no Change of Control would result therefrom, and (ii) such Equity Interests do not constitute Disqualified Stock;

(s) Investments in joint ventures not in excess of $15,000,000 in the aggregate;

(t) Guarantees by (i) the Borrower or any Subsidiary of operating leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case, entered into by any Subsidiary Loan Party in the ordinary course of business and (ii) any Foreign Subsidiary of operating leases (other than Capital Lease Obligations) or of obligations that do not constitute Indebtedness, in each case, entered into by any Foreign Subsidiary in the ordinary course of business;

(u) subject to a Specified Covenant Release, Investments made with Excluded Contributions; provided, that such Investments may only be made to the extent that the Loans are not required to be prepaid with such Excluded Contributions; and

(v) Investments in a Banking Subsidiary not in excess of $15,000,000.

The amount of Investments made or deemed made pursuant to Section 6.04(b)(iv) and (j) shall be valued at the time of the making thereof, and without giving effect to any write-downs or write-offs thereof, but after deducting any return of capital actually received by the Borrower or the respective Subsidiary Loan Parties in respect of investments or loans theretofore made after the Closing Date by them pursuant to such Sections or, in the case of Guarantees made by them

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pursuant to such Sections, after deducting any reduction in the amount thereof without having made payment thereunder.

SECTION 6.05. Mergers, Consolidations, Sales of Assets and Acquisitions. Merge into or consolidate with any other person, or permit any other person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or any part of its assets (whether now owned or hereafter acquired), or issue, sell, transfer or otherwise dispose of any Equity Interests of any Subsidiary or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all of any division, unit or business of any other person, except that this Section shall not prohibit:

(a) (i) the lease, purchase and sale of inventory in the ordinary course of business by the Borrower or any Subsidiary, (ii) the acquisition of any other asset in the ordinary course of business by the Borrower or any Subsidiary, (iii) the sale of obsolete or worn out equipment or other property in the ordinary course of business by the Borrower or any Subsidiary or (iv) the sale of Permitted Investments in the ordinary course of business;

(b) if at the time thereof and immediately thereafter no Event of Default shall have occurred and be continuing or would result therefrom, (i) the merger of any Subsidiary into the Borrower in a transaction in which the Borrower is the survivor, (ii) the merger or consolidation of any Domestic Subsidiary into or with any Subsidiary Loan Party in a transaction in which the surviving or resulting entity is a Subsidiary Loan Party and, in the case of each of clauses (i) and (ii), no person other than the Borrower or Subsidiary Loan Party receives any consideration, (iii) the merger or consolidation of any Subsidiary that is not a Subsidiary Loan Party into or with any other Subsidiary that is not a Subsidiary Loan Party or (iv) the liquidation or dissolution or change in form of entity of any Subsidiary (other than the Borrower) in accordance with Section 5.01(a)(ii) if the Borrower determines in good faith that such liquidation, change in form or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders;

(c) sales, transfers, leases or other dispositions to the Borrower or a Subsidiary Loan Party (upon voluntary liquidation or otherwise); provided, that any sales, transfers, leases or other dispositions by a Loan Party to a Subsidiary that is not a Subsidiary Loan Party shall be made in compliance with Section 6.07 and the aggregate gross proceeds of any such sales, transfers, leases or other dispositions plus the aggregate gross proceeds of any or all assets sold, transferred or leased in reliance upon paragraph (h) below shall not exceed, in any fiscal year of the Borrower, the greater of $110,000,000 and 5% of Consolidated Total Assets as of the end of the immediately preceding fiscal year;

(d) Sale and Lease-Back Transactions permitted by Section 6.03;

(e) Investments permitted by Section 6.04, Liens permitted by Section 6.02 and Dividends permitted by Section 6.06;

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(f) any swap of assets in exchange for services or other assets in the ordinary course of business of comparable or greater value or usefulness to the business of the Borrower and the Subsidiaries as a whole, as determined in good faith by the management of the Borrower, which in the event of a swap with a Fair Market Value in excess of (x) $10,000,000 shall be evidenced by a certificate from a Responsible Officer of the Borrower and (y) $25,000,000 shall be set forth in a resolution approved in good faith by at least a majority of the Board of Directors of the Borrower;

(g) the sale of defaulted receivables in the ordinary course of business and not as part of an accounts receivables financing transaction;

(h) sales, transfers, leases or other dispositions of assets not otherwise permitted by this Section 6.05; provided, that the aggregate gross proceeds (including noncash proceeds) of any or all assets sold, transferred, leased or otherwise disposed of in reliance upon this paragraph (h) plus the aggregate gross amount of such proceeds in reliance upon clause (i) in the proviso to Section 6.05(c) above shall not exceed, in any fiscal year of the Borrower, the greater of $110,000,000 and 5% of Consolidated Total Assets as of the end of the immediately preceding fiscal year; provided, further, that the Net Proceeds thereof are applied in accordance with Section 2.11(b);

(i) subject to a Specified Covenant Release, any merger or consolidation in order to effect a Permitted Business Acquisition; provided, that following any such merger or consolidation (i) involving the Borrower, the Borrower is the surviving corporation, (ii) involving a Domestic Subsidiary, the surviving or resulting entity shall be a Subsidiary Loan Party that is a Wholly Owned Subsidiary and (iii) involving a Foreign Subsidiary, the surviving or resulting entity shall be a Wholly Owned Subsidiary;

(j) non-exclusive licensing and cross-licensing arrangements involving any technology or other intellectual property of the Borrower or any Subsidiary in the ordinary course of business and other licensing and cross-licensing arrangements involving any technology or other intellectual property of the Borrower or any Subsidiary that are not material to the conduct of any of the business lines of the Borrower and the Subsidiaries, and the value of which does not constitute a material portion of the assets of the Borrower and its Subsidiaries, taken as a whole, and that are not material to the ordinary course of conduct of the business of the Borrower or any of its Subsidiaries;

(k) the lease, assignment or sublease of any real or personal property in the ordinary course of business;

(l) sales, leases or other dispositions of inventory, equipment or other assets (excluding Equity Interests, assets constituting a business division, unit, line of business, all or substantially all of the assets of any Material Subsidiary, Sale and Lease-Back Transactions and receivables) of the Borrower and the Subsidiaries determined by the management of the Borrower to be no longer useful or necessary in the operation of the business of the Borrower or any of the Subsidiaries; provided, that the Net Proceeds thereof are applied in accordance with Section 2.11(b);

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(m) the sale, transfer or other disposition by the Borrower or any of its Subsidiaries of the Netcentives Assets to Holdings or any Affiliate of Holdings on the Closing Date, including pursuant to Section 6.06(g);

(n) any Subsidiary Spin-off, to the extent Net Proceeds received are used to repay the Loans or repay the Credit Facilities; and

(o) any sale of Equity Interests in, or other securities of, an Unrestricted Subsidiary.

Notwithstanding anything to the contrary contained in Section 6.05 above, (i) no sale, transfer or other disposition of assets shall be permitted by this Section 6.05 (except as permitted to Loan Parties pursuant to Section 6.05(c)) unless such disposition is for Fair Market Value, and (iii) no sale, transfer or other disposition of assets shall be permitted by paragraph (a), (d), (h) or (l) of this Section 6.05 unless such disposition is for at least 75% cash consideration; provided, that for purposes of clause (i), the amount of any secured Indebtedness of the Borrower or any Subsidiary or other Indebtedness of a Subsidiary that is not a Loan Party (as shown on the Borrower’s or such Subsidiary’s most recent balance sheet or in the notes thereto) that is assumed by the transferee of any such assets shall be deemed to be cash.

SECTION 6.06. Dividends and Distributions. Declare or pay, directly or indirectly, any dividend or make, directly or indirectly, any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any of its Equity Interests (other than dividends and distributions on Equity Interests payable solely by the issuance of additional Equity Interests (other than Disqualified Stock) of the person paying such dividends or distributions) or directly or indirectly redeem, purchase, retire or otherwise acquire for value (or permit any subsidiary of the Borrower to purchase or acquire) any of its Equity Interests or set aside any amount for any such purpose (other than through the issuance of additional Equity Interests of the person redeeming, purchasing, retiring or acquiring such shares) (any of the foregoing dividends, distributions, redemptions, repurchases, retirements, other acquisitions or setting aside of amounts, “Dividends”); provided, however, that:

(a) (i) any Subsidiary may declare and pay dividends to, or make other distributions to, the Borrower or any Subsidiary that is a direct parent of such Subsidiary and, if not a Wholly Owned Subsidiary, to each other direct owner of Equity Interests of such Subsidiary on a pro rata basis (or more favorable basis from the perspective of the Borrower or such Subsidiary) based on their relative ownership interests; and (ii) to the extent permitted by Section 6.04, any Subsidiary that is not a Wholly Owned Subsidiary may repurchase its Equity Interests from any owner of the Equity Interests of such Subsidiary that is not the Borrower or a Subsidiary;

(b) the Borrower may declare and pay dividends or make other distributions to Holdings in respect of (i) overhead, legal, accounting and other professional fees and expenses of Holdings and actual Tax liabilities of Holdings for the consolidated group of which Holdings is parent to the extent that Holdings, and not the Borrower, (A) files a consolidated U.S. federal tax return that includes the Borrower and its Subsidiaries in an

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amount not to exceed the amount that the Borrower and its Subsidiaries would have been required to pay in respect of federal, state or local taxes, as the case may be, in respect of such year if the Borrower and its Subsidiaries had paid such taxes directly as a stand-alone taxpayer or stand-alone group, and (B) actually pays, or will pay, as the consolidated tax payor, such taxes for the Borrower and its Subsidiaries, it being agreed that if such dividends and distributions are paid to Holdings and Holdings does not make such consolidated tax payments on the date when the Borrower and its subsidiaries are required to pay such taxes, such failure shall be an Event of Default that shall continue until all such taxes are paid, (ii) fees and expenses related to any public offering or private placement of equity securities of Holdings, the proceeds of which were intended to be used to repay the Loans, that is not consummated and maintaining the corporate existence of the special purpose Unrestricted Subsidiary formed to own the Netcentives Assets, and (iii) other fees and expenses in connection with the maintenance of its existence and its ownership of the Borrower;

(c) the Borrower may declare and pay dividends or make other distributions to Holdings in order to enable Holdings may purchase or redeem Equity Interests of Holdings (including related stock appreciation rights or similar securities) held by then present or former directors, consultants, officers or employees of Holdings, the Borrower or any of the Subsidiaries or by any Plan upon such person’s death, disability, retirement or termination of employment or under the terms of any such Plan or any other agreement under which such shares of stock or related rights were issued; provided, that the aggregate amount of dividends for such purchases or redemptions under this Section 6.06(c) shall not exceed (i) in any fiscal year $12,500,000 (plus any amounts carried over from prior years, up to $25,000,000 in the aggregate) plus (B) Excluded Equity Proceeds received from directors, consultants, officers or employees of Holdings, the Borrower or any Subsidiary in connection with permitted employee compensation and incentive arrangements as set forth in a certificate of a Responsible Officer of the Borrower, which, if not used in any fiscal year, may be carried forward to any fiscal calendar year, and (ii)amounts received in respect of key man life insurance policy proceeds;

(d) any person may make noncash repurchases of Equity Interests deemed to occur upon exercise of stock options if such Equity Interests represent a portion of the exercise price of such options;

(e) [RESERVED];

(f) subject to a Specified Covenant Release, any person may make distributions to minority shareholders of any subsidiary that is acquired pursuant to a Permitted Business Acquisition pursuant to appraisal or dissenters’ rights with respect to shares of such subsidiary held by such shareholders; provided that no such distribution shall be paid to the Fund or any Affiliate of the Fund;

(g) the Borrower may declare and pay dividends to Holdings (i) on the Closing Date consisting solely of the Netcentives Assets or (ii) from amounts received from a concurrent dividend or other distribution or other concurrent payment from the special purpose Unrestricted Subsidiary formed to own the Netcentives Assets for so long

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as such person remains an Unrestricted Subsidiary; provided that no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(h) [RESERVED];

(i) the Borrower or any Subsidiary may make any Dividend on the Closing Date used to fund the Transactions and the fees and expenses related thereto or made in connection with the consummation of the Transactions as described in the Offering Circular (including payments made pursuant to or as contemplated by the Transaction Documents, as in effect on the Closing Date; and

(j) the Borrower or any Subsidiary may make payments of cash, or dividends, distributions or advances to allow such person to make payments of cash, in lieu of the issuance of fractional shares upon exercise of warrants or upon the conversion or exchange of Equity Interests of such person; provided, however, that the aggregate amount of such payments, dividends, distributions or advances shall not exceed $4,000,000.

SECTION 6.07. Transactions with Affiliates. (a) Sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transaction with, any of its Affiliates, unless such transaction is (i) otherwise expressly permitted (or required) with such Affiliates or holders under this Agreement or (ii) upon terms no less favorable to the Borrower or such Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a person that is not an Affiliate; provided, that this clause (ii) shall not apply to (A) the payment to the Fund of the monitoring and management and transaction fees and expenses referred to in paragraph (b) below or fees and expenses payable on the Closing Date, (B) the indemnification of directors of Holdings, the Borrower or the Subsidiaries in accordance with customary practice or (C) to the extent otherwise permitted under this Agreement (each of which shall not be prohibited by this Section 6.07), the following:

(i) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, equity purchase agreements, deferred compensation agreements, stock options and stock ownership plans or similar employee benefit plans approved by the Board of Directors of Holdings;

(ii) loans or advances to employees of Holdings, the Borrower or any of the Subsidiaries in accordance with Section 6.04(e);

(iii) transactions among the Borrower and the Subsidiary Loan Parties and transactions among the Subsidiary Loan Parties;

(iv) the payment of fees and indemnities to directors, officers, employees and consultants of Holdings, the Borrower and the Subsidiaries in the ordinary course of business;

(v) the existence of, or the performance by the Borrower or any of its Subsidiaries of its obligations under the terms of, the Transaction Documents, agreements

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set forth on Schedule 6.07 and any amendment thereto or similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Borrower or any of its Subsidiaries of its obligations under, any future amendment to any such existing agreement or under any similar agreement entered into after the Closing Date shall only be permitted by this clause (v) to the extent that the terms of any such existing agreement together with all amendments thereto, taken as a whole, or new agreement are not otherwise more disadvantageous to the Lenders in any material respect than the original agreement as in effect on the Closing Date;

(vi) transactions to effect the Transactions and the payment of all fees and expenses related to the Transactions, as described herein or contemplated by the Transaction Documents;

(vii) any employment agreements entered into by Holdings, the Borrower or any of the Subsidiaries in the ordinary course of business;

(viii) transactions permitted under Section 6.05;

(ix) transactions permitted by, and complying with the provisions of, Section 6.06;

(x) any purchase by the Permitted Holders or any director, officer, employee or consultant of the Borrower or Holdings of Equity Interests of Holdings or any contribution by Holdings to, or purchases of, equity capital of the Borrower; provided that any Equity Interests of the Borrower shall be pledged to the Administrative Agent on behalf of the Lenders pursuant to the Guarantee Agreement;

(xi) provided no Default or Event of Default shall have occurred and be continuing or would result therefrom, payments by Holdings, the Borrower or any of the Subsidiaries to the Fund or any Fund Affiliate made for any customary financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are approved by the majority of the Board of Directors of Holdings, in good faith;

(xii) payments or loans (or cancellation of loans) to employees or consultants that are (A) approved by a majority of the Board of Directors or the managing member of the Borrower in good faith, (B) made in compliance with applicable law and (C) otherwise permitted under this Agreement;

(xiii) transactions with Wholly Owned Subsidiaries for the purchase or sale of goods, products, parts and services entered into in the ordinary course of business in a manner consistent with past practice;

(xiv) any transaction in respect of which the Borrower delivers to the Administrative Agent (for delivery to the Lenders) a letter addressed to the Board of Directors of the Borrower and Holdings from an accounting, appraisal or investment banking firm, in each case of nationally recognized standing that is (A) in the good faith

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determination of the Borrower qualified to render such letter and (B) reasonably satisfactory to the Administrative Agent, which letter states that such transaction is on terms that are no less favorable to the Borrower or such Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a person that is not an Affiliate;

(xv) subject to paragraph (b) below, the payment of all fees, expenses, bonuses and awards related to the Transactions and expressly required by the Purchase Agreement and the payment of any fees to the Fund or any Fund Affiliate to the extent contemplated by the Offering Circular on the Closing Date and thereafter, as otherwise permitted by Section 6.07(b);

(xvi) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement that are fair to the Borrower or the Subsidiaries;

(xvii) transactions with joint ventures for the purchase or sale of goods, equipment and services entered into in the ordinary course of business and in a manner consistent with past practice;

(xviii) transactions permitted by, and complying with, the provisions of Section 6.05;

(xix) transactions between Holdings, the Borrower or any of its Subsidiaries and any person that is an Affiliate solely by virtue of having a director who is also a director of Holdings, the Borrower or any direct or indirect parent company of the Borrower, provided, however, that such director abstains from voting as a director of Holdings or the Borrower or such direct or indirect parent company, as the case may be, on any matter involving such other person;

(xx) intercompany transactions for the purpose of improving the consolidated tax efficiency of the Borrower and the Subsidiaries;

(xxi) the termination of management agreements and payments in connection therewith at the net present value of future payments;

(xxii) transactions among Subsidiaries that are not otherwise prohibited under this Agreement;

(xxiii) entering into tax sharing agreements or arrangements approved by the Board of Directors of Holdings or the Borrower;

(xxiv) any agreements or arrangements between a third party and an Affiliate of the Borrower that are acquired or assumed by the Borrower or any Subsidiary in connection with an acquisition or merger of such third party (or assets of such third party) by or with the Borrower or any Subsidiary; provided, that (A) such acquisition or merger is permitted under this Agreement and (B) such agreements or arrangements are not entered into in contemplation of such acquisition or merger or otherwise for the purpose of avoiding the restrictions imposed by this Section 6.07; and

(xxv) any contribution to the capital of the Borrower by Holdings.

(b) Make any payment of or on account of monitoring or management or similar fees payable to the Fund or any Fund Affiliate unless no Default or Event of Default has occurred and is continuing and the aggregate amount of such payments in any fiscal year does not exceed the sum of (i) the lesser of (x) $3,000,000 and (y) 2% of EBITDA of the Borrower and the Subsidiaries on a consolidated basis for the immediately preceding fiscal year, plus (ii) any deferred fees, plus (iii) subject to a Specified Covenant Release, 2% of the value of transactions with respect to which the Fund or any Fund Affiliate provides any transaction, advisory or other services; provided, that this Section 6.07(b) shall not restrict the payment of any fees to the Fund or any Fund Affiliate on the Closing Date to the extent contemplated by the Offering Circular.

SECTION 6.08. Business of Holdings, the Borrower and the Subsidiaries. Notwithstanding any other provisions hereof, engage at any time in any business or business activity other than:

(a) in the case of the Borrower and any Material Subsidiary, (i) any business or business activity conducted by any of them on the Closing Date and any business or business activities incidental or related thereto, (ii) any business or business activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof or ancillary thereto, including the consummation of the Transactions, (iii) any business or business activity that the senior management of the Borrower deems beneficial for the Borrower or such Subsidiary or (iv) the formation and maintenance of one or more Banking Subsidiaries; and

(b) in the case of Holdings, (i) ownership of the Equity Interests in the Borrower and Equity Interests of a special purpose person formed to own the Netcentives Assets, together with activities directly related thereto, and (A) Holdings shall own no assets other than such Equity Interests and its books and records and (B) Holdings shall not grant a Lien on any of its assets other than pursuant to the Loan Documents or the Credit Agreement Documents, (ii) performance of its obligations under and in connection with the Loan Documents, the Purchase Agreement and the other agreements contemplated by the Purchase Agreement, and any Indebtedness permitted to be incurred by Holdings, and Holdings shall incur no other obligations (including Indebtedness) or liabilities other than (A) obligations under the Loan Documents, the Credit Agreement Documents and (B) Indebtedness that is not guaranteed by any Subsidiary, unless such Subsidiary is otherwise permitted to Guarantee such Indebtedness under Section 6.01 (it being understood that Indebtedness includes Guarantees of Indebtedness), so long as (v) immediately after giving effect to the incurrence of such Indebtedness on a Pro Forma Basis, the Consolidated Leverage Ratio shall not exceed 7.25 to 1.00, (w) at the time of the incurrence of such Indebtedness and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom, (x) such Indebtedness may include Guarantees of Indebtedness of the Borrower and its

Subsidiaries permitted under Section 6.01 other than the Senior Notes, Senior Subordinated Notes and any Permitted Indebtedness so long as such Guarantees are unsecured and do not contain any covenants other than affirmative corporate maintenance covenants, (y) the Net Proceeds thereof shall be contributed to the Borrower in cash as common equity and applied by the Borrower to prepay the Loans, and (z) a Responsible Officer of Holdings shall have delivered an officer’s certificate demonstrating the calculation of the Leverage Ratio in form and detail reasonably satisfactory to the Administrative Agent), and other customary obligations incidental to its existence and ownership of the Equity Interests in the Borrower (including, without limitation, Guarantees of obligations (other than Indebtedness for borrowed money) of the Borrower and the Subsidiary Loan Parties in the ordinary course of the operation of the Borrower’s or such Subsidiary Loan Party’s business, to the extent such Guarantee is also given in the ordinary course of business), (iii) issuance of Equity Interests so long as the Net Proceeds of any sales or issuances of its Equity Interests (other than any such issuance or sale to the Fund or any Fund Affiliate) are contributed in cash as common equity to the Borrower and applied by the Borrower to prepay the Loans, (iv) activities in connection with the ownership of the Equity Interests of a special purpose person formed to own the Netcentives Assets, including the sale or disposition thereof and (v) as otherwise required by law.

SECTION 6.09. Limitation on Modifications and Payments of Indebtedness; Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements; etc. (a) Amend or modify in any manner materially adverse to the Lenders the articles or certificate of incorporation or by-laws or limited liability company operating agreement or other organizational documents of the Borrower or any of the Subsidiaries or amend or modify in any manner materially adverse to the Lenders, or grant any waiver or release under or terminate in any manner if such granting or termination shall be materially adverse to the Lenders, the Purchase Agreement.

(b) (i) Make, or agree or offer to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest (other than payment of regularly scheduled interest) on any Senior Subordinated Notes, any Permitted Indebtedness or any Indebtedness subordinated in right of payment to the prior payment of the Loans or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Senior Subordinated Notes, any Permitted Indebtedness or any Indebtedness subordinated in right of payment to the prior payment of the Loans.

(ii) Amend or modify, or permit the amendment or modification of, any provision of any documentation governing any Indebtedness subordinated in right of payment to the prior payment of the Loans, the Seller Preferred Equity, or any agreement (including any document relating to the Seller Preferred Equity) relating thereto, other than amendments or modifications that are not in any manner materially adverse to Lenders and that do not affect the subordination provisions thereof (if any) in a manner adverse to the Lenders.

(c) Enter into any agreement or instrument that by its terms restricts the payment of dividends or distributions or the making of cash advances by any Material Subsidiary to the Borrower or any Subsidiary that is a direct or indirect parent of such Subsidiary, except, in each case, restrictions existing by reason of:

(A) (i) restrictions imposed by applicable law and (ii) restrictions on the payment of dividends and distributions and the making of cash advances, contractual or otherwise, imposed on Banking Subsidiaries and Insurance Subsidiaries;

(B) other than with respect to Holdings, contractual restrictions as set forth in the Credit Agreement;

(C) any restriction on the Equity Interests or assets of a Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of such Equity Interests or assets permitted under Section 6.05 pending the closing of such sale or disposition;

(D) customary provisions in joint venture agreements and other similar agreements applicable to the assets of, or the Equity Interests in, joint ventures entered into in the ordinary course of business;

(E) customary restrictions and conditions contained in any agreement relating to the sale of any asset permitted under Section 6.05 applicable to the asset to be sold pending the consummation of such sale; or

(F) any agreement in effect at the time such subsidiary becomes a Subsidiary, so long as such agreement was not entered into in contemplation of such person becoming a Subsidiary and such restriction does not apply to the Borrower or any other Material Subsidiary or any of their respective assets.

SECTION 6.10. Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio on the last day of any fiscal quarter during any period set forth below to exceed the ratio set forth opposite such period:

Period	Ratio
Closing Date through September 30, 2006	7.75 to 1.00
October 1, 2006 through December 31, 2006	7.50 to 1.00
January 1, 2007 through March 31, 2007	7.25 to 1.00
April 1, 2007 through June 30, 2007	7.00 to 1.00
July 1, 2007 through June 30, 2008	6.75 to 1.00
July 1, 2008 through June 30, 2009	6.25 to 1.00
July 1, 2009 through June 30, 2010	5.50 to 1.00
July 1, 2010 through June 30, 2011	5.00 to 1.00
July 1, 2011 and thereafter	4.75 to 1.00

SECTION 6.11. Interest Coverage Ratio. Permit the Interest Coverage Ratio as of the end of any fiscal quarter ending during any period set forth below to be less than the ratio set forth below opposite such period:

Period	Ratio
Closing Date through March 31, 2007	1.20 to 1.00
April 1, 2007 through June 30, 2007	1.25 to 1.00
July 1, 2007 through September 30,2007	1.30 to 1.00
October 1, 2007 through June 30, 2008	1.35 to 1.00
July 1, 2008 through June 30, 2009	1.50 to 1.00
July 1, 2009 through June 30, 2010	1.65 to 1.00
July 1, 2010 through June 30, 2011	1.85 to 1.00
July 1, 2011 and thereafter	2.00 to 1.00

SECTION 6.12. Swap Agreements. Enter into any Swap Agreement other than (a) Swap Agreements entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any Subsidiary is exposed in the conduct of its business or the management of its liabilities (including currency risks), and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of Holdings, the Borrower or any Subsidiary.

SECTION 6.13. Anti-Layering. Notwithstanding any other provision hereof, incur, create, issue, assume, guarantee or otherwise become directly or indirectly liable for any Indebtedness that is subordinate or junior in right of payment to the Indebtedness and other obligations under the Credit Agreement and senior in any respect in right of payment to the Loans.

ARTICLE VII

Events of Default

SECTION 7.01. Events of Default. In case of the happening of any of the following events (“Events of Default”):

(a) any representation or warranty made or deemed made by the Borrower or any other Loan Party in any Loan Document, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished by the Borrower or any other Loan Party;

(b) default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c) default shall be made in the payment of any interest on any Loan or in the payment of any Fee or any other amount (other than an amount referred to in paragraph (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five Business Days;

(d) any default shall be made in the due observance or performance by the Borrower of any covenant or agreement contained in Section 5.01(a) (with respect to the Borrower), 5.05(a), 5.09 or in Article VI;

(e) default shall be made in the due observance or performance by the Borrower or any Subsidiary Loan Party of any covenant or agreement contained in any Loan Document (other than those specified in paragraphs (b), (c) and (d) above, Section 2.05(c), and Section 2.10(b)) and such default shall continue unremedied for a period of 45 days (or 30 days as relating to Section 2.05 after notice thereof from the Administrative Agent to the Borrower (except no such notice shall be required in the case of Section 2.05(a));

(f) (i) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or (ii) Holdings, the Borrower or any Subsidiary shall fail to pay the principal of any Material Indebtedness at the stated final maturity thereof; provided, that this clause (f) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness;

(g) [RESERVED];

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of Holdings, the Borrower or any of its subsidiaries, or of a substantial part of the property or assets of Holdings, the Borrower or any of its subsidiaries, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, moratorium, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any of its subsidiaries or for a substantial part of the property or assets of Holdings, the Borrower or any of its subsidiaries or (iii) the winding-up or liquidation of Holdings, the Borrower or any of its subsidiaries (except, in the case of any subsidiary, in a transaction permitted by Section 6.05); and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) Holdings, the Borrower or any of its subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, moratorium, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in paragraph (h) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any of its subsidiaries or for a substantial part of the property or assets of Holdings, the Borrower or any of its subsidiaries, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(j) the failure by Holdings, the Borrower or any Subsidiary Loan Party or any Material Subsidiary to pay one or more final judgments aggregating in excess of $30,000,000, which judgments are not discharged or effectively waived or stayed for a period of 30 consecutive days, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of Holdings, the Borrower or any Subsidiary to enforce any such judgment;

(k) (i) an ERISA Event shall have occurred, (ii) a trustee shall be appointed by a United States district court to administer any Plan, (iii) the Borrower, a Subsidiary or any ERISA Affiliate shall engage in any non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan or (iv) any other event or condition shall occur or exist with respect to a Plan or a Multiemployer Plan; and in each case in clauses (i) through (iv) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or

(l) (i) any Loan Document shall for any reason be asserted in writing by Holdings, the Borrower or any Subsidiary Loan Party not to be a legal, valid and binding obligation of any party thereto or (ii) the Guarantees pursuant to the Guarantee Agreement by Holdings, the Borrower or any material Subsidiary Loan Parties of any of the Obligations shall cease to be in full force and effect (other than in accordance with the terms thereof), or shall be asserted in writing by Holdings the Borrower or any Subsidiary Loan Party not to be in effect or not to be legal, valid and binding obligations;

then, and in every such event (other than an event with respect to the Borrower described in paragraph (h) or (i) above), and at any time thereafter during the continuance of such event, the Administrative Agent, at the request of Lenders having Loans outstanding that, taken together, represent more than at least 33-1/3% of the aggregate principal amount of all Loans then outstanding (or, if Initial Lenders hold a majority of Loans, a majority of such principal amount), shall, by notice to the Borrower (an “Acceleration Notice”), declare the Loans then outstanding to be forthwith due and payable, whereupon the principal of the Loans then outstanding so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event with respect to the Borrower described in paragraph (h) or (i) above, the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding. An Acceleration Notice may be annulled and past defaults (except for monetary defaults not yet cured) may be waived by the Required Lenders.

SECTION 7.02. Exclusion of Certain Subsidiaries. Solely for the purposes of determining whether an Event of Default has occurred under clause (h), (i) or (j) of Section 7.01, any reference in any such clause to any subsidiary shall be deemed not to include any Immaterial Subsidiary affected by any event or circumstance referred to in any such clause.

SECTION 7.03. Right to Cure. (a) Notwithstanding anything to the contrary contained in Section 7.01, in the event that the Borrower fails to comply with the requirements of the covenants set forth in Section 6.10 or 6.11, until the expiration of the 10th day subsequent to the date the certificate calculating the covenants set forth in Sections 6.10 and 6.11 is required to be delivered pursuant to Section 5.04(c), Holdings shall have the right to issue Permitted Cure Securities for cash or otherwise receive cash contributions to its capital, and, in each case with respect to Holdings, to contribute any such cash to the capital of the Borrower (collectively, the “Cure Right”), and upon the receipt by the Borrower of such cash (the “Cure Amount”) pursuant to the exercise by Holdings or the Borrower of such Cure Right the covenants set forth in Sections 6.10 and 6.11 shall be recalculated giving effect to the following pro forma adjustments:

(i) EBITDA shall be increased, solely for the purpose of measuring the covenants set forth in Sections 6.10 and 6.11 and not for any other purpose under this Agreement, by an amount equal to the Cure Amount; and

(ii) If, after giving effect to the foregoing recalculations, the Borrower shall then be in compliance with the requirements of the covenants set forth in Sections 6.10 and 6.11, the Borrower shall be deemed to have satisfied the requirements of the covenants set forth in Sections 6.10 and 6.11 as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the covenants set forth in Sections 6.10 and 6.11 that had occurred shall be deemed cured for the purposes of this Agreement.

(b) Notwithstanding anything herein to the contrary, (i) in each four-fiscal-quarter period there shall be at least one fiscal quarter in which the Cure Right is not exercised, (ii) in each eight-fiscal-quarter period, there shall be a period of at least four consecutive fiscal quarters during which the Cure Right is not exercised and (iii) for purposes of this Section 7.03, the Cure Amount utilized shall be no greater than the amount required for purposes of complying with the covenants set forth in Section 6.10 and 6.11.

ARTICLE VIII

Subordination

SECTION 8.01. Agreement to Subordinate. The Borrower, the Administrative Agent and each Lender covenants and agrees that all Loans shall be subject to the provisions of this Article VIII and Annex A attached hereto (which is incorporated into this Article VIII by reference and shall form a part of this Article VIII as if fully set forth herein) and that each Person holding any Loan, whether upon original issue or upon transfer, assignment or exchange thereof, accepts and agrees that the Indebtedness evidenced by the Loans shall, to the extent and in the manner set forth in this Article VIII, be subordinated in right of payment to the prior payment in full, in cash or cash equivalents, of all amounts payable under Senior Debt (as defined in Annex A), including, without limitation, the Borrower’s obligations under the Credit Agreement (including any interest accruing subsequent to an event specified in Section 7.01(h) or (i) of this Agreement, whether or not such interest is an allowed claim enforceable against the debtor under the Bankruptcy Law), all as more specifically set forth in Annex A.

ARTICLE IX

The Agents

SECTION 9.01. Appointment. (a) Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

(b) [RESERVED].

SECTION 9.02. Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in accordance with the foregoing provisions of this Section 9.02 in the absence of the Administrative Agent’s gross negligence or willful misconduct.

Section 9.03. Exculpatory Provisions. Neither any Agent or its Affiliates nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

SECTION 9.04. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper person or persons and upon advice and statements of legal counsel (including counsel to Holdings or the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all or other Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all or other Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

SECTION 9.05. Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender, Holdings or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all or other Lenders); provided, that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

SECTION 9.06. Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan

Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

SECTION 9.07. Indemnification. The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by Holdings or the Borrower and without limiting the obligation of Holdings or the Borrower to do so), in the amount of its pro rata share (based on its outstanding Loans, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence or willful misconduct. The failure of any Lender to reimburse any Agent promptly upon demand for its ratable share of any amount required to be paid by the Lenders to such Agent as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse such Agent for its ratable share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse such Agent for such other Lender’s ratable share of such amount. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

SECTION 9.08. Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from, and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

SECTION 9.09. Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 10 days’ notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 7.01(b), (c), (h) or (i) shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 10 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 9.09 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

SECTION 9.10. Agents and Arrangers. None of the Agents or the Joint Lead Arrangers shall have any duties or responsibilities hereunder in its capacity as such.

ARTICLE X

Miscellaneous

SECTION 10.01. Notices. xxvi) Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to any Loan Party, to it at 100 Connecticut Avenue, Norwalk Connecticut 06580, Attention: Chief Executive Officer, with a copy to Apollo Investment Fund V, L.P., 9 West 57th Street, New York, New York 10019, Attention: Stan Parker; and

(ii) if to the Administrative Agent, to Credit Suisse, 11 Madison Avenue, New York, New York 10020, Attention: Mark Waldron (telecopy 212-325-8304) (e-mail: mark.waldron.2@csfb.com).

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided, that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. Each of the Administrative Agent and the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, further that approval of such procedures may be limited to particular notices or communications.

(c) All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service, sent by telecopy or (to the extent permitted by paragraph (b) above) electronic means or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 10.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 10.01.

(d) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.

SECTION 10.02. Survival of Agreement. All covenants, agreements, representations and warranties made by the Borrower and the other Loan Parties herein, in the other Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and shall survive the making by the Lenders of the Loans, the execution and delivery of the Loan Documents, regardless of any investigation made by such persons or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid and so long as the Commitments have not been terminated. Without prejudice to the survival of any other agreements contained herein, indemnification and reimbursement obligations contained herein (including pursuant to Sections 2.15, 2.17 and 10.05) shall survive the payment in full of the principal and interest hereunder and the termination of the Commitments or this Agreement.

SECTION 10.03. Binding Effect. This Agreement shall become effective when it shall have been executed by Holdings, the Borrower and the Administrative Agent and when the Administrative Agent shall have received copies hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of Holdings, the Borrower, the Administrative Agent and each Lender and their respective permitted successors and assigns.

SECTION 10.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder (other than pursuant to a merger permitted by Section 6.05(b) or (i) without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section or Article X. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section), and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents and the

Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement or the other Loan Documents.

(b) (i) Subject to clauses (b)(ii) and (iii) and clause (g) below, each Lender shall have the absolute and unconditional right to resell or assign the Loans held by it in compliance with applicable law to any third party (each, an “Assignee”) at any time; provided, however, that prior to any assignment of Bridge Loans which occurs prior to the Conversion Date, each Lender will consult with the Borrower with respect to such assignment. The Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire. Notwithstanding the foregoing, assignments shall not be permitted to Ineligible Institutions.

(ii) During the first 60 days following the Closing Date, each assignment by an Initial Lender that results in the Initial Lenders, collectively, holding less than 51% of the aggregate principal amount of the Bridge Loans outstanding shall require the prior written consent of the Borrower (which consent shall not be unreasonably withheld or delayed).

(iii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Loans, the amount of the Loans of the assigning Lender subject to each such assignment (determined as of the trade date specified in the Assignment and Acceptance with respect to such assignment or, if no trade date is so specified, as of the date such Assignment and Acceptance is delivered to the Administrative Agent) shall not be less than $1,000,000 in respect of Bridge Loans, unless each of the Borrower and the Administrative Agent otherwise consent; provided that simultaneous assignments to or by two or more Related Funds shall be treated as one assignment for purposes of the minimum assignment requirement, and shall be in an amount that is an integral multiple of $1,000,000 (or the entire remaining amount of such Lender’s Loans); and

(B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500 (which may be waived or reduced at the Administrative Agent’s sole discretion); provided, that (i) assignments pursuant to Section 2.19 shall not require the signature of the assigning Lender to become effective and (ii) any such processing and recordation fee in connection with assignments pursuant to Section 2.19 shall be paid by the Borrower or the assignee.

For the purposes of this Section 10.04, “Approved Fund” means any person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iv) Subject to acceptance and recording thereof pursuant to paragraph (b)(v) below, from and after the effective date specified in each Assignment and Acceptance the

Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 10.05). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(v) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices outside the United Kingdom a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(vi) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an Assignee, the Assignee’s completed Administrative Questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Subject to clause (g) below, each Lender shall have the absolute and unconditional right to sell participations to any third party (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of the Loans owing to it); provided, that the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents; provided, that (x) such agreement may provide that such Lender will not, without the consent of the Participant agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to Section 10.04(a)(i) or clause (i), (ii), (iii), (iv), (v) or (vi) of the first proviso to Section 10.08(b) and (2) directly affects such Participant and (y) no other agreement with respect to such Participant may exist between such Lender and such Participant. Subject to paragraph (e)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.06 as though it were a Lender; provided, that such Participant shall be subject to Section 2.18(b) as though it were a Lender.

(d) Any Lender may, without the consent of the Administrative Agent or the Borrower, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank and in the case of any Lender that is a Fund, any pledge or assignment to any holders of obligations owed, or securities issued, by such Lender, including to any trustee for, or any other representative of, such holders, and this Section shall not apply to any such pledge or assignment of a security interest; provided, that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e) The Borrower, at its expense and upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.

(f) Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrower or the Administrative Agent and without regard to the limitations set forth in Section 10.04(b). Each of Holdings, the Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto and each Loan Party for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

(g) Notwithstanding the foregoing, no assignment may be made or participation sold to an Ineligible Institution without the prior written consent of the Borrower. Upon the request of any Lender, the Administrative Agent shall inform such Lender as to whether an actual proposed Participant or Assignee is an Ineligible Institution.

SECTION 10.05. Expenses; Indemnity. (a) The Borrower agrees to pay all reasonable out-of-pocket expenses (including Other Taxes) incurred by the Administrative Agent in connection with the preparation of this Agreement and the other Loan Documents, or by the Administrative Agent in connection with the syndication of the Commitments or the administration of this Agreement (including expenses incurred in connection with due diligence, reasonable fees, disbursements and the charges for no more than one counsel in each jurisdiction where a Loan Party is organized) or in connection with the administration of this Agreement and any amendments, modifications or waivers of the provisions hereof or thereof or incurred by the Administrative Agent or any Lender in connection with the enforcement or protection of their rights in connection with this Agreement and the other Loan Documents, in connection with the

Loans made hereunder, including the reasonable fees, charges and disbursements of Shearman & Sterling LLP, counsel for the Administrative Agent and the Joint Lead Arrangers, and, in connection with any such enforcement or protection, the reasonable fees, charges and disbursements of any other counsel.

(b) The Borrower agrees to indemnify the Administrative Agent, the Joint Lead Arrangers, each Lender, their respective Affiliates and each of their respective directors, trustees, officers, employees and agents (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements (except the allocated costs of in-house counsel), incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto and thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated hereby, (ii) the use of the proceeds of the Loans or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto, and regardless of whether any of the foregoing is raised or initiated by a third party or Holdings, the Borrower or any other Loan Party or any Subsidiary; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted primarily from the gross negligence or willful misconduct of such Indemnitee (for purposes of this Section 10.05(b) only, each of the Administrative Agent, any Joint Lead Arranger or any Lender shall, together with its respective Related Parties, be treated as a single Indemnitee). Subject to and without limiting the generality of the foregoing sentence, the Borrower agrees to indemnify each Indemnitee against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related costs and expenses, including reasonable counsel or consultant fees, charges and disbursements (except the allocated costs of in-house counsel), incurred by or asserted against any Indemnitee arising out of, in any way connected with or as a result of (a) any claim or liability related in any way to Environmental Laws and Holdings, the Borrower or any of their Subsidiaries, or (b) any actual or alleged presence, Release or threatened Release of Hazardous Materials at, under, on or from any property currently or formerly owned, leased or operated by any predecessor of Holdings, the Borrower or any of their Subsidiaries; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or any of its Related Parties. The provisions of this Section 10.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent or any Lender. All amounts due under this Section 10.05 shall be payable on written demand therefor accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.

(c) Except as expressly provided in Section 10.05(a) with respect to Other Taxes, which shall not be duplicative with any amounts paid pursuant to Section 2.17, this Section 10.05 shall not apply to Taxes.

SECTION 10.06. Right of Set-off. Subject to Article VIII, if an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of Holdings, the Borrower or any other Subsidiary against any of and all the obligations of Holdings or the Borrower now or hereafter existing under this Agreement or any other Loan Document held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document and although the obligations may be unmatured. The rights of each Lender under this Section 10.06 are in addition to other rights and remedies (including other rights of set-off) that such Lender may have.

SECTION 10.07. Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 10.08. Waivers; Amendment. (a) No failure or delay of the Administrative Agent or any Lender in exercising any right or power hereunder or under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by Holdings, the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on Holdings, the Borrower or any other Loan Party in any case shall entitle such person to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified, except as provided in Section 2.10(c), and except (x) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Holdings, the Borrower and the Required Lenders and (y) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by each party thereto and the Administrative Agent and consented to by the Required Lenders; provided, however, that no such agreement shall

(i) decrease or forgive the principal amount of, or extend the final maturity of, or decrease the rate of interest on, any Loan without the prior written consent of each Lender directly affected thereby,

(ii) increase or extend the Commitment of any Lender or decrease the fees of any Lender without the prior written consent of such Lender,

(iii) extend any date on which payment of interest on any Loan or any Fees is due, without the prior written consent of each Lender adversely affected thereby,

(iv) amend or modify the provisions of Section 2.18(a) or (b) in a manner that would by its terms alter the pro rata sharing of payments required thereby, without the prior written consent of each Lender adversely affected thereby,

(v) amend or modify the provisions of this Section or the definition of the term “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the prior written consent of each Lender adversely affected thereby (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Loans and Commitments are included on the Closing Date),

(vi) release any of Holdings, the Borrower or any other Subsidiary Loan Party from its Guarantee under the Guarantee Agreement unless, in the case a Subsidiary Loan Party, all or substantially all of the Equity Interests of such Subsidiary Loan Party are sold or otherwise disposed of in a transaction permitted by this Agreement, without the prior written consent of each Lender (it being understood that Holdings’ not being a guarantor with respect to any Senior Subordinated Exchange Notes shall not constitute a release of its Guarantee under the Guarantee Agreement), provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent acting as such at the effective date of such agreement, as applicable. Each Lender shall be bound by any waiver, amendment or modification authorized by this Section 10.08 and any consent by any Lender pursuant to this Section 10.08 shall bind any Assignee of such Lender.

SECTION 10.09. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges that are treated as interest under applicable law (collectively, the “Charges”), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender, shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by such Lender in accordance with applicable law, the rate of interest payable hereunder, together with all Charges payable to such Lender, shall be limited to the Maximum Rate; provided, that such excess amount shall be paid to such Lender on subsequent payment dates to the extent not exceeding the legal limitation.

SECTION 10.10. [RESERVED].

SECTION 10.11. Entire Agreement. This Agreement, the other Loan Documents and the agreements regarding certain Fees referred to herein constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among or representations from the parties or their Affiliates with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Notwithstanding the foregoing, the Fee Letter dated as of July 26, 2005, shall survive the execution and delivery of this Agreement and remain in full force and effect.

SECTION 10.12. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.12.

SECTION 10.13. Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 10.14. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract, and shall become effective as provided in Section 10.03. Delivery of an executed counterpart to this Agreement by facsimile (or other electronic) transmission pursuant to procedures approved by the Administrative Agent shall be as effective as delivery of a manually signed original.

SECTION 10.15. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 10.16. Jurisdiction; Consent to Service of Process. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against Holdings, the Borrower or any other Loan Party or their properties in the courts of any jurisdiction.

(b) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

SECTION 10.17. Confidentiality. Each of the Lenders and each of the Agents agrees that it shall maintain in confidence any information relating to Holdings, the Borrower and the other Loan Parties furnished to it by or on behalf of Holdings, the Borrower or the other Loan Parties (other than information that (a) has become generally available to the public other than as a result of a disclosure by such party, (b) has been independently developed by such Lender or such Agent without violating this Section 10.17 or (c) was available to such Lender or such Agent from a third party having, to such person’s knowledge, no obligations of confidentiality to Holdings, the Borrower or any other Loan Party) and shall not reveal the same other than to its directors, trustees, officers, employees and advisors with a need to know or to any person that approves or administers the Loans on behalf of such Lender (so long as each such person shall have been instructed to keep the same confidential in accordance with this Section 10.17), except: (a) to the extent necessary to comply with law or any legal process or the requirements of any Governmental Authority, the National Association of Insurance Commissioners or of any securities exchange on which securities of the disclosing party or any Affiliate of the disclosing party are listed or traded, (b) as part of normal reporting or review procedures to Governmental Authorities or the National Association of Insurance Commissioners, (c) to its parent companies, Affiliates or auditors (so long as each such person shall have been instructed to keep the same confidential in accordance with this Section 10.17), (d) in order to enforce its rights under any Loan Document in a legal proceeding, (e) to any prospective assignee of, or prospective Participant in, any of its rights under this Agreement (so long as such person shall have been instructed to keep the same confidential in accordance with this Section 10.17) and (f) to any direct or indirect contractual counterparty in Swap Agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section).

SECTION 10.18. Direct Website Communications. (a) Delivery. (i) Each Loan Party hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to this

Agreement and any other Loan Document, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (a) relates to a request for a new, or a conversion of an existing, borrowing or other extension of credit, (b) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (c) provides notice of any Default or Event of Default under this Agreement or (d) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit hereunder (all such non-excluded communications collectively, the “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Administrative Agent. In addition, each Loan Party agrees to continue to provide the Communications to the Administrative Agent in the manner specified in this Agreement or any other Loan Document but only to the extent requested by the Administrative Agent. Nothing in this Section 10.18 shall prejudice the right of the Agents, the Joint Lead Arrangers or any Lender or any Loan Party to give any notice or other communication pursuant to this Agreement or any other Loan Document in any other manner specified in this Agreement or any other Loan Document.

(ii) The Administrative Agent agrees that receipt of the Communications by the Administrative Agent at its e-mail address set forth in Section 10.01 shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform (as defined below) shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees (a) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and (b) that the foregoing notice may be sent to such e-mail address.

(b) Posting. Each Loan Party further agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”).

(c) Platform. The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the accuracy or completeness of the Communications or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its affiliates or any of their respective officers, directors, employees, agents advisors or representatives (collectively, “Agent Parties”) have any liability to the Loan Parties, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise), arising out of any Loan Party’s or the Administrative Agent’s transmission of communications through the internet, except to the extent the liability of any Agent Party is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Agent Party’s gross negligence or willful misconduct.

SECTION 10.19. Release of Guarantees. In the event of a disposition of the Equity Interests of any Subsidiary Loan Party in a transaction not prohibited by this Agreement and as a result of which such Subsidiary Loan Party would cease to be a Subsidiary Loan Party, then the Administrative Agent shall promptly (and the Lenders hereby authorize the Administrative Agent to) take such action and execute any such documents as may be reasonably requested by Holdings or the Borrower and at the Borrower’s expense to terminate such Subsidiary Loan Party’s obligations or Holdings’s obligations, as applicable, under the Guarantee Agreement. Any representation, warranty or covenant contained in any Loan Document relating to any such Equity Interests, asset or subsidiary of the Borrower shall no longer be deemed to be made once such Equity Interests or asset or subsidiary is so conveyed, sold, leased, assigned, transferred or disposed of.

SECTION 10.20. Power of Attorney. Each Lender hereby (i) authorizes the Administrative Agent as its agent and attorney-in-fact to execute and deliver, on behalf of and in the name of such Lender (or Affiliate), all and any Loan Documents and related documentation, (ii) authorizes the Administrative Agent to appoint any further agents or attorneys-in-fact to execute and deliver, or otherwise to act, on behalf of and in the name of the Administrative Agent for any such purpose and (iii) authorizes the Administrative Agent to delegate its powers under this power of attorney and to do any and all acts and to make and receive all declarations that are deemed necessary or appropriate to the Administrative Agent.

SECTION 10.21. U.S.A. Patriot Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the U.S.A. Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the U.S.A. Patriot Act.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first written above.

AFFINION GROUP, INC.

By:	/s/ Nathaniel J. Lipman
Name: Nathaniel J. Lipman
Title: Chief Executive Officer

AFFINION GROUP HOLDINGS, INC.

By:	/s/ Nathaniel J. Lipman
Name: Nathaniel J. Lipman
Title: Chief Executive Officer

CREDIT SUISSE, CAYMAN ISLANDS BRANCH as Administrative Agent and as a Lender,

By:	/s/ Alexis F. Maged
Name: Alexis F. Maged
Title: Managing Director

By:	/s/ Sovonna Day-Goins
Name: Sovonna Day-Goins
Title: Director

DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH, as a Lender.

By:	/s/ Scottye Lindsey
Name: Scottye Lindsey
Title: Director

By:	/s/ Diane F. Rolfe
Name: Diane F. Rolfe
Title: Vice President

DEUTSCHE BANK SECURITIES INC. as Syndication Agent

By:	/s/ Michael C. Henry
Name: Michael C. Henry
Title: Managing Director

By:	/s/ Eric Brook
Name: Eric Brook
Title: Managing Director

BANC OF AMERICA BRIDGE LLC, as Documentation Agent and as a Lender,

By:	/s/ Mark G. Uggilt
Name: Mark G. Uggilt
Title: Vice President

BNP PARIBAS SECURITIES CORP., as Documentation Agent and as a Lender,

By:	/s/ David A. Barcos
Name: David A. Barcos
Title: Managing Director

By:	/s/ Cecile Scherer
Name: Cecile Scherer
Title: Director – Merchant Banking Group

ANNEX to the BRIDGE LOAN AGREEMENT

ANNEX A

SUBORDINATION PROVISIONS

SECTION 1.01. Agreement to Subordinate. This is the Annex A referred to in Article VIII of the Senior Subordinated Bridge Loan Agreement (the “Bridge Loan Agreement”) and is incorporated by reference into the Bridge Loan Agreement and, in particular, Article VIII thereof, and shall form a part thereof as if fully set forth therein. The Borrower and each other Loan Party agree, and each Lender agrees, that the Indebtedness evidenced by the Loans is subordinated in right of payment, to the extent and in the manner provided in this Annex A, to the prior payment in full in cash of all Senior Debt of the Borrower, including the Indebtedness of the Borrower under the Credit Agreement, the Indebtedness represented by the Senior Notes and Senior Debt of the Borrower incurred after the Closing Date.

SECTION 1.02. Certain Definitions.

“Designated Senior Debt” shall mean:

(a) any Indebtedness outstanding under the Credit Agreement; and

(b) to the extent permitted under the Credit Agreement, any other Senior Debt permitted under the Bridge Loan Agreement, the aggregate principal amount of which is $50,000,000 or more and that has been designated by the Borrower as “Designated Senior Debt.”

“Obligations” shall mean, as used in this Annex A, any principal, interest, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness; provided that Obligations with respect to the Loans shall not include fees or indemnifications in favor of the Administrative Agent and other third parties other than the Lenders.

“Permitted Junior Securities” shall mean:

(a) Equity Interests in Holdings or any other business entity provided for by a plan of reorganization; and

(b) debt securities of the Borrower or any Guarantor or any other business entity provided for by a plan of reorganization that are subordinated to all Senior Debt and any debt securities issued in exchange for Senior Debt to the same extent as, or to a greater extent than, the Loans and the Guarantee Agreement are subordinated to Senior Debt under the Bridge Loan Agreement.

“Representative” shall mean the indenture trustee or other trustee, agent or representative for any Senior Debt.

“Senior Debt” of any person shall mean:

(a) all Indebtedness of such person outstanding under the Credit Agreement and the Senior Notes and all Swap Agreements with respect thereto, whether outstanding on the Closing Date or incurred thereafter;

(b) any other Indebtedness of such person permitted to be incurred under the terms of the Bridge Loan Agreement, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Loans or any Guarantee; and

(c) all Obligations with respect to the items listed in the preceding clauses (a) and (b) (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law).

Notwithstanding anything to the contrary in the foregoing provisions of this definition, Senior Debt will not include:

(i) any liability for federal, state, local or other taxes owed or owing by the Borrower or any Guarantor;

(ii) any Indebtedness of the Borrower or any Guarantor to any of their Subsidiaries;

(iii) any trade payables;

(iv) the portion of any Indebtedness that is incurred in violation of the Bridge Loan Agreement;

(v) any Indebtedness of the Borrower or any Guarantor that, when incurred, was without recourse to the Borrower or such Guarantor;

(vi) any repurchase, redemption or other obligation in respect of Disqualified Stock or Seller Preferred Stock; or

(vii) any Indebtedness owed to any employee of the Borrower or any of its Subsidiaries.

SECTION 1.03. Liquidation; Dissolution; Bankruptcy. The holders of Senior Debt of the Borrower shall be entitled to receive payment in full in cash or cash of all Obligations due in respect of Senior Debt of the Borrower (including interest after the commencement of any bankruptcy proceeding at the rate specified in the documentation for the applicable Senior Debt of the Borrower) before the Lenders shall be entitled to receive any payment with respect to the Loans (except that Lenders may receive and retain Permitted Junior Securities), in the event of any distribution to creditors of the Borrower in (a) any liquidation or dissolution of the Borrower; (b) any bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Borrower or its property; (c) any assignment by the Borrower for the benefit of its creditors; or (d) any marshaling of the Borrower’s assets and liabilities.

SECTION 1.04. Default on Designated Senior Debt. (a) The Borrower shall not make any payment in respect of the Loans (except in Permitted Junior Securities and, to the extent otherwise permitted by Section 2.13(a)(iii) of the Bridge Loan Agreement, in the form of additional Loans) if:

(i) a default (a “payment default”) in the payment of principal, premium or interest on Designated Senior Debt of the Borrower occurs and is continuing; or

(ii) any other default (a “nonpayment default”) occurs and is continuing on any series of Designated Senior Debt of the Borrower that permits holders of that series of Designated Senior Debt of the Borrower to accelerate its maturity and the Administrative Agent receives (with a copy to the Borrower) a written notice of such default (a “Payment Blockage Notice”) from a Representative of the holders of such Designated Senior Debt;

provided, that for the avoidance of doubt, a cashless conversion of Bridge Loans into Term Loans and a cashless Exchange shall not constitute a payment for purposes hereof.

(b) Payments on the Loans may and shall be resumed:

(i) in the case of a payment default on Designated Senior Debt of the Borrower, upon the date on which such default is cured or waived; and

(ii) in the case of a nonpayment default on Designated Senior Debt of the Borrower, the earlier of (x) the date on which such default is cured or waived, (y) 179 days after the date on which the applicable Payment Blockage Notice is received and (z) the date the Administrative Agent receives notice from the Representative for such Designated Senior Debt rescinding the Payment Blockage Notice, unless, in each case, the maturity of such Designated Senior Debt of the Borrower has been accelerated.

(c) No new Payment Blockage Notice may be delivered unless and until:

(i) 360 days have elapsed since the delivery of the immediately prior Payment Blockage Notice; and

(ii) all scheduled payments of principal, interest and premium and additional interest, if any, on the Loans that have come due have been paid in full in cash equivalents.

(d) No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Administrative Agent will be, or be made, the basis for a subsequent Payment Blockage Notice unless such default has been cured or waived for a period of not less than 90 days.

(e) If the Administrative Agent or any Lender receives a payment in respect of the Loans (except in Permitted Junior Securities) when (i) the payment is prohibited by this Annex A and (ii) the Administrative Agent or the Lender has actual knowledge that the payment is prohibited; provided, that such actual knowledge shall not be required in the case of any payment default on Designated Senior Debt, the Administrative Agent or the Lender, as the case may be, shall hold the payment in trust for the benefit of the holders of Senior Debt of the Borrower. Upon the proper written request of the holders of Senior Debt of the Borrower or if there is any payment default on any Designated Senior Debt, the Administrative Agent or the Lender, as the case may be, shall deliver the amounts in trust to the holders of Senior Debt of the Borrower or its proper representative.

SECTION 1.05. Subordination of Guarantee. Payments under the Guarantee Agreement shall be subordinated to the prior payment in full of all Senior Debt of such Guarantor, including Senior Debt incurred after the date of the Bridge Loan Agreement, on the same basis as the payments by the Borrower on the Loans are subordinated to the prior payment in full of Senior Debt of the Borrower. For the purposes of the foregoing sentence, the Administrative Agent and the Lenders shall have the right to receive and/or retain payments by any of the Guarantors only at such times as they may receive and/or retain payments in respect of the Loans pursuant to the Bridge Loan Agreement.

SECTION 1.06. Acceleration of Loans. If payment of the Loans is accelerated because of an Event of Default, the Borrower and the Administrative Agent shall promptly notify the holders of Senior Debt of the Borrower of the acceleration.

SECTION 1.07. When Distribution Must Be Paid Over. In the event that the Administrative Agent or any Lender receives any payment of any Obligations with respect to the Loans (except in Permitted Junior Securities) at a time when the Administrative Agent or such Lender, as applicable, has actual knowledge that such payment is prohibited by this Annex A, such payment shall be held by the Administrative Agent or such Lender, as applicable, in trust for the benefit of, and shall be paid forthwith over and delivered, upon written request, to the holders of Senior Debt of the Borrower as their interests may appear or their Representative under the Bridge Loan Agreement or other agreement (if any) pursuant to which such Senior Debt may have been issued, as their respective interests may appear, for application to the payment of all Obligations with respect to such Senior Debt remaining unpaid to the extent necessary to pay such Obligations in full in accordance with their terms, after giving effect to any concurrent payment or distribution to or for the holders of such Senior Debt.

With respect to the holders of Senior Debt of the Borrower, the Administrative Agent undertakes to perform only such obligations on the part of the Administrative Agent as are specifically set forth in this Annex A, and no implied covenants or obligations with respect to the holders of such Senior Debt shall be read into the Bridge Loan Agreement against the Administrative Agent. The Administrative Agent shall not be deemed to owe any fiduciary duty to the holders of Senior Debt of the Borrower, and shall not be liable to any such holders if the Administrative Agent shall pay over or distribute to or on behalf of Lenders or the Borrower or any other person money or assets to which any holders of such Senior Debt shall be entitled by virtue of this Annex A, except if such payment is made as a result of the willful misconduct or gross negligence of the Administrative Agent.

SECTION 1.08. Notice by the Borrower. The Borrower shall promptly notify the Administrative Agent in writing of any facts known to the Borrower that would cause a payment of any Obligations with respect to the Loans to violate this Annex A, but failure to give such notice shall not affect the subordination of the Loans to the Senior Debt of the Borrower as provided in this Annex A.

SECTION 1.09. Subrogation. After all Senior Debt of the Borrower is paid in full and until the Loans are paid in full, Lenders shall be subrogated (equally and ratably with all other Indebtedness pari passu with the Loans) to the rights of holders of such Senior Debt to receive distributions applicable to such Senior Debt to the extent that distributions otherwise payable to the Lenders have been applied to the payment of such Senior Debt. A distribution made under this Annex A to holders of Senior Debt of the Borrower that otherwise would have been made to Lenders is not, as between the Borrower and Lenders, a payment by the Borrower on the Loans.

SECTION 1.10. Relative Rights. This Annex A defines the relative rights of Lenders and holders of Senior Debt of the Borrower. Nothing in the Bridge Loan Agreement shall:

(a) impair, as between the Borrower and Lenders, the obligation of the Borrower, which is absolute and unconditional, to make payments on the Loans in accordance with the terms under the Loans and the Bridge Loan Agreement;

(b) affect the relative rights of Lenders and creditors of the Borrower other than their rights in relation to holders of Senior Debt of the Borrower; or

(c) prevent the Administrative Agent or any Lender from exercising its available remedies upon a Default or Event of Default, subject to the rights of holders and owners of Senior Debt of the Borrower to receive distributions and payments otherwise payable to Lenders.

If the Borrower fails because of this Annex A to make a payment on the Loans in accordance with the terms under the Loans and the Bridge Loan Agreement, the failure is still a Default or Event of Default.

SECTION 1.11. Subordination May Not Be Impaired by the Borrower. No right of any holder of Senior Debt of the Borrower to enforce the subordination of the Indebtedness evidenced by the Loans shall be impaired by any act or failure to act by the Borrower or any Lender or by the failure of the Borrower or any Lender to comply with the Bridge Loan Agreement.

SECTION 1.12. Distribution or Notice to Representative. Whenever a distribution is to be made or a notice is to be given to holders of Senior Debt of the Borrower, the distribution may be made and the notice may be given to their Representative (if any).

Upon any payment or distribution of assets of the Borrower referred to in this Annex A, the Administrative Agent and the Lenders shall be entitled to rely upon any order or decree made by any court of competent jurisdiction or upon any certificate of such Representative or of the liquidating trustee or agent or other person making any distribution to the Administrative Agent or to the Lenders for the purpose of ascertaining the persons entitled to participate in such distribution, the holders of the Senior Debt of the Borrower and other Indebtedness of the Borrower, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Annex A.

SECTION 1.13. Rights of Administrative Agent. Notwithstanding this Annex A or any other provision of the Bridge Loan Agreement, the Administrative Agent shall not be charged with knowledge of the existence of any facts that would prohibit the making of any payment or distribution by the Administrative Agent, and the Administrative Agent may continue to make payments on the Loans, unless the Administrative Agent shall have received at its principal office at least five Business Days prior to the date of such payment written notice of facts that would cause the payment of any Obligations with respect to the Loans to violate this Annex A. Only the Borrower or a Representative may give the notice. Nothing in this Annex A shall impair the claims of, or payments to, the Administrative Agent under or pursuant to Section 9.07 of the Bridge Loan Agreement.

The Administrative Agent in its individual or any other capacity may hold Senior Debt of the Borrower with the same rights it would have if it were not Administrative Agent. Any of the other Agents may do the same with like rights.

SECTION 1.14. Authorization to Effect Subordination. Each Lender authorizes and directs the Administrative Agent on such Lender’s behalf to take such action as may be necessary or appropriate to effectuate the subordination as provided in this Annex A, and appoints the Administrative Agent to act as such Lender’s attorney-in-fact for any and all such purposes. If the Administrative Agent does not file a proper proof of claim or proof of debt in the form required in any proceeding referred to in Section 7.01(h) or (i) of the Bridge Loan Agreement at least 30 days before the expiration of the time to file such claim, the lenders under the Credit Agreement are hereby authorized to file an appropriate claim for and on behalf of the Lenders.

EXHIBITS to the BRIDE LOAN AGREEMENT

EXHIBIT A

[FORM OF]

ASSIGNMENT AND ACCEPTANCE

1. This Assignment and Acceptance (the “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below, receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

2. For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Bridge Loan Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Bridge Loan Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any person, whether known or unknown, arising under or in connection with the Bridge Loan Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by the Assignor.

a.	Assignor:

b.	Assignee:[1]
[and is an Affiliate/Approved Fund of [Identify Lender]]

c.	Borrower: Affinion Group, Inc.

d.	Administrative Agent: Credit Suisse, Cayman Islands Branch, as Administrative Agent under the Bridge Loan Agreement

e.	Agreement: Senior Subordinated Bridge Loan Agreement dated as of October 17, 2005 (as amended, restated, supplemented, waived or otherwise modified from time to time, the

[1]	Assignee cannot be an Ineligible Institution.

Zenith - Form of Assignment and Acceptance

“Bridge Loan Agreement”), among Affinion Group Holdings, Inc., a Delaware corporation (“Borrower”), the Lenders from time to time party thereto, Credit Suisse, Cayman Islands Branch, as administrative agent for the Lenders, Deutsche Bank Securities Inc., as syndication agent, Banc of America Bridge LLC and BNP Paribas Securities Corp., as documentation agents, Credit Suisse First Boston LLC and Deutsche Bank Securities Inc., as joint lead arrangers and joint bookrunners.

f.	Assigned Interest:

Facility Assigned	Aggregate Amount of Commitments/Loans for all Lenders	Amount of Commitments/Loans Assigned	Percentage Assigned of Commitments/ Loans[2]
Term Loan				%

Effective Date:                     ,     , 200  . [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

Zenith - Form of Assignment and Acceptance

The terms set forth in this Assignment and Acceptance are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE [NAME OF ASSIGNEE]

By:
Name:
Title:
Consented[3] to and accepted:

CREDIT SUISSE, CAYMAN ISLANDS BRANCH AS ADMINISTRATIVE AGENT

By:
Name:
Title:

[Consented[4] to:]

AFFINION GROUP, INC.

By:
Name:
Title:

[3]	Consents to be included to the extent required by Section 10.04(b) of the Bridge Loan Agreement.
[4]	Consents to be included to the extent required by Section 10.04(b) of the Bridge Loan Agreement.

Zenith - Form of Assignment and Acceptance

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ACCEPTANCE

1. Representations and Warranties

1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby, and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of Holdings, the Borrowers, any of their Subsidiaries or Affiliates or any other person obligated in respect of any Loan Document or (iv) the performance or observance by Holdings, the Borrowers, any of their Subsidiaries or Affiliates or any other person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder and (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.04 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender and, based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts, which

Zenith - Form of Assignment and Acceptance

together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance. This Assignment and Acceptance shall be governed by, and construed in accordance with, the law of the State of New York.

Zenith - Form of Assignment and Acceptance

CREDIT SUISSE	FIRST BOSTON

ADMINISTRATIVE QUESTIONNAIRE

AFFINION GROUP, INC.

Agent Information	Agent Closing Contact

Credit Suisse Eleven Madison Avenue New York, NY 10010	Fay Rollins Tel: 212 325-9041 Fax: 212-743-1422 E-Mail: fay.rollins@csfb.com

        Agent Wire Instructions

        Bank of New York

        ABA 021000018

        Account Name: CSFB Cayman Agency Account

        Account Number: 8900492627

It is very important that all of the requested information be completed accurately and that this questionnaire be returned promptly. If your institution is sub-allocating its allocation, please fill out an administrative questionnaire for each legal entity.

Legal Name of Lender to appear in Documentation: ________________________________________________________________

Signature Block Information: ___________________________________________________________________________________

• Signing Credit Agreement	☐ Yes	☐ No

• Coming in via Assignment	☐ Yes	☐ No

Type of Lender: ___________________________________________________________________________________________

(Bank, Asset Manager, Broker/Dealer, CLO/CDO; Finance Company, Hedge Fund, Insurance, Mutual Fund, Pension Fund, Other Regulated Investment Fund, Special Purpose Vehicle, Other-please specify)

Lender Parent: _______________________________________________________________________________________________

Lender Domestic Address	Lender Eurodollar Address

LSTA JANUARY 2005	Copyright© LSTA 2005. All rights reserved.

1

Contacts/Notification Methods: Borrowings, Paydowns, Interest, Fees, etc.

	Primary Credit Contact	Secondary Credit Contact
Name:
Company:
Title:
Address:

Telephone:
Facsimile:
E-Mail Address:

	Primary Operations Contact	Secondary Operations Contact
Name:
Company:
Title:
Address:

Telephone:
Facsimile:
E-Mail Address:

Lender’s Domestic Wire Instructions

Bank Name:
ABA/Routing No.:
Account Name:
Account No.:
FFC Account Name:
FFC Account No.:
Attention:
Reference:

2

NON-U.S. LENDER INSTITUTIONS:

I. Corporations:

If your institution is incorporated outside of the United States for U.S. federal income tax purposes, and is the beneficial owner of the interest and other income it receives, you must complete one of the following three tax forms, as applicable to your institution: a.) Form W-8BEN (Certificate of Foreign Status of Beneficial Owner), b.) Form W-8ECI (Income Effectively Connected to a US. Trade or Business), or c.) Form W-8EXP (Certificate of Foreign Government or Governmental Agency).

A U.S. taxpayer identification number is required for any institution submitting Form W-8ECI. It is also required on Form W-8BEN for certain institutions claiming the benefits of a tax treaty with the U.S. Please refer to the instructions when completing the form applicable to your institution. In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms. An original tax form must be submitted.

II. Flow-Through Entities:

If your institution is organized outside the U.S., and is classified for U.S. federal income tax purposes as either a Partnership, Trust, Qualified or Non-Qualified Intermediary, or other non-U.S. flow-through entity, an original Form W-8IMY (Certificate of Foreign Intermediary, Foreign Flow-Through Entity, or Certain U.S. Branches for United States Tax Withholding) must be completed by the intermediary together with a withholding statement. Flow-through entities other than Qualified Intermediaries are required to include tax forms for each of the underlying beneficial owners.

Please refer to the instructions when completing this form. In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms. Original tax form(s) must be submitted.

U.S. LENDER INSTITUTIONS:

If your institution is incorporated or organized within the United States, you must complete and return Form W-9 (Request for Taxpayer Identification Number and Certification). Please be advised that we request that you submit an original Form W-9.

Pursuant to the language contained in the tax section of the Credit Agreement, the applicable tax form for your institution must be completed and returned prior to the first payment of income. Failure to provide the proper tax form when requested may subject your institution to U.S. tax withholding.

3

EXHIBIT C

[FORM OF]

BORROWING REQUEST

Credit Suisse, Cayman Islands Branch,

    as Administrative Agent for the Lenders referred to below

11 Madison Avenue

New York, NY 10010

Attention:

Fax:

[Date]

Ladies and Gentlemen:

Reference is made to the Senior Subordinated Bridge Loan Agreement dated as of October 17, 2005 (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Bridge Loan Agreement”), among Affinion Group Holdings, Inc., a Delaware corporation, Affinion Group, Inc., a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, Credit Suisse, Cayman Islands Branch, as administrative agent for the Lenders, Deutsche Bank Securities Inc., as syndication agent, Banc of America, Bridge LLC and BNP Paribas Securities Corp., as documentation agents, Credit Suisse First Boston LLC and Deutsche Bank Securities Inc., as joint lead arrangers and joint bookrunners. Terms defined in the Bridge Loan Agreement are used herein with the same meanings. This notice constitutes a Borrowing Request and the Borrower hereby requests Borrowings under the Bridge Loan Agreement, and in that connection the Borrower specifies the following information with respect to such Borrowings requested hereby:

(A)	Aggregate Amount of Borrowing[6]: ________________________________________________________

(B)	Date of Borrowing (which shall be a Business Day): ___________________________________________

(C)	Location and number of Borrower’s account to which proceeds of

Borrowing are to be disbursed: ___________________________________________________________

C-1

The Borrower named below hereby represents and warrants that the conditions specified in paragraphs (m) and (n) of Section 4.01 of the Bridge Loan Agreement are satisfied.

Very truly yours,
AFFINION GROUP, INC.

By:
Name:
Title:

C-2